UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

The Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

PETCO ANIMAL SUPPLIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

Common stock, par value $0.001 per share, of PETCO Animal Supplies, Inc.

(2) Aggregate number of securities to which transaction applies:

57,255,245 shares of PETCO Animal Supplies, Inc. common stock outstanding as of September 12, 2006

1,947,125 options to purchase shares of PETCO Animal Supplies, Inc. common stock

Restricted stock units with respect to 376,100 shares of PETCO Animal Supplies, Inc. common stock

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$29.00 per share of PETCO Animal Supplies, Inc. common stock(a)

(4)	Proposed maximum aggregate value of transaction:

$1,694,926,985(a)

(a)

Based on: (i) 57,255,245 shares of common stock, par value $0.001 per share (“Common Stock”), of PETCO Animal Supplies, Inc. outstanding and owned by stockholders other than PETCO Animal Supplies, Inc., Rover Holdings Corp. and Rover Acquisition Corp., (ii) options to purchase 1,947,125 shares of Common Stock with an exercise price less than $29.00 per share, and (iii) restricted stock units with respect to 376,100 shares of Common Stock. The filing fee was determined by adding (x) the product of (i) the number of shares of Common Stock that are proposed to be acquired in the merger and (ii) the merger consideration of $29.00 in cash per share of Common Stock, plus (y) $23,617,980 expected to be paid to holders of stock options with an exercise price of less than $29.00 per share to purchase shares of Common Stock in exchange for cancellation of such options, plus (z) $10,906,900 expected to be paid to holders of restricted stock units in exchange for cancellation of such units ((x), (y) and (z) together, the “Total Consideration”). The payment of the filing fee, calculated in accordance with Exchange Act Rule 0-11(c)(1), was calculated by multiplying the Total Consideration by .000107.

(5)	Total fee paid:

$181,357.19

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PETCO ANIMAL SUPPLIES, INC. 9125 Rehco Road San Diego, California 92121

September 18, 2006

Dear Fellow Stockholders:

You are cordially invited to attend a special meeting of stockholders of PETCO Animal Supplies, Inc. to be held at the Homewood Suites by Hilton San Diego/Del Mar, 11025 Vista Sorrento Parkway, San Diego, California 92130, on October 23, 2006, at 10:00 a.m. Pacific Daylight Time. At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of July 13, 2006, by and among PETCO, Rover Holdings Corp. (“Buyer”) and Rover Acquisition Corp., a wholly owned subsidiary of Buyer (“Merger Sub”). Buyer is an entity currently owned by private equity funds Green Equity Investors, IV, L.P. (“GEI IV”) and TPG Partners V, L.P.

The merger agreement contemplates the merger of Merger Sub with and into PETCO, with PETCO continuing as the surviving corporation and becoming a wholly owned subsidiary of Buyer. Upon completion of the merger, each share of our common stock, other than shares held by Buyer, Merger Sub, PETCO or any subsidiary of PETCO or a stockholder who perfects appraisal rights in accordance with Delaware law, will be converted into the right to receive $29.00 in cash, without interest.

On July 13, 2006, based in part on the unanimous recommendation of an Independent Committee of our Board of Directors, our Board of Directors (other than John G. Danhakl, who recused himself due to his affiliation with GEI IV) unanimously (i) determined that the merger and the merger agreement are fair to, and in the best interests of, our unaffiliated stockholders and (ii) approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. Our Board of Directors (other than Mr. Danhakl) unanimously recommends that you vote “FOR” the adoption of the merger agreement.

The accompanying proxy statement provides you with information about the proposed merger and the special meeting. We encourage you to read the entire proxy statement carefully.

YOUR VOTE IS VERY IMPORTANT. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of our common stock. Whether or not you plan to attend the special meeting in person, please sign and return the enclosed proxy in the envelope provided, or vote your proxy over the Internet or telephone as instructed in these materials. If you attend the special meeting and desire to vote in person, you may do so even though you have previously sent a proxy. The failure to vote will have exactly the same effect as voting against the adoption of the merger agreement.

If your shares are held in “street name” by your broker, your broker will be unable to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedures provided by your broker. Failure to instruct your broker to vote your shares will have exactly the same effect as voting against the adoption of the merger agreement.

Sincerely,

Brian K. Devine

Chairman of the Board

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated September 18, 2006, and is first being mailed to stockholders on or about September 18, 2006.

PETCO ANIMAL SUPPLIES, INC.

9125 Rehco Road

San Diego, California 92121

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER 23, 2006 AT 10:00 A.M. PDT

TO OUR STOCKHOLDERS:

Notice is hereby given that a special meeting of stockholders of PETCO Animal Supplies, Inc., a Delaware corporation, will be held at the Homewood Suites by Hilton San Diego/Del Mar, 11025 Vista Sorrento Parkway, San Diego, California 92130, on October 23, 2006, at 10:00 a.m. Pacific Daylight Time for the following purposes:

1.	To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of July 13, 2006, by and among PETCO, Rover Holdings Corp. (“Buyer”) and Rover Acquisition Corp., a wholly owned subsidiary of Buyer (“Merger Sub”). Buyer is an entity currently owned by private equity funds Green Equity Investors IV, L.P. (“GEI IV”) and TPG Partners V, L.P. Pursuant to the merger agreement, Merger Sub will be merged with and into PETCO, with PETCO surviving the merger. Upon completion of the merger, each share of our common stock, other than shares held by Buyer, Merger Sub, PETCO or any subsidiary of PETCO or a stockholder who perfects appraisal rights in accordance with Delaware law, will be converted into the right to receive $29.00 in cash, without interest. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement;

2.	To approve the postponement or adjournment of the special meeting, if necessary, for, among other reasons, the solicitation of additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement; and

3.	To transact any other business that may properly come before the special meeting.

On July 13, 2006, based in part on the unanimous recommendation of an Independent Committee of our Board of Directors, our Board of Directors (other than John G. Danhakl, who recused himself due to his affiliation with GEI IV) unanimously (i) determined that the merger and the merger agreement are fair to, and in the best interests of, our unaffiliated stockholders and (ii) approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. Our Board of Directors (other than Mr. Danhakl) unanimously recommends that you vote “FOR” the adoption of the merger agreement.

Our Board of Directors has fixed the close of business on August 24, 2006, as the record date for the purpose of determining stockholders entitled to receive notice of, and to vote at, the special meeting or any adjournment or postponement thereof.

The accompanying proxy statement provides you with information about the proposed merger and the special meeting.

PETCO stockholders who do not vote in favor of adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they perfect their appraisal rights by complying with all of the required procedures under Delaware law. See “Appraisal Rights” beginning on page 73 of the accompanying proxy statement and Annex C to the proxy statement.

YOUR VOTE IS VERY IMPORTANT. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of our common stock. Whether or not you plan to attend the special meeting in person, please sign and return the enclosed proxy in the envelope provided, or vote your proxy over the Internet or telephone as instructed in these materials. If you attend the special meeting and desire to vote in person, you may do so even though you have previously sent a proxy. The failure to vote will have exactly the same effect as voting against the adoption of the merger agreement.

If your shares are held in “street name” by your broker, your broker will be unable to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedures provided by your broker. Failure to instruct your broker to vote your shares will have exactly the same effect as voting against the adoption of the merger agreement.

By Order of the Board of Directors,

Darragh J. Davis

Corporate Secretary

San Diego, California

September 18, 2006

YOUR VOTE IS VERY IMPORTANT. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of our common stock. Whether or not you plan to attend the special meeting in person, please sign and return the enclosed proxy in the envelope provided, or vote your proxy over the Internet or telephone as instructed in these materials. If you attend the special meeting and desire to vote in person, you may do so even though you have previously sent a proxy. The failure to vote will have exactly the same effect as voting against the adoption of the merger agreement.

If your shares are held in “street name” by your broker, your broker will be unable to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedures provided by your broker. Failure to instruct your broker to vote your shares will have exactly the same effect as voting against the adoption of the merger agreement.

By Order of the Board of Directors,

Darragh J. Davis

Corporate Secretary

San Diego, California

September 18, 2006

i

ANNEXES:

Annex A    Agreement and Plan of Merger

Annex B    Opinion of UBS Securities LLC

Annex C    Section 262 of the Delaware General Corporation Law

ii

SUMMARY TERM SHEET

This Summary Term Sheet highlights selected information from this proxy statement and may not contain all of the information that is important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in the section entitled “Where You Can Find More Information.” In this proxy statement, the terms “we,” “us,” “our,” “PETCO” and “the Company” refer to PETCO Animal Supplies, Inc. and its subsidiaries. We refer to Leonard Green & Partners, L.P. as “Leonard Green” and Texas Pacific Group as “TPG.” We refer to Green Equity Investors IV, L.P. as “GEI IV” and, together with GEI Capital IV, LLC, the “Leonard Green Entities.” We refer to TPG Partners V, L.P. as “TPG V” and, together with TPG Advisors V, Inc., the “TPG Entities.” We refer to Rover Holdings Corp. as “Buyer” and Rover Acquisition Corp. as “Merger Sub.” We refer to the stockholders of PETCO, other than GEI IV and its affiliates as well as our officers and directors, as our “unaffiliated stockholders.”

•	Parties to the Merger. PETCO, headquartered in San Diego, California, is a leading specialty retailer of premium pet food, supplies and services. Both Buyer and Merger Sub were formed for the sole purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Buyer is currently owned by GEI IV, an affiliate of Leonard Green, and TPG V, an affiliate of TPG, and Merger Sub is wholly owned by Buyer. Leonard Green and TPG are both private equity firms. See “The Transaction Participants” beginning on page 66.

•	The Proposal. We are asking our stockholders to consider and vote on the adoption of the Agreement and Plan of Merger, dated as of July 13, 2006 by and among PETCO, Buyer and Merger Sub, providing for the acquisition of PETCO by Buyer. The Board of Directors is providing this proxy statement and the accompanying form of proxy to holders of PETCO common stock, par value $0.001 per share, in connection with the solicitation of proxies for use at the special meeting of stockholders to be held at the Homewood Suites by Hilton San Diego/Del Mar, 11025 Vista Sorrento Parkway, San Diego, California, 92130, on October 23, 2006, at 10:00 a.m. Pacific Daylight Time. See “The Special Meeting” beginning on page 51 and “Special Factors—Background of the Merger” beginning on page 9.

•	Going-Private Transaction. This is a “going-private” transaction. If the merger is completed, PETCO will become a wholly owned subsidiary of Buyer, and you will be entitled to receive $29.00 in cash, without interest and less any required tax withholding, for each share of our common stock that you own, and:

•	you will no longer have any interest in our future earnings or growth;

•	we will no longer be a public company;

•	our common stock will no longer be traded on NASDAQ; and

•	we may no longer be required to file periodic and other reports with the Securities and Exchange Commission (the “SEC”).

See “Special Factors—Certain Effects of the Merger” beginning on page 38.

•	Treatment of Stock Options. In the merger, all holders of stock options will receive in cash the excess, if any, of $29.00 over the applicable per share exercise price for each stock option held (whether vested or unvested), less any required tax withholding. See “The Merger Agreement—Treatment of Stock Options and Other Stock Rights” beginning on page 55.

•	Treatment of Restricted Stock Units. In the merger, all holders of restricted stock units will receive $29.00 for each restricted stock unit held (whether vested or unvested), less any required tax withholding. See “The Merger Agreement—Treatment of Stock Options and Other Stock Rights” beginning on page 55.

•	Our Position as to Fairness of the Merger; Board Recommendation. Based in part on the unanimous recommendation of the Independent Committee of our Board of Directors, our Board of Directors (other than John G. Danhakl, who is an affiliate of the Leonard Green Entities and chose not to participate in the meeting at which the merger agreement was approved) unanimously determined that the merger is substantively and procedurally fair to and in the best interests of our unaffiliated stockholders, and unanimously recommends that our stockholders vote “FOR” the adoption of the merger agreement. See “Special Factors—Fairness of the Merger; Recommendation of Our Board of Directors” beginning on page 24.

•	Positions of Mr. Danhakl and the Leonard Green Entities and TPG Entities as to Fairness of the Merger. Each of Mr. Danhakl and the Leonard Green Entities and TPG Entities believes that the merger is fair to our unaffiliated stockholders. However, none of Mr. Danhakl, the Leonard Green Entities or the TPG Entities has performed, or engaged a financial advisor to perform, any valuation or other analysis for the purposes of assessing the fairness of the merger to our unaffiliated stockholders. See “Special Factors—Positions of Mr. Danhakl and the Leonard Green Entities and TPG Entities Regarding the Fairness of the Merger” beginning on page 27.

•	Opinion of Independent Committee’s Financial Advisor. An Independent Committee of our Board of Directors, consisting of all directors other than John G. Danhakl and members of our management (the “Independent Committee”), received an opinion from UBS Securities LLC (“UBS”) that, as of July 13, 2006, and based upon and subject to various assumptions made, matters considered and limitations described in the opinion, the $29.00 per share merger consideration to be received by holders of shares of our common stock (other than GEI IV and TPG V or their respective affiliates) in the merger was fair, from a financial point of view, to such holders. The Independent Committee concluded that it was appropriate to consider the UBS written opinion as a basis for the Independent Committee’s determination as to the fairness of the merger consideration to our unaffiliated stockholders because (i) the unaffiliated stockholders are a subset of the group of stockholders addressed by the UBS written opinion, (ii) no distinction was drawn, for purposes of the such opinion, between the two groups inasmuch as such opinion addressed only the fairness of the $29.00 per share merger consideration to be received by all of our stockholders in the merger, whether unaffiliated or affiliated, other than GEI IV and TPG V or their respective affiliates, and (iii) as to our officers and directors (i.e., the stockholders effectively addressed by the UBS written opinion other than our unaffiliated stockholders), their interests in the merger are not materially different from our unaffiliated stockholders. See “Special Factors—Interests of Officers and Directors in the Merger” beginning on page 44. The full text of the written opinion of UBS dated as of July 13, 2006, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. UBS provided its opinion for the information and assistance of the Independent Committee in connection with its consideration of the merger. The opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the merger. See “Special Factors—Opinion of Independent Committee’s Financial Advisor” beginning on page 30 and Annex B.

•	Purposes of the Transaction. The purposes of the transaction are to enable our stockholders to realize a premium on their shares of PETCO and to allow Buyer to obtain a controlling interest in PETCO. See “Special Factors—Purposes and Reasons of Mr. Danhakl and the Leonard Green Entities and TPG Entities for the Merger” beginning on page 27.

•	Required Vote. Under Delaware law, the affirmative vote of holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting is necessary to adopt the merger agreement. See “The Special Meeting—Record Date; Quorum and Voting” beginning on page 51.

•

Share Ownership of Certain Persons. TPG does not own any shares of our common stock. As of August 24, 2006, the record date, GEI IV, an affiliate of one of our directors, John G. Danhakl, owned 1,818,600 shares of our common stock, representing approximately 3.2% of our outstanding common stock. GEI IV has committed to vote all of its shares in favor of the merger. In addition, as of August 24, 2006, the record date, our directors and current executive officers owned, in the aggregate, 2,607,665 shares of our common stock (excluding the shares owned by GEI IV and for which Mr. Danhakl may be deemed to be the beneficial owner), or collectively approximately 4.6% of the outstanding shares of our common stock. Our directors and current executive officers have informed us that they intend to vote all of their shares in favor of the adoption of the merger. See “The Special Meeting—Stock Ownership and Interests of Certain Persons” beginning on page 53.

•	Interests of Our Directors and Executive Officers in the Merger. In considering the recommendation of our Board of Directors, you should be aware that certain of our executive officers and directors have prior relationships with Leonard Green and TPG or interests in the merger that may be different from your interests as a stockholder. See “Special Factors—Interests of Officers and Directors in the Merger” beginning on page 44.

•	Financing for the Merger; Source and Amount of Funds. The total amount of funds required to complete the merger and the related transactions, including payment of fees and expenses in connection with the merger, is anticipated to be approximately $1.9 billion. This amount is expected to be provided through a combination of (i) equity contributions from the investor group totaling approximately $765 million and (ii) debt financing totaling approximately $1.35 billion. See “Special Factors—Financing for the Merger; Source and Amount of Funds” beginning on page 40.

•	Guarantees from GEI IV and TPG V. GEI IV and TPG V have each agreed to guarantee the termination fee and expense reimbursement obligations of Buyer and Merger Sub under the merger agreement up to the amount of $50 million plus certain expenses. See “Special Factors—Guarantees from GEI IV and TPG V” beginning on page 44.

•	Regulatory Approvals Required. In addition to the required stockholder approval discussed above, the merger is subject to review under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). On August 7, 2006, the Federal Trade Commission granted early termination of the waiting period under the HSR Act. See “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 61.

•	Material U.S. Federal Income Tax Consequences of the Merger. In general, your receipt of the merger consideration will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, you will generally recognize capital gain or loss equal to the difference, if any, between the amount of cash received pursuant to the merger and your adjusted basis in the shares surrendered. However, the tax consequences of the merger to you will depend upon your own particular circumstances. You should consult your tax advisor in order to fully understand how the merger will affect you. See “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 48.

•	Appraisal Rights. Holders of our common stock who do not vote in favor of adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for appraisal to PETCO before the vote is taken on the merger agreement and they comply with all requirements of Delaware law, which are summarized in this proxy statement. This appraisal amount could be more than, the same as or less than the amount a stockholder would be entitled to receive under the terms of the merger agreement. Any holder of our common stock intending to exercise their appraisal rights, among other things, must submit a written demand for an appraisal to us prior to the vote on the adoption of the merger agreement and must not vote or otherwise submit a proxy in favor of adoption of the merger agreement. See “Appraisal Rights” beginning on page 73 and Annex C—Section 262 of the Delaware General Corporation Law.

•	Anticipated Closing of the Merger. The merger will be completed after all of the conditions to completion of the merger are satisfied or waived, including the adoption of the merger agreement by our stockholders and the absence of legal prohibitions to the merger. We currently expect the merger to be completed shortly following the special meeting of stockholders, although we cannot assure completion by any particular date, if at all. We will issue a press release and letters of transmittal for your use once the merger has been completed.

•	Additional Information. You can find more information about PETCO in the periodic reports and other information we file with the SEC. The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at http://www.sec.gov. For a more detailed description of the additional information available, please see the section entitled “Where You Can Find More Information” beginning on page 85.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: What Am I Being Asked to Vote On?

A: You are being asked to vote on the adoption of the merger agreement entered into by and among PETCO, Buyer, and Merger Sub pursuant to which Merger Sub will be merged with and into PETCO, with PETCO surviving as a wholly owned subsidiary of Buyer. See “The Merger Agreement—The Merger” beginning on page 54.

Q: How Does PETCO’s Board of Directors Recommend That I vote?

A: Our Board of Directors (other than John G. Danhakl who recused himself due to his affiliation with the Leonard Green Entities) unanimously recommends that our stockholders vote “FOR” the adoption of the merger agreement. See “Special Factors—Fairness of the Merger; Recommendation of Our Board of Directors” beginning on page 24.

Q: What Will I Receive in the Merger?

A: Upon completion of the merger, you will receive $29.00 in cash, without interest and less any required tax withholding, for each share of our common stock that you own. For example, if you own 100 shares of our common stock, you will receive $2,900.00 in cash in exchange for your shares of common stock, less any required tax withholding. You will not own any shares in the surviving corporation. See “The Merger Agreement” beginning on page 54.

Q: When and Where Is the Special Meeting?

A: The special meeting of stockholders will be held at the Homewood Suites by Hilton San Diego/Del Mar, 11025 Vista Sorrento Parkway, San Diego, California 92130, on October 23, 2006, at 10:00 a.m. Pacific Daylight Time. See “The Special Meeting” beginning on page 51.

Q: May I Attend the Special Meeting?

A: All stockholders as of the close of business on August 24, 2006, the record date for the special meeting, may attend the special meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the special meeting.

Q: Who Can Vote at the Special Meeting?

A: All stockholders of record at the close of business on August 24, 2006, the record date for the special meeting, will be entitled to vote at the special meeting. If on that date, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. If on that date, your shares were held in an account at a brokerage firm, bank, dealer or similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the special meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the special meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent. As of the close of business on the record date, 57,241,991 shares of our common stock were outstanding. See “The Special Meeting” beginning on page 51.

Q: How Are Votes Counted?

A: Votes will be counted by the inspector of election appointed for the special meeting, who will separately count “For” and “Against” votes, abstentions and broker non-votes. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not receive instructions with respect to the merger proposal from the beneficial owner. Because under Delaware law adoption of the merger agreement requires the affirmative vote of holders of a majority of our shares of common stock, withheld votes, broker non-votes and abstentions will have exactly the same effect as a vote “Against” the adoption of the merger agreement. Withheld votes, broker non-votes and abstentions are counted, however, as present for the purpose of determining whether a quorum is present.

Q: How Many Votes Are Required to Adopt the Merger Agreement?

A: Under Delaware law, the affirmative vote of holders of a majority of our outstanding shares of common stock as of the close of business on August 24, 2006, the record date for stockholders entitled to vote at the special meeting, is required to adopt the merger agreement. As of the close of business on the record date, there were 57,241,991 shares of our common stock outstanding. This means that under Delaware law, 28,620,996 shares or more must vote in the affirmative to adopt the merger agreement. See “The Special Meeting” beginning on page 51.

Q: How Many Votes Does PETCO Already Know Will Be Voted in Favor of the Merger Proposal?

A: Pursuant to the merger agreement, each of Buyer and Merger Sub have agreed to vote all shares of our common stock beneficially owned by them, and to cause all shares of our common stock beneficially owned by their affiliates that are (i) controlled by them or (ii) members of our Board of Directors, to vote in favor of the merger. As of August 24, 2006, the record date for stockholders entitled to vote at the special meeting, these persons (including Mr. Danhakl) owned 1,818,600 shares of our common stock, which is equivalent to approximately 3.2% of our outstanding common stock. Each member of our Board of Directors and each of our current executive officers has advised us that they intend to vote all of their shares in favor of the merger. As of the record date, these persons (including Mr. Danhakl) owned 4,426,265 shares of our common stock (including the 1,818,600 shares noted above), which is equivalent to approximately 7.7% of our outstanding common stock.

Q: How Many Votes Do I Have?

A: You have one vote for each share of our common stock you own as of August 24, 2006, the record date for stockholders entitled to vote at the special meeting.

Q: If My Shares Are Held in “Street Name” by My Broker, Will My Broker Vote My Shares for Me?

A: Your broker will vote your shares only if you provide instructions to your broker on how to vote. You should instruct your broker to vote your shares by following the directions provided to you by your broker. See “The Special Meeting” beginning on page 51.

Q: What If I Fail to Instruct My Broker?

A: Without instructions, your broker will not vote any of your shares held in “street name.” Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be deemed votes cast and will have exactly the same effect as a vote “Against” the adoption of the merger agreement.

Q: Will My Shares Held in “Street Name” or Another Form of Record Ownership Be Combined for Voting Purposes With Shares I Hold of Record?

A: No. Because any shares you may hold in “street name” will be deemed to be held by a different stockholder than any shares you hold of record, any shares so held will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity. Shares held in an IRA must be voted under the rules governing the account.

Q: What Happens If I Do Not Vote?

A: Because the vote required is based on the total number of shares of our common stock outstanding on the record date, and not just the shares that are voted, if you do not vote, it will have the exact same effect as a vote “Against” the adoption of the merger agreement. If the merger is completed, whether or not you vote for the merger proposal, you will be paid the merger consideration for your shares of our common stock upon completion of the merger, unless you properly exercise your appraisal rights. See “The Special Meeting” beginning on page 51 and “Appraisal Rights” beginning on page 73 and Annex C—Section 262 of the Delaware General Corporation Law.

Q: When Should I Send in My Stock Certificates?

A: After the special meeting, if you are a stockholder of record, you will receive a letter of transmittal and other documents to complete and return to the disbursing agent. In order to receive the merger consideration as soon as reasonably practicable following the completion of the merger, you must send the disbursing agent your validly completed letter of transmittal together with your stock certificates as instructed in the separate mailing. You should NOT send your stock certificates now.

Q: When Can I Expect to Receive the Merger Consideration For My Shares?

A: Once the merger is completed, you will be sent in a separate mailing a letter of transmittal and other documents to be delivered to the disbursing agent in order to receive the merger consideration. Once you have submitted your properly completed letter of transmittal, stock certificates and other required documents to the disbursing agent, the disbursing agent will send you the merger consideration.

Q: I Do Not Know Where My Stock Certificate Is—How Will I Get My Cash?

A: The materials the disbursing agent will send you after completion of the merger will include the procedures that you must follow if you cannot locate your stock certificate. This will include an affidavit that you will need to sign attesting to the loss of your certificate. We may also require that you provide a bond to PETCO in order to cover any potential loss.

Q: What Do I Need to Do Now?

A: You should indicate your vote on your proxy card and sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting, or vote over the Internet or telephone as instructed in these materials. The meeting will take place at the Homewood Suites by Hilton San Diego/Del Mar, 11025 Vista Sorrento Parkway, San Diego, California 92130, on October 23, 2006, at 10:00 a.m. Pacific Daylight Time. See “The Special Meeting” beginning on page 51.

Q: What Happens If I Sell My Shares of Common Stock Before the Special Meeting?

A: The record date for stockholders entitled to vote at the special meeting is earlier than the expected date of the merger. If you transfer your shares of our common stock after the record date but before the special meeting, you will, unless special arrangements are made, retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares.

Q: Can I Change My Vote After I Have Mailed in My Proxy Card?

A: Yes. You can change your vote at any time before we vote your proxy at the special meeting. You can do so in one of three ways: first, you can send a written notice stating that you would like to revoke your proxy to our Corporate Secretary at PETCO Animal Supplies, Inc., 9125 Rehco Road, San Diego, California 92121; second, you can request a new proxy card, complete it and send it to our Corporate Secretary at the same address, or complete a new proxy by visiting the website or calling the toll-free number shown on your proxy card; and third, you can attend the special meeting and vote in person. You should send any written notice or request for a new proxy card to our Corporate Secretary at the same address. Voting via the Internet, by calling the toll-free number or by mailing in your proxy card will not prevent you from voting in person at the meeting. You are encouraged to submit a proxy by mail, by calling the toll-free number or via the Internet even if you plan to attend the special meeting in person. If your shares are held in the name of a broker, bank, dealer or other nominee, you must follow instructions received from such broker, bank or nominee with this proxy statement in order to revoke your vote or to vote at the special meeting. See “The Special Meeting” beginning on page 51.

Q: What Are the Consequences of the Merger to Members of Our Management and Board of Directors?

A: Following the merger, it is expected that the members of our management will continue as management of the surviving corporation. Our current Board of Directors, however, will be replaced by a new board of directors to be nominated by Buyer. Like all other holders of shares of our common stock, members of our management and Board of Directors will be entitled to receive $29.00 per share in cash for each of their shares of our common stock or restricted stock units (whether vested or not). All options (whether or not vested) to acquire our common stock held by members of our management and Board of Directors (like all other holders) will be cancelled at the effective time of the merger and holders of these options will be entitled to receive a cash payment equal to the amount by which $29.00 exceeds the exercise price of the option, multiplied by the number of shares of our common stock underlying the options.

Q: Who Can Answer Further Questions?

A: If you would like additional copies of this proxy statement or a new proxy card or if you have questions about the merger, you should contact our Corporate Secretary at PETCO Animal Supplies, Inc., 9125 Rehco Road, San Diego, California 92121. You may also call our proxy solicitor Innisfree M&A Incorporated toll-free at (888) 750-5834 (and banks and brokers may call collect at (212) 750-5833).

SPECIAL FACTORS

Background of the Merger

Prior Ownership of Us by Leonard Green and TPG

We have had a prior relationship with Leonard Green and TPG. On October 2, 2000, we completed a going-private transaction with an entity controlled by affiliates of Leonard Green and TPG. Prior to our initial public offering in February 2002, such entity owned approximately 79.6% of our outstanding common stock (with the remainder owned by management and other third-party co-investors), which ownership interest was reduced to approximately 55.8% as a result of our initial public offering. The remaining shares of common stock beneficially owned by Leonard Green and TPG and their respective affiliates were subsequently sold from time to time into the market such that, by November 2004, neither Leonard Green nor TPG, nor any of their respective affiliates owned any shares of our common stock. We were also a party to a management services agreement with affiliates of Leonard Green and TPG during the period between completion of our going-private transaction and our initial public offering. Over the period of August 30 through September 1, 2005, GEI IV purchased an aggregate of 1,818,600 shares of our common stock in open market transactions at various prices ranging from $21.55 to $22.19. Other than such ownership and the continuing service by John G. Danhakl, an affiliate of the Leonard Green Entities, as a member of our Board of Directors, neither Leonard Green nor TPG, nor any of their respective affiliates has any interest in or relationship with us.

Activities Leading Up to the Merger

On or about March 25, 2006, John G. Danhakl indicated to Brian K. Devine, the Chairman of our Board of Directors, that he was interested in presenting to the Board, on behalf of Buyer, a proposal to acquire us. This interest was communicated to other members of the Board, and a meeting of the Board was called for March 29, 2006. At that meeting, Mr. Danhakl reiterated his interest in presenting the Board with such a proposal. Following a discussion with the full Board, our two inside directors (James M. Myers, our Chief Executive Officer, and Mr. Devine) and Mr. Danhakl left the meeting and the remaining directors discussed the advisability of requesting that Mr. Danhakl proceed with delivery of such a proposal. After concluding that such a proposal could lead to a transaction for us to pursue in the best interests of our stockholders, the remaining directors determined that delivery of the proposal should be made.

Subsequently, Buyer delivered to our Board of Directors a written proposal, dated March 30, 2006, to acquire all of the outstanding shares of our common stock for a price of $26.50 per share in cash, which represented a premium of 12.2% to the closing price of our common stock on that date of $23.62. The proposal also noted certain factors that, in Buyer’s view, could limit the future trading price of our common stock, including: (i) general market skepticism regarding our forecasts and prospects given then-recent earnings misses; (ii) continued uncertainty among the investment community regarding our long-term competitive position and pricing strategy versus various sources of competition; and (iii) continued general weakness in retail equity securities as investors focus on the impacts of rising interest rates and high energy prices on the consumption patterns of consumers. The proposal noted that the transaction would be financed with a combination of senior secured debt, high yield notes and equity, but that Leonard Green and TPG were prepared to commit the equity required in the transaction.

On April 5, 2006, our Board of Directors formed a committee of independent directors (the “Independent Committee”), none of whom is our employee or affiliated with Leonard Green or TPG, to evaluate the proposal received from Buyer. The Independent Committee was authorized by the Board to, among other things, receive, evaluate, negotiate and reject any proposals to acquire the Company, as well as any alternatives that may be in the best interests of the Company and its stockholders. The Independent Committee, consisting of David B. Appel, Sandra N. Bane, David T. Ching, Julian C. Day, Charles W. Duddles and Peter Maslen, appointed Mr. Appel as Chair and engaged Pillsbury Winthrop Shaw Pittman LLP (“Pillsbury”) as its legal advisor. Following several meetings at which potential financial advisors, including UBS Securities LLC (“UBS”), were considered and the terms of a proposed engagement of UBS were discussed, the Independent Committee engaged UBS on April 17, 2006, to serve as the financial advisor to the Independent Committee. In determining to retain UBS to act as its financial advisor, the Independent Committee was aware that UBS is a large, global, full-service financial institution that, with its affiliates, had in the past provided investment banking services, for which UBS and its affiliates had received compensation, to (i) us (unrelated to the proposed merger) and (ii) Leonard Green, TPG and certain of their respective affiliates. However, prior to entering into the engagement, UBS determined that it was not at that time rendering any services to Leonard Green, TPG or their respective affiliates, and the Independent Committee determined, following its inquiry, that UBS would not be impaired in its ability to render an opinion or to act as the financial advisor to the Independent Committee in connection with any potential transaction with Buyer.

On April 17, 2006, a member of the Independent Committee received an unsolicited written proposal from another retail company competing in the pet food and supplies industry (the “Industry Party”). This proposal, which stated that it was based solely upon publicly available information and was not subject to any financing condition, proposed an acquisition of all of our outstanding shares for a price of $30.00 to $32.00 per share in cash. The proposal further stated that the Industry Party, together with its legal advisors, had analyzed the antitrust implications of a potential combination and, based upon available information and subject to further review, had formed the belief that antitrust clearance would be obtained in a timely manner.

From April 18, 2006 until its meeting on May 5, 2006, the Independent Committee met four times to review and consider the two proposals received by the Independent Committee, to receive from and to discuss with UBS updates on diligence and valuation work that UBS was performing to assist the Independent Committee in its consideration of the proposals, to review draft financial projections provided by our management to the Independent Committee with respect to the ongoing operation of our business as a stand-alone entity, and to consider, with the benefit of preliminary advice from Pillsbury antitrust attorneys, the antitrust considerations and related risks that would accompany a potential transaction with the Industry Party.

On May 5 and May 8, 2006, the Independent Committee held meetings with its advisors to review draft projected financial information prepared by our management as to the operation of our business. In addition, representatives of UBS gave presentations, based upon its preliminary analysis to date, that included the key economic terms of the two proposals that the Independent Committee had received, a comparison of our current and recent market valuations and results of operations to those of selected publicly traded companies that UBS judged to be generally relevant, and an analysis of the relative benefits to our stockholders that could be achieved pursuant to the two proposals compared with one another and compared with our implied valuations based on the conduct of our business on a stand-alone basis in accordance with the assumptions included in the draft projected financial information prepared by our management. UBS’ presentations did not, however, include any analysis of whether implied valuations (which were based solely on assumptions determined to be relevant by our management) were achievable. The Independent Committee also considered an analysis of potential benefits to stockholders that could result from a leveraged recapitalization by us (such as a buyback by us of a significant portion of our outstanding stock financed with new debt) based upon the draft projected financial information that had been prepared by our management as to the operation of our business. However, the Independent Committee determined that, as compared to a potential sale of the Company pursuant to terms outlined in either of the two proposals received by the Independent Committee, the potential benefits of such a recapitalization (i.e., the repurchase of a portion of the stockholders’ equity at a premium to the current trading price) coupled with the consequences of the attendant leverage (e.g., a Company, and thus the remaining portion of the stockholders’ equity, burdened with a significant amount of additional debt in an increasingly competitive environment) would not be in the best interests of the Company’s stockholders.

At its meetings on May 5 and May 8, 2006, the Independent Committee considered, based upon a preliminary review of information gathered from our management to date and advice from Pillsbury antitrust attorneys, certain risks and delays that could be factors in a transaction with the Industry Party, including (i) the prospect, following a required initial filing by each party under the Hart-Scott-Rodino Antitrust Improvements

Act of 1976, of a request for additional information (commonly known as a “second request”) with respect to any such transaction by the Federal Trade Commission or the Antitrust Division of the U.S. Department of Justice (hereafter referenced as the “FTC” because that was the antitrust agency considered likely to review any transaction involving us), the response to which would likely entail an expensive and time-consuming process for the parties that could delay a closing of a transaction beyond the date of stockholder approval by, for planning purposes, a period of at least six months, and (ii) the prospect, following the preparation of detailed responses of the parties to a second request and the analysis by the FTC of such responses, of a challenge by the FTC to any transaction, which, at a minimum, would result in further delay and could result in (x) an inability of the parties to consummate the proposed transaction or (y) a requirement, as part of any such transaction, that the combined business be restructured (including through divestitures) in a way that would leave the Industry Party uninterested in proceeding. The members of the Independent Committee also noted that, in addition to such risks and delay, the effect of announcing that we had agreed to be acquired by another retail company competing in the pet food and supplies industry could pose significant challenges to the operation of the business, including with respect to relationships between us and our key constituencies such as pet owners, employees, suppliers, creditors and lessors of current and potential new store locations. Accordingly, the members of the Independent Committee observed that pursuit of a transaction with the Industry Party, in the event the antitrust risk was determined to be material, could leave us, after a long period of delay, without a transaction for the benefit of our stockholders and with a substantially damaged business.

At its meeting on May 8, 2006, after discussion and due consideration of various matters, including the two proposals in hand and the advice of its advisors, the Independent Committee determined that a sale of the Company could represent the best opportunity to realize value for our stockholders for the foreseeable future and that, as a consequence, the Independent Committee should proceed with exploring both proposals that it had received, including by making available appropriate diligence materials following execution of acceptable confidentiality agreements. In addition, the Independent Committee determined to limit its process to consideration, for the time being, of further discussions only with the parties that had tendered the two existing proposals (i.e., Buyer and the Industry Party). In making the decision to limit its process, at this juncture, to the two parties at issue, the Independent Committee considered, based upon advice from its advisors, the benefits and risks of conducting a broader auction. The Independent Committee made its decision after taking into account a variety of factors, including: (i) the knowledge and sophistication of the two parties at issue with respect to our business and their apparent willingness to devote substantial resources to pursuit of a possible transaction with us; (ii) the Independent Committee’s belief that such parties represented, for us, a premier financial bidder and a premier strategic bidder, each of which could reasonably be expected to offer the maximum price reasonably obtainable from a similarly situated party; (iii) the Independent Committee’s belief that the involvement of two such strong parties would provide the requisite competitive tension to result in the best opportunity for our stockholders; and (iv) the risks associated with a broader auction process, including that (x) the two parties at issue might offer a lower price in a process with more bidders, or they might choose not to enter into such a broader auction process at all, and (y) broader knowledge of an auction process could, if we were not able to complete an acceptable transaction, leave us with a substantially damaged business. The Independent Committee also understood, following our entry into any agreement with a third party for our sale, that applicable law would provide the Independent Committee with the opportunity to consider in certain circumstances (and likely subject to the payment of a break-up fee) an unsolicited superior proposal, including one that might arise in reaction to the announcement of any proposed transaction, and the Independent Committee discussed the concept, based upon advice from its advisors, of including in a sale agreement a provision that would permit us to perform a “post-signing market check” (i.e., a solicitation of potentially superior proposals for some time period after execution of a definitive agreement).

Following the meeting of the Independent Committee on May 8, 2006, and through June 14, 2006, members of the Independent Committee engaged with members of our senior management frequently and in a detailed process to review and consider modifications to the draft projected financial information that had been prepared by our management. Through this process, the members of the Independent Committee examined and tested assumptions utilized by our management with respect to the going-forward operation of our business in an effort to develop, through successive iterations of the draft projected financial information prepared by our management, a more considered view of the prospects for our business, especially focused on examining various aspects of our cost structure and other means of achieving increased profitability, notwithstanding various factors affecting our business, including our positioning and pricing strategy relative to sources of competition, consumer trends influencing and affecting our targeted customers and the impact of forces such as rising interest rates, commodity prices and inflationary pressure. On June 15, 2006, we provided projected financial information as to the operation of our business that resulted from this process to both of the interested parties.

On May 9, 2006, and in connection with the Independent Committee’s consideration of the proposal submitted by the Industry Party, we entered into a Joint Defense and Confidentiality Agreement (the “JDA”) with the Industry Party, the Industry Party’s antitrust counsel and Pillsbury to govern the exchange of highly sensitive information, including competitive information relative to our business and the business of the Industry Party. Thereafter, the parties commenced an exchange of certain competitive information, limited largely to our provision of such information with respect to the Company solely to the Industry Party’s antitrust advisors and the provision of such information with respect to the Industry Party solely to our antitrust advisors, with a view toward (i) developing a perspective on the magnitude of the potential risks and delay that could result from a transaction between us and the Industry Party and (ii) preparing a joint defense in the event of an investigation or challenge to any such transaction.

On May 10, 2006, each of Buyer and the Industry Party submitted initial operations diligence requests, and a limited group from our management, in consultation with advisors to the Independent Committee, began assembling information responsive to such requests.

On May 17, 2006, the Independent Committee met with its advisors to continue its consideration of the two proposals it had received. At this meeting, the Independent Committee (i) reviewed the status of preparations for responding to the diligence requests of Buyer and the Industry Party, (ii) engaged in discussions regarding communications strategies with our various constituencies in the event of a possible transaction (particularly in the instance of a transaction involving the Industry Party where, as a result of the nature of the respective businesses, our relationships with constituencies such as pet owners, employees and suppliers could be placed under significant stress), and (iii) considered amendments to existing retention arrangements for five members of our non-executive management (who had been, and would continue to be, working under difficult conditions, including in almost total confidence, in order to provide the requisite diligence information and generally to enable the Independent Committee properly to consider and negotiate any potential transaction). Following its consideration of such amendments to the retention arrangements for this “core team” (which, in the case of four of our Vice Presidents, doubled the length of the period for which severance would be paid, in the event of a termination within 12 months following a change in control, from six to 12 months, and in another case provided a 12-month severance period to an employee below the level of Vice President), the proposed amendments were approved.

Effective May 22, 2006, we entered into confidentiality agreements with affiliates of Leonard Green and TPG in respect of diligence activities of Buyer. On May 26, 2006, members of our management met with representatives of, and advisors to, Buyer to participate in extended discussions of our business and operations and to answer various due diligence questions. Representatives of Pillsbury and UBS and members of the Independent Committee also attended this meeting. During the May 26, 2006 meeting, and thereafter, the advisors to the Independent Committee made various diligence materials available to Buyer in response to diligence requests.

On May 30, 2006, the Independent Committee met to consider further the Industry Party’s proposal and preparations that were being made to give fair and extensive consideration to a potential transaction with the Industry Party. To assist in a rigorous analysis of the associated antitrust issues, the Independent Committee approved Pillsbury’s engagement of an economist to work with Pillsbury antitrust attorneys on a review and analysis of the competitive information being produced by each of the Company and the Industry Party under the terms of the JDA. The Independent Committee also reviewed the terms of a proposed confidentiality agreement between the Company and the Industry Party that had been negotiated over the past several weeks. After reviewing the information that had been made available to Buyer to date, including the substance of the discussions between members of our management and representatives of, and advisors to, Buyer at the meeting on May 26, 2006, members of the Independent Committee emphasized to its advisors that the Independent Committee’s goals were to provide both interested parties with a fair and equal opportunity to pursue a transaction with us and, as a result, to obtain the best outcome reasonably possible for our stockholders if a transaction were to be pursued. Following the meeting of the Independent Committee on May 30, 2006, we entered into a confidentiality agreement with the Industry Party.

On May 31, 2006, members of our senior management gave a due diligence presentation to representatives of Buyer, representatives of several potential sources of debt financing for the transaction proposed by Buyer, and advisors to those parties. This presentation, which was also attended by representatives of Pillsbury and UBS and members of the Independent Committee, included information on our operations, recent performance, business plan and future prospects as well as an opportunity to engage in a question and answer session with members of our senior management.

On June 1, 2006, members of our senior management met with members of the Industry Party’s senior management and its advisors to participate in extended discussions of our business and operations and to answer various due diligence questions. Representatives of the Independent Committee, Pillsbury and UBS also attended this meeting.

On June 2, 2006, the Independent Committee met to review a proposed protocol and timeframe for continued discussions with both interested parties and to discuss the due diligence sessions and exchanges of information that had been conducted to date. The Independent Committee also determined that, due to the highly competitive and confidential nature of certain additional diligence yet to be conducted (but which had been requested) by the Industry Party, certain diligence materials would only be made available to the Industry Party (i) following the Independent Committee’s receipt of a reaffirmation of the Industry Party’s proposal for a transaction with us which the Independent Committee would view as a sufficient basis for continued diligence activities and (ii) in a “clean room” setting (i.e., where such information would be reviewed and summarized by a third party, which party would agree to keep such information confidential except to the extent of any summaries approved for distribution to the Industry Party by members of our senior management). At its meeting on June 2, 2006, the Independent Committee also considered the need, as well as potential costs, to implement a company-wide retention program in order to retain and motivate our existing employees should a transaction with the Industry Party ultimately be announced. Certain amendments to the core team enhanced retention agreements, to clarify certain provisions of those agreements based upon feedback from members of the core team, were also discussed and approved by the Independent Committee.

On June 6, 2006, the Independent Committee met to review the status of discussions and activities with both of the interested parties and to discuss potential communications strategies with various of our constituencies in the event of a transaction with either of the interested parties.

Our annual meeting of stockholders was held on June 8, 2006. The Independent Committee also met on that day to review the status of discussions and activities with both of the interested parties. Members of our senior management participated in a portion of the Independent Committee meeting to discuss projected financial information that was being prepared by our management following a series of discussions with members of the Independent Committee (a set of which was delivered to each of the interested parties on June 15, 2006). In addition, a letter from UBS, requesting a reaffirmation by June 19, 2006, of the Industry Party’s proposal for a transaction with us (including any revisions the Industry Party elected to make) as well as information regarding its progress in conducting diligence activities, was delivered on June 8, 2006.

Through the month of June 2006, each interested party and its advisors (and, in the case of Buyer, potential financing sources and their advisors) submitted requests for, and received from us, additional due diligence materials. In addition, (i) members of our senior management were made available, with members of the Independent Committee and its advisors in attendance, for question-and-answer sessions regarding due diligence issues and (ii) the respective outside antitrust advisors to the Independent Committee and the Industry Party continued an exchange of competitive information and related analyses under the JDA. Also during the month of June 2006, the Independent Committee and its advisors worked on a proposed form of merger agreement for possible delivery to one or both of the interested parties as a basis for negotiation of a potential transaction.

On June 16, 2006, the Independent Committee met to consider and discuss, with the benefit of a preliminary assessment from Pillsbury antitrust attorneys, a potential transaction with the Industry Party and, in particular, to discuss the potential execution risk and delay that could accompany such a transaction. In this regard, the Independent Committee considered, among other factors, (i) aspects of the businesses and practices of the Company and the Industry Party that could, from a regulatory perspective, cause the FTC to investigate in detail a combination of the two businesses, (ii) the resulting probability of receiving a second request regarding the transaction that would be issued by the FTC, (iii) the requirement, following a second request, to prepare detailed responses to such request, and (iv) the prospect, following the analysis by the FTC of such detailed responses, of a challenge to the transaction by the FTC. The Independent Committee also considered the substantial delay that likely would be inherent in consummating a potential transaction with the Industry Party, assuming such transaction ultimately cleared FTC scrutiny in a satisfactory manner (e.g., without a requirement that the combined business be restructured, including through divestitures, in a way that would leave the Industry Party uninterested in proceeding). This delay was estimated, for planning purposes, to be between six and 18 months. By comparison, it was noted that, due to the nature of Buyer and a lack of business interests that could be deemed competitive with our business, a transaction with Buyer would have more certainty of closing, from a regulatory perspective, and be capable of consummation without the likely delay involved in a transaction with the Industry Party. Finally, the Independent Committee recognized that, following what might prove to be a long period of delay during which we would be attempting to conduct business under the stress of an impending acquisition by another retail company competing in the pet food and supplies industry, the FTC might prevent the proposed transaction from closing or require that, as part of any such transaction, the combined business be restructured (including through divestitures) in a way that would leave the Industry Party uninterested in proceeding. In response to the concerns noted, the Independent Committee considered various strategies that might serve to neutralize somewhat the various related adverse effects, including (i) a requirement for a flat covenant from the Industry Party that it would do whatever was needed (including a substantial divestiture of elements of its business or the combined business resulting from a transaction) to consummate the transaction as soon as reasonably possible (commonly referred to as a “hell or high water” provision) and (ii) the application of a formula to increase the per share purchase price after some period of time in the event of an extended regulatory process (commonly referred to as a “ticking fee”).

On June 19, 2006, the Independent Committee received a letter from the Industry Party, in response to UBS’ letter of June 8, 2006, reaffirming the Industry Party’s proposal to acquire our outstanding shares of common stock for a price in the range of $30.00 to $32.00 per share in cash. The letter also provided a list of various items that the Industry Party wished to review in order to complete its diligence activities.

On June 20, 2006, the Independent Committee met to consider the Industry Party’s reaffirmed proposal and the dynamics of continued negotiations with both interested parties, which the Independent Committee believed would help ensure that stockholder value from a potential transaction was maximized. The Independent Committee determined to continue discussions with the Industry Party and, to prepare for the next stage of diligence by the Industry Party, the Independent Committee directed its advisors to establish a clean room process for sharing certain aspects of information of a highly competitive and confidential nature with the Industry Party. The Independent Committee also gave further consideration to the risks and probable delay that would accompany a transaction with the Industry Party as well as the various strategies that could be implemented to mitigate the resulting adverse effects.

On June 23, 2006, without being requested to do so by the Independent Committee or its advisors, Buyer submitted a proposal to the Independent Committee to acquire all outstanding shares of our common stock at

$26.50 per share in cash, which represented a premium of 41.6% to the closing price of our common stock on that date of $18.72. Concurrently, Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), counsel to Buyer, delivered to Pillsbury a merger agreement reflecting such proposal, in a form Buyer indicated that it was prepared to execute, as well as equity and financing commitments to accompany the merger transaction. The proposal from Buyer noted certain factors that, in Buyer’s view, had affected its offer (i.e., at a level that had not changed from its proposal dated March 30, 2006), including: (i) a reduced outlook for 2006 operating results for our business, as compared with the initial expectations of Leonard Green and TPG in March 2006, based on the projected financial information as to the operation of our business made available to both of the interested parties on June 15, 2006; (ii) further deterioration in our gross margin, which, the Buyer contended, supported public investment community concerns regarding our long-term competitive position and pricing strategy versus various sources of competition; (iii) declines in our consumer traffic levels despite increased advertising, promotional and merchandising efforts; (iv) high levels of capital spending by us over the prior three years that had not resulted in improved operating performance; and (v) deteriorating capital markets, with continuing weakness in the retail sector as investors focused on the impacts of rising interest rates and inflationary pressures on consumer spending. Buyer’s proposal, which stated that it would expire at 5:00 p.m. on June 27, 2006, also noted that Buyer’s financing sources had completed their diligence and had provided fully committed financing (pursuant to the commitments that accompanied the draft merger agreement presented by Skadden) with minimal conditions.

Also on June 23, 2006, Pillsbury delivered to the Industry Party’s counsel a proposed protocol by which certain confidential information of a highly competitive or sensitive nature would be shared with the Industry Party through a clean room process.

On June 24, 2006, the Independent Committee met to consider Buyer’s proposal and the status of discussions with both interested parties. Having considered the execution risk and probable delay that would accompany a transaction with the Industry Party due largely to antitrust considerations, the Independent Committee determined to (i) finalize, as soon as possible and based upon the advice of its antitrust advisors, an assessment of the extent of such risk and delay and (ii) prepare for discussions with the Industry Party to determine the willingness of the Industry Party to proceed with a transaction on a basis where a substantial amount of the potential adverse effects would be borne by the Industry Party.

On June 26, 2006, the Independent Committee met with its advisors to review and discuss (i) the terms of the draft merger agreement included with Buyer’s proposal of June 23, 2006, as well as the related equity and financing commitments, and (ii) a draft outline prepared by the Independent Committee’s advisors for delivery to the Industry Party detailing a structure, including a hell or high water provision and a ticking fee, which attempted to shift to the Industry Party a substantial amount of the risk and related potential adverse effects that would accompany a transaction with the Industry Party due largely to antitrust considerations. The Independent Committee directed its advisors to (x) deliver the outline for shifting certain transaction-related risk to the Industry Party and (y) prepare for a discussion with representatives of Buyer regarding certain deal points associated with its merger agreement.

On June 27, 2006, the Industry Party indicated that it required a full draft merger agreement, as well as additional diligence (including discussions with certain members of our management and access to additional information regarding the antitrust analysis being performed by the Independent Committee’s advisors), in order to respond to the Independent Committee’s proposed allocation of antitrust risk. The Independent Committee held meetings on June 27, 2006, to consider and discuss, based upon advice from its antitrust counsel, (i) an analysis of the antitrust risk of a potential transaction with the Industry Party, including preliminary information from an econometric analysis of data provided by us and the Industry Party, (ii) the point of view expressed by antitrust counsel to, and consulting economists for, the Industry Party and (iii) the reliability of, and bases for, each party’s antitrust analyses to date. The Independent Committee determined that, as compared with the Independent Committee and its advisors, the Industry Party and its advisors held, or were at least advancing, a more optimistic view of the level of regulatory risk with respect to a possible transaction between the Company and the Industry Party.

To make progress in its discussions with the Industry Party, the Independent Committee directed that (i) a draft merger agreement (without economic terms), in substantially the form which the Independent Committee and its advisors had been working on during the month of June 2006 and reflecting the Independent Committee’s proposed allocation of antitrust risk, be delivered to the Industry Party for its review and comment and (ii) the Independent Committee’s antitrust advisors continue to engage with the Industry Party’s antitrust advisors to develop a refined and potentially shared view of the level of regulatory risk with respect to a transaction between the Company and the Industry Party. During the evening of June 27, 2006, Pillsbury delivered a draft merger agreement to the Industry Party’s outside counsel.

During its meetings on June 27, 2006, the Independent Committee, following a review of the status of preparations, directed UBS to engage in a discussion with representatives of Buyer regarding certain deal points associated with its draft merger agreement, including: (i) the price per share offered; (ii) a lack of meaningful recourse for us in the event that Buyer failed to perform its obligations (including as a result of failing to obtain the necessary financing for the transaction); (iii) the Independent Committee’s desire for an opportunity to continue discussions with, and even to continue solicitation of, other parties regarding a superior proposal for our stockholders should an agreement with Buyer ultimately be executed (including, for some period of time following execution, the availability of a reduced break-up fee); and (iv) the size of the break-up fee payable by us in certain events (including a termination of the merger agreement in favor of a superior proposal). In addition, inasmuch as Buyer had indicated to UBS its intent to terminate discussions in the event Buyer’s proposal was not accepted, at least in principle, by the stated termination date (i.e., 5:00 p.m. on June 27, 2006), the Independent Committee discussed possible incentives that could be offered to Buyer, in the event it was otherwise unwilling to extend the termination date, to keep such proposal open for a period that would be sufficient to enable the Independent Committee meaningfully to continue its efforts with the Industry Party, including in this regard an offer to reimburse certain expenses of Buyer incurred in connection with its proposal in the event that another bidder entered into an agreement to acquire us.

On June 28, 2006, antitrust counsel and economic advisors for the Independent Committee and antitrust counsel and economic advisors for the Industry Party collectively engaged in (i) a review of information that had been exchanged between advisors to the parties and (ii) discussions of analyses performed by each of the respective advisors. Also on June 28, 2006, representatives of UBS engaged in discussions with representatives of Buyer regarding the merger agreement deal points noted above.

On June 29, 2006, the Independent Committee received a letter from the Industry Party revising its proposal to include a range of $31.00 to $32.00 in cash as the price per share for our common stock and providing a response to the structure outlined by the Independent Committee for allocating regulatory risk and related potential adverse effects that would accompany a transaction with the Industry Party. Although the response flatly rejected an outright assumption by the Industry Party of the attendant risks (i.e., the hell or high water concept), the Industry Party did propose an arrangement where it would be required to pay a fee (commonly referred to as a “reverse termination fee”) of unspecified amount to us in certain instances if antitrust clearance had not been obtained following up to an 18-month period. The Industry Party’s proposal also included a ticking fee feature that would serve to increase the per share price offered, commencing on a date six months following the execution of an agreement, at a daily compounding rate reflective of a per annum rate of approximately 4.9%. However, the Industry Party’s proposal also included an opportunity for the Industry Party to extend the back-end date for the closing of a transaction (due to potential delays that might be caused by the regulatory process) for as long as 18 months following the date of a signed agreement.

The Independent Committee met on June 29, 2006, with its advisors to consider and discuss, based upon advice from its antitrust advisors, (i) a further analysis of the antitrust risk with respect to a potential transaction with the Industry Party, including an econometric review of data provided by us, and (ii) an updated assessment of the point of view being expressed by antitrust counsel to, and consulting economists for, the Industry Party. The Independent Committee continued to believe that a transaction with the Industry Party posed material risks of execution and a high probability of substantial delay. In addition, the Independent Committee noted, after considering advice from its antitrust advisors, that the Industry Party’s econometric analysis, upon which the Industry Party claimed to base some of its confidence in the prospects for regulatory clearance, might be considered unreliable because sufficient data relating to the Industry Party may not have been available to conduct a reliable analysis. In its June 29, 2006 meetings, the Independent Committee also considered (x) whether a termination fee of appropriate size (i.e., under the structure proposed by the Industry Party in its letter of the same date) could provide a reasonable amount of protection for us from an extended or failed regulatory process and (y) arrangements, such as a company-wide retention program, that would need to be implemented following the announcement of a transaction with the Industry Party in order to preserve our workforce during an uncertain period. The Independent Committee instructed UBS to advise the Industry Party of the Independent Committee’s willingness to entertain a transaction structure that did not include hell or high water provisions, but that the Independent Committee would view a substantial reverse termination fee, as well as other arrangements that would permit us to preserve our business during a post-announcement/pre-closing period, as fundamental to any such structure.

Also on June 29, 2006, UBS reported to the Independent Committee the status of its discussions with representatives of Buyer regarding the merger agreement deal points under discussion. Specifically, UBS advised the Independent Committee that, although Buyer was unwilling to raise the offered price from $26.50 per share, Buyer was willing to provide for: (i) damages of $40 million (with payment to be guaranteed by GEI IV and TPG V) in the event that it failed to perform its obligations, including as a result of failing to obtain the necessary financing for the transaction; (ii) a break-up fee payable by us in certain events (including a termination of the merger agreement in favor of a superior proposal) of $40 million; and (iii) an opportunity for the Independent Committee to continue discussions with, and even to continue solicitation of, other parties regarding a superior proposal for our stockholders following execution of an agreement with Buyer (including, for a period of two weeks following execution, the availability of a reduced break-up fee of only $20 million). UBS also advised the Independent Committee that Buyer was willing to leave its proposal open until July 7, 2006, so long as the parties continued their efforts to negotiate a definitive merger agreement, on the specified business terms, for execution by such date and, in the event the Independent Committee elected to enter into an agreement to acquire the Company with a different bidder, we would reimburse certain expenses of Buyer incurred in connection with its proposal (capped at $3 million). The Independent Committee instructed UBS to advise representatives of Buyer of the Independent Committee’s requirement for improved deal terms, including a higher per share price, a lower break-up fee potentially payable by us and a longer opportunity to work on certain potentially superior proposals at a reduced break-up fee.

On June 30, 2006, the Independent Committee met with its advisors to discuss the status of on-going discussions with both interested parties. UBS reported that Buyer had agreed: (i) to an increase in the per share purchase price to $27.00; (ii) to a break-up fee at any point chosen by us between $30 million and $50 million, so long as the damages payable by Buyer were limited to the same amount; and (iii) that the Independent Committee would have three weeks following execution of a merger agreement to work on certain potentially superior proposals at a reduced break-up fee of $20 million.

UBS also reported that the Industry Party had proposed a reverse termination fee arrangement that, in certain instances involving an inability to consummate a transaction for lack of antitrust clearance, would require the Industry Party to pay us an amount ranging from $100 million (for a termination nine months after execution of an agreement) to $130 million (for a termination 18 months after execution of an agreement). The Independent Committee viewed the Industry Party’s proposal as inadequate, noting its assessment of material regulatory risks and the probability of substantial delay in consummating a transaction with the Industry Party as well as the likelihood of significant damage to our business over the course of a protracted regulatory process during which a dominant feature of our business for many of our key constituencies (such as pet owners, employees, suppliers, creditors and lessors of current and potential new store locations) would be an impending acquisition by the Industry Party.

After consultation with its advisors, the Independent Committee determined to proceed with the negotiation of a definitive merger agreement with Buyer. The Independent Committee also determined to continue discussions with, and to facilitate the on-going diligence activities of, the Industry Party in an effort to both (i) improve the risk/delay-adjusted value of any proposal the Industry Party might make and (ii) structure a transaction that would ameliorate the harm our business would suffer following an announcement and prior to a closing (or termination) of any acquisition agreement with the Industry Party; however, the Independent Committee instructed its advisors to communicate to the Industry Party that it should present its best proposal on or before July 7, 2006.

On June 30, 2006, Pillsbury delivered to the Industry Party’s legal counsel an overview of additional legal and clean room diligence materials that were available for review. In addition, Pillsbury and the Industry Party’s legal counsel and clean room advisor negotiated the protocol under which clean room information would be shared with the Industry Party. Diligence activities continued with the Industry Party’s legal counsel over the weekend of July 1st and 2nd, 2006. An amendment to the confidentiality agreement between the parties, implementing the clean room protocol, was executed on July 3, 2006, and the Industry Party’s clean room advisor commenced review of clean room materials shortly following execution of the amendment.

On July 3, 2006, the Independent Committee met to review the terms of a revised draft merger agreement prepared by Pillsbury to reflect and advance negotiations with Buyer. Following such review, the Independent Committee directed that a revised draft merger agreement be delivered to counsel for Buyer. On that same day, the Independent Committee received a letter from the Industry Party expressing its frustration and displeasure with the Independent Committee’s process for evaluating the Industry Party’s interest in acquiring the Company, noting in particular the cumbersome nature of procedures requested by the Independent Committee and its advisors around the sharing of certain confidential information with respect to our business.

On July 4, 2006, members of our senior management met, at the request of the Industry Party, with representatives of the Industry Party and its advisors for additional due diligence discussions. Representatives from UBS and Pillsbury also attended these meetings. Later that same day, the Independent Committee responded to the Industry Party’s letter of July 3, 2006, and emphasized (i) the robust process in which the Independent Committee had been engaged in an effort to provide the Industry Party with an opportunity to present its best offer, (ii) the substantial confidential information regarding the Company and our business, including competitive and sensitive information, made available to the Industry Party and its advisors (subject, in certain instances, to protocols necessary to protect us from harm or liability that might result from directly sharing such information with another retail company competing in the pet food and supplies industry) and (iii) the fundamental need, in formulating its best proposal by July 7, 2006, for the Industry Party to appreciate, and thus account for, the regulatory risks and delay faced by us and our stockholders in connection with any proposed acquisition by the Industry Party.

On July 5, 2006, Skadden delivered to Pillsbury a revised draft of a merger agreement reflecting a transaction between us and Buyer, and such counsel thereafter engaged in a process of discussions, and the exchange of draft agreements, until a definitive merger agreement was ultimately executed with Buyer. Also on July 5, 2006, the Industry Party’s advisors continued their diligence activities and members of our management met with representatives of the Industry Party and its advisors (with representatives of UBS and Pillsbury in attendance) to present further diligence information and to respond to diligence questions. We continued to provide additional diligence information to the Industry Party and its advisors, including by access of the Industry Party’s clean room advisor to clean room information, through the date we entered into a merger agreement with Buyer (i.e., July 13, 2006).

On July 6, 2006, at the Industry Party’s request, the Independent Committee met with antitrust counsel for the Industry Party to hear a presentation by such counsel on their view of the regulatory risk represented by a transaction involving the Company and the Industry Party as well as such counsel’s estimated timeframe required for completion of such a transaction. Following such meeting, the Independent Committee met separately with its advisors and concluded that its assessment of the regulatory risks and delay faced by us and our stockholders in connection with such a transaction had not changed. The Independent Committee also directed its advisors once again to encourage the Industry Party to address the continuing antitrust concerns of the Independent Committee by proposing or accepting deal terms that would offer an acceptable level of protection and compensation for us and our stockholders.

On July 7, 2006, the Industry Party submitted a letter to the Independent Committee that revised its proposal to include $32.00 in cash as the price per share for our common stock. In addition, the letter included a revised draft of the merger agreement that Pillsbury had delivered to legal counsel for the Industry Party on June 27, 2006. The revised draft merger agreement included provisions for a reverse termination fee, payable by the Industry Party to us in the event the merger was not ultimately consummated on the basis of an antitrust challenge or regulatory delay, of $200 million. The Independent Committee met to review the Industry Party’s revised proposal and draft merger agreement. Following such review, the Independent Committee determined that (i) the deal terms proposed by the Industry Party did not offer an acceptable level of protection and compensation for us and our stockholders and (ii) important areas remained unaddressed, including arrangements that would permit us to operate our business successfully during a period of sustained uncertainty (such as a company-wide retention program and the flexibility and resources to hire consultants should they be required to replace departed employees). However, the Independent Committee also determined that, in the face of the progress and potential opportunity represented by the Industry Party’s revised proposal, the Independent Committee was unwilling, on that day (which also represented the last day of the availability of Buyer’s proposal), to enter into the merger agreement under negotiation with Buyer. Accordingly, the Independent Committee directed UBS to offer to Buyer, so long as it would keep its proposal open, that in the event an acquisition agreement was signed with another bidder, the expenses of Buyer to date (stipulated for this purpose to be $3 million) and any on-going expenses would be reimbursed.

On July 8, 2006, the Independent Committee met to review and consider the status with respect to the two interested bidders. UBS reported that Buyer had agreed to leave its proposal open so long as, in the event an acquisition agreement was signed with another bidder, we would reimburse expenses through July 7, 2006 (stipulated to be $3 million), as well as going-forward expenses commencing on July 8, 2006, and stipulated to be $750,000 per day; however, Buyer would not leave its proposal open beyond July 12, 2006. The Independent Committee agreed that such a structure would be acceptable inasmuch as it would provide the Independent Committee with the opportunity to work with the Industry Party potentially to obtain a better transaction for our stockholders. On that basis, the Independent Committee reviewed the various deal points that would be required from the Industry Party to constitute, on a risk/delay-adjusted basis, a better opportunity, in the estimation of the Independent Committee, for our stockholders, including as to price per share, certainty of either a closing or payment of a substantial termination fee, flexibility and resources allowing us to protect our business during the period following an announcement and prior to a closing (or a termination of the agreement), and covenants for the Industry Party to pursue regulatory clearance expeditiously.

After discussion, including consultation with its advisors, the Independent Committee directed UBS to convey to the Industry Party that representatives of the Independent Committee and its advisors would be willing to meet face-to-face with the Industry Party and its advisors to negotiate and conclude an agreement, commencing as soon as possible, if the Industry Party were willing to negotiate for a transaction with the following terms: (i) $33.00 per share; (ii) a ticking fee to increase the per share price offered, commencing six months following the execution of an agreement, at a daily rate reflective of a per annum rate of approximately 7.8%; (iii) a $200 million fee payable by the Industry Party to us in the event the transaction failed to close for any reason other than a failure of our stockholders to approve the transaction or a material breach by us in certain instances; (iv) funding of an escrow account by the Industry Party with $50 million, to be accessed by us to provide for workforce retention and incentive arrangements prior to a closing as well as payment of significant fees and costs expected to be incurred in connection with the regulatory process; and (v) significant covenants by the Industry Party to pursue regulatory clearance as soon as practicable and under a best efforts standard. As part of its considerations, the Independent Committee determined that such a transaction, if agreed to by the Industry Party, might represent a better opportunity for our stockholders on a risk/delay-adjusted basis than the $27.00 per share and a relatively straightforward path to a closing offered by Buyer.

On the evening of July 8, 2006, advisors to the Industry Party informed UBS that the economic terms outlined were acceptable (with the caveat that the Industry Party wanted to limit the use of funds available for retention and incentive arrangements for those of our executives with existing retention benefits) and that they would be prepared to negotiate in person a merger agreement that would address the concerns of the Independent Committee, including as to certainty of either a closing or payment of a termination fee, as well as the obligation of the Industry Party vigorously to pursue regulatory clearance.

On the morning of July 9, 2006, the Independent Committee met with its advisors to discuss the status of negotiations with, and diligence activities by, the Industry Party. The Independent Committee directed that a draft merger agreement be delivered to legal counsel for the Industry Party reflecting the legal points that had been communicated to the Industry Party, which Pillsbury did later that day, and the Independent Committee and its advisors made preparations for the commencement of face-to-face discussions with the Industry Party and its advisors on the morning of July 10, 2006. The Independent Committee also discussed with its advisors the status of negotiations with Buyer.

During the evening of July 9, 2006, advisors to the Industry Party informed UBS that, notwithstanding their discussions during the evening of July 8, 2006, the Industry Party was now unwilling to proceed with negotiation of a draft merger agreement based on the economic terms discussed or the legal terms reflected in the draft merger agreement delivered by Pillsbury earlier that day. As a consequence, the face-to-face meeting scheduled for the morning of July 10, 2006 was cancelled. However, also during the evening of July 9, 2006, the Industry Party sent a message to the Independent Committee conveying key elements of its then current proposal, which were: (i) $33.00 per share; (ii) a ticking fee to increase the per share price offered, commencing six months following the execution of an agreement, at a daily rate reflective of a per annum rate of approximately 6.0%; (iii) a $200 million fee payable by the Industry Party in the event the transaction failed to close for antitrust reasons; (iv) a reduction in the purchase price to the extent we became obligated to pay expenses to another party (i.e., Buyer) in excess of $5.25 million; (v) a pool of $10 million to be used for certain workforce retention and incentive arrangements; and (vi) a merger agreement in substantially the form proposed by the Industry Party with its letter of July 7, 2006.

On July 10, 2006, the Independent Committee met with its advisors to review the status of discussions with the Industry Party and its advisors and to focus on the differences that existed between the parties. These differences included the size and nature of arrangements for workforce retention as well as various provisions in the competing forms of a merger agreement proposed by each party (such as provisions governing the certainty that either the transaction at issue would close or we would be paid a substantial termination fee, provisions bearing on our ability to operate our business successfully during the pendency of a potentially protracted regulatory process and provisions affecting the allocation of risk with respect to the operation of our business following a transaction announcement). The Independent Committee directed its advisors to (i) prepare, and deliver to outside counsel for the Industry Party, a revised draft of the merger agreement reflecting, among other things, a modified position in favor of the Industry Party on the allocation of risk with respect to the operation of our business following a transaction announcement and prior to a closing and (ii) consider, and discuss with advisors to the Industry Party, the resources that would be required for appropriate workforce retention and incentive arrangements prior to a closing. The Independent Committee also directed its advisors to convey to the Industry Party that, based on terms that represented less certainty for our stockholders of either a closing or our receipt of a termination fee, as well as less protection for our business following an announcement and prior to a closing, the minimally acceptable price per share for discussion in a face-to-face meeting would be $33.25.

On the evening of July 10, 2006, UBS communicated to the Industry Party’s advisors our response to the Industry Party’s last proposal, and also delivered to them a revised draft merger agreement. Such response included (i) a price of $33.25 per share, (ii) a $20 million retention and bonus pool for employees below the level of vice-president, with a portion of such pool not payable until either three months following a closing or 18 months after signing the merger agreement, and (iii) a ticking fee commencing six months following execution of an agreement at a daily rate reflective of a per annum rate of 6.0% for the period up to 12 months following execution, at which point the fee would increase to a daily rate reflective of a per annum rate of 7.5%. The Industry Party’s advisors responded to UBS that evening that the parties should meet to resolve remaining issues in the draft merger agreement, but without first agreeing to the terms included in our response.

On July 11, 2006, the Independent Committee met with its advisors to review the status of its negotiations with the interested parties. UBS advised the Independent Committee that the Industry Party was apparently unwilling to confirm whether any economic terms proposed would be acceptable unless and until the parties could achieve resolution of issues the Industry Party viewed as material in the draft merger agreement discussions. The Independent Committee determined that, in order to move its process along, members of the Independent Committee and its advisors should meet with the Industry Party and its advisors as soon as possible for face-to-face negotiations, with the intent of first resolving any merger agreement issues and then to confirm the economic arrangements required by the Independent Committee. The Independent Committee also directed UBS to communicate with Buyer to request that Buyer consider improving its proposal to include a price per share for our common stock above $27.00. Later that day, members of the Independent Committee and its advisors met telephonically with the Industry Party and its advisors to discuss draft merger agreement issues.

On July 12, 2006, members of the Independent Committee and its advisors met in person with representatives of the Industry Party and its advisors to discuss areas of disagreement in the most recent draft merger agreement delivered by Pillsbury to outside counsel for the Industry Party on July 10, 2006. During the course of discussions between the parties, which included detailed attention to various provisions of the draft merger agreement, the Independent Committee determined that (i) important issues separated the parties, including the level of certainty we could achieve through the merger agreement that either the transaction at issue would close or we would be paid the reverse termination fee, and (ii) the Industry Party did not appreciate (x) the difficulty we expected to face in operating our business following an announcement that we had agreed to be acquired by another retail company competing in the pet food and supplies industry and (y) the flexibility and accommodations we anticipated would be needed in order for us to operate our business successfully during a potentially protracted regulatory process, both in the best interests of our stockholders and in compliance with merger agreement provisions stipulated by the Industry Party (noting, in this regard, that our breach of overly restrictive provisions proposed by the Industry Party could permit the Industry Party to abandon the transaction, delay a closing past the termination date, or fail to obtain regulatory clearance, in each event leaving us in a weakened position, with the Industry Party likely claiming that such a breach relieved it of any obligation to pay a termination fee). During the course of the day, the Independent Committee met several times with its advisors to discuss the status of negotiations with the Industry Party and the apparent lack of a clear path toward achieving a mutually agreeable merger agreement given the firmly held positions of the Industry Party.

During the late evening of July 12, 2006, and based upon the Industry Party’s having stepped back from its agreement (as confirmed to UBS by the Industry Party’s advisors) to economic elements proposed for discussion by the Independent Committee on the evening of July 8, 2006, as well as the refusal of the Industry Party to agree to various provisions of a merger agreement that were important to us (including provisions governing the certainty of either a closing or a termination fee payment and provisions affecting our ability to retain operating flexibility during a potentially protracted post-announcement period in order to serve the best interests of our stockholders and avoid a breach of the merger agreement), the Independent Committee determined that it was no longer clear that a transaction with the Industry Party, even at $33.25 per share (which had not yet been agreed to by the Industry Party), would represent a better opportunity for our stockholders on a risk/delay-adjusted basis than the $27.00 per share and a relatively straightforward path to a closing offered by Buyer. As a consequence, the Independent Committee directed UBS to communicate to Buyer that a material increase in the price per share offered above $27.00 could result in the Independent Committee’s immediate consideration of a recommendation to our Board of Directors to enter into a merger agreement with Buyer on the terms that had been substantially negotiated.

On the morning of July 13, 2006, members of the Independent Committee met with its advisors in an effort to develop compromise positions to bridge the gap between the Independent Committee and the Industry Party over issues in the merger agreement. During the day, UBS reported to members of the Independent Committee that Buyer had agreed to improve its proposal to include a price per share for our common stock of $29.00. At a meeting of the Independent Committee that was convened later that day, UBS confirmed that Buyer had agreed to improve its proposal to include a price per share for our common stock of $29.00; however, UBS also reported that Buyer would require a break-up fee of $50 million, although Buyer had also agreed to: (i) damages of $50 million (with payment to be guaranteed by GEI IV and TPG V) in the event that Buyer failed to perform its obligations (including as a result of failing to obtain the necessary financing for the transaction); (ii) a period of 20 business days following execution of the merger agreement during which the Independent Committee could continue discussions with, and conduct an active solicitation for, other parties regarding a superior opportunity for our stockholders; and (iii) the availability, during a one-week period following execution of the merger agreement, of a reduction to $30 million (plus reimbursement of $3 million in expenses) in the amount of the break-up fee payable by us in the event we terminated the merger agreement to pursue a superior proposal. It was noted that a draft of the merger agreement had been substantially negotiated between Pillsbury and Skadden, on terms that had been reviewed and considered by the Independent Committee, and was in nearly final form and available for review by our Board of Directors.

The Independent Committee then discussed the status of its negotiations and process related to the Industry Party in detail and concluded that the current proposal of Buyer was materially better than any proposal the Independent Committee believed could be achieved in further negotiations with the Industry Party, particularly in view of: (i) the regulatory risk associated with an Industry Party transaction; (ii) the prospects of substantial delay until either a closing or a termination would take place; and (iii) the likelihood of our business sustaining significant damage over the course of any protracted regulatory process. UBS reported that it would be prepared to deliver to the Independent Committee an opinion that, as of July 13, 2006 and based upon and subject to various assumptions made, matters considered and limitations to be described in such opinion, the $29.00 per share merger consideration to be received by holders of shares of our common stock (other than GEI IV and TPG V or their respective affiliates) in the merger was fair, from a financial point of view, to such holders. Following discussion, the Independent Committee unanimously resolved to approve the proposed merger and to recommend the transaction and the form of merger agreement to our Board of Directors and stockholders.

Also on July 13, 2006, our Board of Directors met to consider the proposed transaction represented by the merger agreement with Buyer; however, at the beginning of the meeting John G. Danhakl, an affiliate of the Leonard Green Entities, recused himself from consideration of the matter and further participation in the meeting. Prior to the Board meeting, Pillsbury provided a copy of the substantially final merger agreement and related equity commitment and guarantee documents to the members of our Board of Directors for their review. Representatives of Pillsbury and UBS were in attendance at the Board meeting. Based upon advice from Pillsbury, the Board members considered their fiduciary duties in connection with consideration of a transaction like the one represented by the merger agreement, including the fact that the use of the Independent Committee had permitted the Board to pursue an independent and objective process in its consideration of the transaction. Our Board of Directors then received a presentation from UBS on the financial aspects of the transaction. UBS also delivered its opinion orally that, as of July 13, 2006 and based upon and subject to various assumptions made, matters considered and limitations described in the opinion (a written copy of which was subsequently delivered and is attached to this Proxy Statement as Annex B), the $29.00 per share merger consideration to be received by holders of shares of our common stock (other than GEI IV and TPG V or their respective affiliates) in the merger was fair, from a financial point of view, to such holders. Representatives of Pillsbury then reviewed with the Board in detail the terms of the transaction as reflected in the draft merger agreement.

After consideration and discussion among the members of the Board, the members of the Board (other than Mr. Danhakl) unanimously resolved to approve the merger agreement and the proposed merger and to recommend that our stockholders adopt the merger agreement at a special meeting. The Board, with Messrs. Devine and Myers abstaining (and Mr. Danhakl absent), also approved certain technical amendments to the employment agreements of Messrs. Devine, Myers and Hall and an enhanced retention agreement for Mr. Carter that would double the length of the severance period under his existing agreement from 12 to 24 months in the event of termination of employment following a change of control.

Following the Board of Directors meeting, representatives of Pillsbury and Skadden completed certain minor details of the merger agreement reflective of discussions prior to the Board meeting that had been communicated to the members of our Board at such meeting. Later that evening, definitive financing and equity commitments were delivered and the merger agreement was executed. During the early morning of July 14, 2006, we issued a press release announcing the transaction and filed a Current Report on Form 8-K with the SEC disclosing the merger transaction and attaching a copy of the definitive merger agreement as an exhibit.

Also on July 14, 2006, Pillsbury contacted the Industry Party’s legal counsel to offer follow-up on the few open diligence matters that had been noted by such counsel during the negotiations on July 12, 2006, as well as to offer the Industry Party the opportunity to request additional diligence materials. On that same day, the Industry Party’s advisors contacted UBS and indicated that the Industry Party was interested in submitting a further proposal. UBS indicated that, although we had signed a definitive merger agreement with Buyer, we would be willing to consider any proposal that could be viewed as, or that could potentially lead to, a superior proposal, and that we had clearly provided for such an opportunity in our merger agreement with Buyer. However, no further proposal was submitted, and Pillsbury’s offer for follow-up diligence was not pursued, by the Industry Party. Subsequently, no further communications have been received from the Industry Party or its representatives regarding a potential transaction.

Beginning on July 14, 2006, pursuant to the solicitation provisions of the merger agreement, UBS began contacting certain potential acquirers that they had identified. During the solicitation period, UBS contacted a total of 56 parties, including 11 strategic parties and 45 financial parties, and no parties contacted UBS. None of the parties contacted by UBS expressed an interest in receiving access to confidential due diligence materials (which would require the execution of a confidentiality agreement) or pursuing any discussions regarding a potential transaction with us. The solicitation period of 20 business days provided by the merger agreement ended at 12:01 a.m. Eastern Time on Friday, August 11, 2006.

On July 20, 2006, the Industry Party’s outside antitrust counsel requested that Pillsbury return or destroy competitive information provided to it, as antitrust counsel to the Independent Committee, under the JDA. The Industry Party’s outside antitrust counsel also offered to do the same with respect to information provided to it under the JDA by us. Pillsbury confirmed its agreement to destroy the information provided by the Industry Party under the JDA and requested that the Industry Party’s outside antitrust counsel similarly destroy the information provided by us under the JDA and confirm such destruction to Pillsbury.

Our Board of Directors did not independently determine to initiate a process for the sale of the Company. As noted above, the Independent Committee was formed on April 5, 2006 in response to receipt of a proposal from Buyer. However, following receipt of Buyer’s proposal, as well as a proposal from the Industry Party, the Independent Committee determined that a sale of the Company could represent the best opportunity to realize value for our stockholders for the foreseeable future. As further noted above, while exploring both proposals the Independent Committee considered the potential benefits to the Company and its stockholders of a leveraged recapitalization as well as the continued conduct of our business as a stand-alone entity. In electing to approve the merger agreement and the proposed merger with Buyer, the Independent Committee determined (and our Board of Directors adopted the Independent Committee’s determination) that the merger represents the best value obtainable for our unaffiliated stockholders. See a discussion of the material factors considered by the Independent Committee under “—Fairness of the Merger; Recommendation of Our Board of Directors” below. The proposals discussed above from the Buyer and the Industry Party represent the only proposals received by the Company from such parties. Other than these proposals, we are not aware of any firm offer by any other person during the prior two years for (i) a merger or consolidation of us with another company, (ii) the sale or transfer of all or substantially all of our assets or (iii) a purchase of our securities that would enable such person to exercise control of us.

Fairness of the Merger; Recommendation of Our Board of Directors

In this section, we refer to our Board of Directors (other than John G. Danhakl, who is affiliated with the Leonard Green Entities and recused himself from the Board’s consideration of this matter) as the “Board.” The Board believes that the merger (which is the Rule 13e-3 transaction for which a Schedule 13E-3 Transaction Statement has been filed with the SEC) is substantively and procedurally fair to and in the best interests of our unaffiliated stockholders. On July 13, 2006, the Board approved the merger agreement and authorized the transactions contemplated by the merger agreement, including the merger, and recommended that our stockholders adopt the merger agreement. In reaching these conclusions, the Independent Committee considered, and the Board expressly adopted the Independent Committee’s conclusions regarding, the following material factors, among others:

•	its belief, based upon our historical and current financial performance and results of operations, our prospects and long-term strategy, our competitive position in our industry, the outlook for the retail pet food and supplies industry and general economic and stock market conditions, that the $29.00 per share merger consideration would result in greater value to our stockholders than pursuing our current business plan;

•	the historical market prices of our common stock and recent trading activity, including the fact that the $29.00 per share merger consideration represented a 49.1% premium over our closing stock price on July 13, 2006 (the last business day prior to the announcement of the transaction), and a 48.8% premium over our average share price for the one-month period ended July 13, 2006;

•	its belief that our stock price was not likely to trade at or above the $29.00 price offered in the merger in the foreseeable future. This belief was based on a number of factors, including: the directors’ knowledge and understanding of our company and our industry, our management’s projections and our business plan, the various valuation methodologies and analyses (which did not include any projections of where our stock price would trade in the future) prepared by UBS, the financial advisor to the Independent Committee, and described under “—Opinion of the Independent Committee’s Financial Advisor” below, and research analyst target prices;

•	the financial analysis reviewed by UBS at the Board meeting on July 13, 2006, and the opinion of UBS, described in detail under “—Opinion of the Independent Committee’s Financial Advisor” that, as of July 13, 2006 and based upon and subject to various assumptions made, matters considered and limitations described in the opinion, the $29.00 per share merger consideration to be received by holders of shares of our common stock (other than GEI IV and TPG V or their respective affiliates) in the merger was fair, from a financial point of view, to such holders. The Independent Committee concluded that it was appropriate to consider the UBS written opinion as a basis for the Independent Committee’s determination as to the fairness of the merger consideration to our unaffiliated stockholders because (i) the unaffiliated stockholders are a subset of the group of stockholders addressed by the UBS written opinion, (ii) no distinction was drawn, for purposes of the such opinion, between the two groups inasmuch as such opinion addressed only the fairness of the $29.00 per share merger consideration to be received by all of our stockholders in the merger, whether unaffiliated or affiliated, other than GEI IV and TPG V or their respective affiliates, and (iii) as to our officers and directors (i.e., the stockholders effectively addressed by the UBS written opinion other than our unaffiliated stockholders), their interests in the merger are not materially different from our unaffiliated stockholders. See “—Interests of Officers and Directors in the Merger” beginning on page 44;

•	its belief, based on, among other things, the data provided by UBS, that the $29.00 per share merger consideration compared favorably to the range of fair values for our common stock as set forth in the UBS analysis. See “—Opinion of the Independent Committee’s Financial Advisor” below and Annex B;

•	that the consideration to be paid in the merger is all cash, which provides certainty of value to our stockholders;

•

the terms of the merger agreement, including the fact that the merger agreement contains provisions that permitted us to conduct a post-signing market test to ensure that the $29.00 per share price in the proposed transaction is the best value available to our unaffiliated stockholders, including: (i) a 20-business day period during which we, under the direction of the Independent Committee, were permitted actively to seek competing proposals for a business combination or acquisition; (ii) the right, even after the end of the 20-business day solicitation period, subject to certain conditions, to explore unsolicited proposals and to terminate the merger agreement; and (iii) the right to accept a superior proposal prior to stockholder approval of the merger agreement, subject to payment of a customary break-up fee (including a reduced fee for any superior proposal accepted within one week after the execution of the merger agreement). The Independent Committee believed that these provisions were important in ensuring that the transaction would be fair and the best available to our unaffiliated stockholders and provided the Independent Committee with adequate flexibility to explore potential transactions with other parties;

•	that the merger agreement is subject to limited conditions;

•	that all of the members of the Independent Committee were unanimous in their determination to recommend the merger agreement for approval by the Board and our stockholders;

•	that Buyer delivered financing commitments from reputable and financially sound lenders that, together with the equity commitments received from GEI IV and TPG V, are sufficient to pay the aggregate merger consideration; and

•	that the transaction will be subject to the approval of our stockholders and that, in this regard, Leonard Green, TPG and their respective affiliates, as well as our directors and current executive officers, do not own a significant enough interest, in the aggregate, in our shares to influence substantially the outcome of the stockholder vote. As of August 24, 2006, the record date for the special meeting, these persons owned of record an aggregate of 4,426,265 shares, representing approximately 7.7% of our outstanding common stock. See “—Interests of Officers and Directors in the Merger” beginning on page 44; and “Common Stock Ownership of Management, Executive Officers and Certain Beneficial Owners” beginning on page 76.

The Board also believed the process by which we entered into the merger agreement with Buyer and Merger Sub was fair, and in reaching that determination the Board took into account, in addition to the factors noted above, the following:

•	the consideration and negotiation of the transaction was conducted entirely under the oversight of the members of the Independent Committee consisting of all members of our Board other than those directors who are members of management or affiliated with Leonard Green, TPG or their respective affiliates, and no limitations were placed on the authority of the Independent Committee. Accordingly, the Independent Committee was free to reject the proposed merger as well as to explore a transaction with any other bidder whose offer it determined was more favorable or likely to be more favorable than the offer from Buyer. The purpose for establishing the Independent Committee and granting it the exclusive authority to review, evaluate and negotiate the terms of the transaction on our behalf was to ensure that our unaffiliated stockholders were adequately represented by disinterested persons. None of the members of the Independent Committee has any financial interest in the merger that is different from our unaffiliated stockholders generally, although the merger agreement does include customary provisions for indemnification and the continuation of liability insurance for our officers and directors;

•

the Independent Committee was advised by legal counsel and an internationally recognized financial advisor selected by them. The Independent Committee engaged Pillsbury as legal counsel and UBS as financial advisor to advise the Independent Committee in their efforts to represent our unaffiliated stockholders. Neither we nor the Independent Committee considered it necessary or appropriate to retain additional unaffiliated representatives to act solely on behalf of our unaffiliated stockholders for the purposes of negotiating the transaction or preparing a report concerning the fairness of the transaction. In determining to retain UBS to act as the Independent Committee’s financial advisor, the Independent Committee was aware that UBS is a large, global, full-service financial institution that had in the past provided investment banking services, for which UBS and its affiliates had received compensation, to (i) us (unrelated to the proposed merger) and (ii) Leonard Green, TPG and certain of their respective affiliates. However, prior to entering into the engagement, UBS determined that it was not at that time rendering any services to Leonard Green, TPG or their respective affiliates, and the Independent Committee determined, following its inquiry, that UBS would not be impaired in its ability to render an opinion or to act as the financial advisor to the Independent Committee in connection with any potential transaction with Buyer;

•	the Independent Committee conducted discussions and negotiations with the Industry Party over a period of several months, including making available detailed diligence materials, and was unable to obtain terms from the Industry Party for an acquisition of us which represented, in the determination of the Independent Committee, a better opportunity for our stockholders, particularly on a risk/delay-adjusted basis and in view of the expected harm our business would suffer following an announcement and prior to a closing (or termination) of any acquisition agreement with the Industry Party; and

•	the Independent Committee’s extensive, arm’s-length negotiations with Buyer over several months, which, among other things, resulted in an increase in the merger consideration from $26.50 to $29.00 per share.

The Board was aware of and also considered the following adverse factors associated with the merger, among others:

•	that at various times over the past several years, our stock price traded in excess of the $29.00 per share merger consideration, although the Board believed it was unlikely that our stock would trade in excess of $29.00 in the foreseeable future;

•	that GEI IV and TPG V have not, on their own, committed sufficient funds to complete the transaction, and consummation of the transaction is subject to Buyer and Merger Sub obtaining debt financing totaling approximately $1.35 billion. See “—Financing for the Merger; Source and Amount of Funds” beginning on page 40;

•	that our stockholders will have no ongoing equity participation in the surviving corporation following the merger, meaning that our stockholders will cease to participate in our future earnings or growth, or to benefit from any increases in the value of our stock;

•	that the proposed merger will be a taxable transaction for our stockholders;

•	that if the merger is not completed, we will be required to pay our fees associated with the transaction as well as, under certain circumstances, to reimburse Buyer and Merger Sub for their out-of-pocket expenses associated with the transaction;

•	that our process to explore a transaction for a sale of us was limited to discussions with Buyer and the Industry Party, although the Independent Committee believed (i) these parties possessed substantial knowledge and sophistication with respect to our business and an apparent willingness to devote substantial resources to pursuit of a possible transaction with us, (ii) these parties represented, for us, a premier financial bidder and a premier strategic bidder, each of which could reasonably be expected to offer the maximum price reasonably obtainable from a similarly situated party, (iii) the involvement of these parties would provide the requisite competitive tension to result in the best opportunity for our stockholders, (iv) risks existed with a broader auction process, including that these two parties might offer a lower price in such a process (or choose not to enter into such a process at all), and (v) the merger agreement provided the Independent Committee with an adequate opportunity to conduct an affirmative post-signing market test to ensure that the $29.00 per share merger consideration is the best value available to our unaffiliated stockholders;

•	that we will be required to pay Buyer a termination fee if the merger agreement is terminated under certain circumstances; and

•	that if the merger is not completed, we may be adversely affected due to potential disruptions in our operations.

In analyzing the transaction relative to our going concern value, the Board took into account our pre-announcement stock price, which the Board considered to be a meaningful reflection of our going concern value, and also considered the analyses and methodologies used by UBS as a whole to evaluate our going concern value. See “—Opinion of the Independent Committee’s Financial Advisor” beginning on page 30. Further, the Board adopted the analyses and conclusions of UBS. UBS’s analyses were based upon certain management-provided scenarios and assumptions, but did not include an independent analysis of our liquidation value or book value. The Board did not consider liquidation value as a factor because we are a viable going concern business and the trading history of our common stock is an indication of our value as such. In addition, due to the fact that we are being sold as a going concern, the Board did not consider our liquidation value relevant to a determination as to whether the merger is fair to our unaffiliated stockholders. Further, the Board did not consider net book value a material indicator of our value because it understates our value as a going concern, but is instead indicative of historical costs.

In view of the large number of factors considered by the Independent Committee and the Board in connection with the evaluation of the merger agreement and the merger and the complexity of these matters, neither the Independent Committee nor the Board considered it practicable to, nor did either attempt to, quantify, rank or otherwise assign relative weights to the specific factors considered in reaching a decision, nor did the Independent Committee or the Board evaluate whether these factors were of equal importance. In addition, each director may have given different weight to the various factors. The Independent Committee held extensive discussions with UBS with respect to the quantitative and qualitative analyses of the financial terms of the merger. The Independent Committee and the Board conducted discussions of, among other things, the factors described above, including asking questions of our management and the Independent Committee’s financial and legal advisors, and reached the conclusion that the merger is substantively and procedurally fair to and in the best interests of our unaffiliated stockholders.

Purposes and Reasons of Mr. Danhakl and the Leonard Green Entities and TPG Entities for the Merger

The purposes of the Leonard Green Entities and TPG Entities, Mr. Danhakl, Buyer and Merger Sub, for engaging in the merger are to enable Buyer, which is currently owned by GEI IV and TPG V, to obtain a controlling interest in PETCO and to enable our stockholders to realize a premium on their shares of PETCO. None of the Leonard Green Entities and TPG Entities, Mr. Danhakl, Buyer and Merger Sub considered any alternative means to effect such purposes. Buyer and Merger Sub were formed for the purpose of engaging in the merger and the other transactions contemplated by the merger agreement.

Positions of Mr. Danhakl and the Leonard Green Entities and TPG Entities Regarding the Fairness of the Merger

Under a possible interpretation of the rules governing “going-private” transactions, GEI IV, GEI Capital, Mr. Danhakl, TPG V, TPG Advisors, Buyer and Merger Sub may be deemed to be affiliates of PETCO and required to express their beliefs as to the fairness of the merger to the unaffiliated stockholders of PETCO. Each of Mr. Danhakl and the Leonard Green Entities and TPG Entities believes that the merger (which is the Rule 13e-3 transaction for which a Schedule 13E-3 Transaction Statement has been filed with the SEC) is substantively and procedurally fair to PETCO’s unaffiliated stockholders on the basis of the factors described under “—Fairness of the Merger; Recommendation of Our Board of Directors” and the additional factors described below.

In this section, we refer to the PETCO Board of Directors, other than John G. Danhakl, who is affiliated with the Leonard Green Entities and recused himself from the deliberations and the Board’s determination with respect to the merger agreement and the proposed merger, as the “Board.”

None of the Leonard Green Entities or the TPG Entities participated in the deliberations of the Independent Committee or the Board regarding, or received advice from PETCO’s legal or financial advisor as to, the fairness of the merger. However, neither the Leonard Green Entities nor the TPG Entities has performed, or engaged a financial advisor to perform, any valuation or other analysis for the purposes of assessing the fairness of the merger to PETCO’s unaffiliated stockholders. Based on these entities’ knowledge and analysis of available information regarding PETCO, as well as discussions with members of PETCO’s senior management regarding PETCO and its business and the factors considered by, and findings of, the Board discussed in this proxy statement in the sections entitled “Fairness of the Merger; Recommendation of Our Board of Directors,” the Leonard Green Entities and the TPG Entities believe that the merger is fair to PETCO’s unaffiliated stockholders. In particular, the Leonard Green Entities and the TPG Entities considered the following:

•	no member of the Independent Committee has a financial interest in the merger that is different from, or in addition to, the interests of PETCO’s unaffiliated stockholders generally, although the merger agreement does include customary provisions for indemnity and the continuation of liability insurance for PETCO’s officers and directors;

•	the Independent Committee and the Board, determined, by the unanimous vote of all members of the Board, that the merger is fair to, and in the best interests of, PETCO and its unaffiliated stockholders;

•	the per share price of $29.00 represents a 49.1% premium to the closing price of PETCO’s stock on July 13, 2006 of $19.45;

•	the per share price of $29.00 represents a 48.8% premium over PETCO’s average share price for the one-month period ended July 13, 2006, and a 57.9% premium to $18.37, the closing price of PETCO’s stock on June 16, 2006, the low closing price for the 52 weeks prior to the date of the merger agreement; and

•	the merger will provide consideration to PETCO’s stockholders entirely in cash.

Although the Leonard Green Entities and the TPG Entities did not consider the going concern value of PETCO’s common stock as a public company as an independent factor in determining the fairness of the merger consideration to PETCO’s unaffiliated stockholders, the Leonard Green Entities and the TPG Entities believed that the going concern value was reflected in the pre-announcement per share stock price of PETCO’s common stock, and therefore, the per share offer price of $29.00 represented a premium to the going concern value of PETCO. In addition, the Leonard Green Entities and the TPG Entities did not consider net book value because they believe that net book value, which is an accounting concept, does not reflect, or have any meaningful impact on, either the market trading prices of PETCO common stock or PETCO’s value as a going concern. The Leonard Green Entities and the TPG Entities did not consider liquidation value in determining the fairness of the merger to the unaffiliated stockholders because of their belief that liquidation sales generally result in proceeds substantially less than sales of a going concern, of the impracticability of determining a liquidation value given the significant execution risk involved in any breakup.

The Leonard Green Entities and the TPG Entities believe that the merger is procedurally fair to PETCO’s unaffiliated stockholders based upon the following factors:

•	no member of the Independent Committee has a financial interest in the merger that is different than, or in addition to, the interests of PETCO’s unaffiliated stockholders generally, although the merger agreement does include customary provisions for indemnity and the continuation of liability insurance for PETCO’s officers and directors;

•	the Independent Committee, consisting solely of directors who are not officers or employees of PETCO and who are not affiliated with the Leonard Green Entities and TPG Entities, and who have no financial interest in the merger different from PETCO’s unaffiliated stockholders generally, was given exclusive authority to, among other things, review, evaluate and negotiate the terms of the proposed merger to decide not to engage in the merger, and to consider alternatives to the merger;

•	the Independent Committee’s independent financial advisor, UBS, rendered an opinion to the Independent Committee that, as of July 13, 2006, and based upon and subject to various assumptions made, matters considered and limitations described in the opinion, the $29.00 per share merger consideration to be received by holders of shares of PETCO common stock (other than GEI IV and TPG V or their respective affiliates) in the merger was fair, from a financial point of view, to such holders;

•	the $29.00 per share cash consideration and the other terms and conditions of the merger agreement resulted from extensive arm’s-length negotiations between Buyer and its advisors, on the one hand, and the Independent Committee and its advisors, on the other hand;

•	the terms of the merger agreement provide for a post-signing “go-shop” period which permitted the Independent Committee to solicit competing acquisition proposals for the 20-business day period beginning on July 13, 2006 and concluding on August 11, 2006;

•	the merger was unanimously approved by the Independent Committee and the Board of Directors (other than John G. Danhakl, an affiliate of the Leonard Green Entities, who recused himself from consideration of the matter); and

•	the affirmative vote of a majority of the outstanding shares of PETCO common stock is required under Delaware law and under the merger agreement to approve and adopt the merger and that, in this regard, Leonard Green, TPG and their respective affiliates, as well as PETCO’s directors and current executive officers, do not own a significant enough interest, in the aggregate, in PETCO’s shares to influence substantially the outcome of the stockholder vote.

The foregoing discussion of the information and factors considered and given weight by the Leonard Green Entities and the TPG Entities in connection with the fairness of the merger agreement and the merger is not intended to be exhaustive but is believed to include all material factors considered by them. The Leonard Green Entities and the TPG Entities did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the merger agreement and the merger. The Leonard Green Entities and the TPG Entities believe these factors provide a reasonable basis upon which to form their belief that the merger is substantively and procedurally fair to PETCO’s unaffiliated stockholders. This belief should not, however, be construed as a recommendation to any PETCO stockholder to approve the merger agreement. The Leonard Green Entities and the TPG Entities do not make any recommendation as to how stockholders of PETCO should vote their shares relating to the merger.

Neither Buyer nor Merger Sub participated in the deliberations of the Independent Committee or the Board regarding, or received advice from PETCO’s legal or financial advisors as to, the fairness of the merger to PETCO’s unaffiliated stockholders. Based on these entities’ knowledge and analysis of available information regarding PETCO, as well as discussions with members of PETCO’s senior management regarding PETCO and its business and the factors considered by, and findings of, the Board discussed in this proxy statement in the sections entitled “Fairness of the Merger; Recommendation of Our Board of Directors,” Buyer and Merger Sub believe that the merger is substantively and procedurally fair to PETCO’s unaffiliated stockholders. In addition, as entities jointly owned by the Leonard Green Entities and TPG Entities, Buyer and Merger Sub considered the same factors considered by, and adopted the analyses of, the Leonard Green Entities and TPG Entities, as discussed above in this proxy statement.

Buyer and Merger Sub believe that these factors provide a reasonable basis for their belief that the merger is fair to PETCO’s unaffiliated stockholders. This belief should not, however, be construed as a recommendation to any PETCO stockholder to approve the merger agreement. Buyer and Merger Sub do not make any recommendation as to how stockholders of PETCO should vote their shares relating to the merger.

As an affiliate of the Leonard Green Entities, Mr. Danhakl has interests in the merger that are different from the other directors of PETCO. Accordingly, Mr. Danhakl did not participate in the deliberations of the

Independent Committee or the Board regarding, or receive advice from PETCO’s legal or financial advisors as to, the fairness of the merger to PETCO’s unaffiliated stockholders. Based on Mr. Danhakl’s knowledge regarding PETCO, as well as discussions with members of PETCO’s senior management regarding PETCO and its business and the factors considered by, and findings of, the Board discussed in this proxy statement in the sections entitled “Fairness of the Merger; Recommendation of Our Board of Directors,” Mr. Danhakl believes that the merger is substantively and procedurally fair to PETCO’s unaffiliated stockholders. In addition, Mr. Danhakl considered the same factors considered by, and adopted the analyses of, the Leonard Green Entities, as discussed above in this proxy statement. Mr. Danhakl believes that these factors provide a reasonable basis for his belief that the merger is fair to PETCO’s unaffiliated stockholders. This belief should not, however, be construed as a recommendation to any PETCO stockholder to approve the merger agreement. Mr. Danhakl does not make any recommendation as to how stockholders of PETCO should vote their shares relating to the merger.

Opinion of Independent Committee’s Financial Advisor

On July 13, 2006, UBS delivered its oral opinion to the Independent Committee to the effect that, as of July 13, 2006, and based upon and subject to various assumptions made, matters considered and limitations described in the opinion, the consideration of $29.00 per share of our common stock to be received by holders of our common stock (other than GEI IV and TPG V or their respective affiliates) in the merger was fair, from a financial point of view, to such holders. The opinion was confirmed by delivery of a written opinion dated as of July 13, 2006.

The full text of UBS’ opinion describes, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS. UBS’ opinion is attached as Annex B to this proxy statement. UBS’ opinion is directed only to the fairness, from a financial point of view, to the holders of our common stock (other than GEI IV and TPG V or their respective affiliates) of the merger consideration to be received by such holders in the merger and does not address the fairness of any other aspect of the merger. The opinion also does not address the relative merits of the merger as compared to other transactions that might be available with respect to us, nor does it address our underlying business decision to effect the merger. The opinion does not constitute a recommendation to any holder of our common stock as to how such stockholder should vote or act with respect to the merger. Holders of our common stock are encouraged to read UBS’ opinion carefully in its entirety. The summary of UBS’ opinion presented below is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, UBS, among other things:

•	reviewed certain of our publicly available business and historical financial information;

•	reviewed certain internal financial information and other data relating to our business and financial prospects that were provided by us to UBS, and not publicly available, including draft financial forecasts and estimates prepared by our management and provided to UBS on May 8, 2006 and the final financial forecasts and estimates prepared by our management and provided to UBS on June 15, 2006;

•	conducted discussions with members of our senior management concerning our business and financial prospects;

•	reviewed publicly available financial and stock market data with respect to certain other companies UBS believed to be generally relevant;

•	compared the financial terms of the merger with the publicly available financial terms of certain other transactions UBS believed to be generally relevant;

•	reviewed current and historical market prices of our common stock;

•	reviewed a draft of the merger agreement, dated July 13, 2006; and

•	conducted such other financial studies, analyses and investigations, and considered such other information, as UBS deemed necessary or appropriate.

In connection with its review, with the Independent Committee’s consent, UBS did not assume any responsibility for independent verification of any of the information reviewed by UBS for the purpose of its opinion and, with the Independent Committee’s consent, relied on that information being complete and accurate in all material respects. In addition, with the Independent Committee’s consent, UBS did not make any independent evaluation or appraisal of any of our assets or liabilities (contingent or otherwise), nor was UBS furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates referred to above, the Independent Committee directed UBS to rely on the financial forecasts and estimates provided to UBS on June 15, 2006, and UBS assumed, at the Independent Committee’s direction, that such financial forecasts and estimates had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of our management as to our future performance. In addition UBS assumed, with the Independent Committee’s approval, that the future financial results referred to in the financial forecasts and estimates provided to UBS on June 15, 2006 would be achieved at the times and in the amounts projected by our management. UBS’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to UBS as of, the date of its opinion.

At the Independent Committee’s direction, UBS was not asked to, nor did UBS, offer any opinion as to the terms, other than the merger consideration to the extent expressly specified in UBS’ opinion, of the merger agreement or the form of the merger. In rendering the opinion, UBS assumed, with the Independent Committee’s consent, that (i) the final executed form of the merger agreement did not differ in any material respect from the draft examined by UBS, (ii) the parties to the merger agreement would comply with all the material terms of the merger agreement, and (iii) the merger would be consummated in accordance with the terms of the merger agreement without any adverse waiver or amendment of any material term or condition thereof. UBS also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any material adverse effect on us and/or the merger. Except as described above, the Independent Committee imposed no other limitations on UBS with respect to the investigation made or procedures followed by UBS in rendering its opinion.

In connection with rendering its opinion, UBS performed a variety of financial and comparative analyses. The material analyses are summarized below. The following summary is not a complete description of all the analyses performed and factors considered by UBS in connection with its opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description.

Accordingly, UBS believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying UBS’ analyses and opinion. UBS did not form an opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support UBS’ opinion. Rather, UBS arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and believes that the totality of the factors considered and analyses it performed in connection with its opinion operated collectively to support its determination as to the fairness of the merger consideration from a financial point of view as of the date of UBS’ opinion to the holders of our common stock (other than GEI IV and TPG V or their respective affiliates).

UBS understands that we received a proposal for a strategic transaction from the Industry Party on April 17, 2006, while we were considering a proposal that ultimately led to the merger agreement, and that the Independent Committee subsequently engaged in discussions and negotiations with the Industry Party regarding the proposed strategic transaction. Although the Independent Committee did not authorize UBS to solicit, and UBS did not solicit, indications of interest in a business combination with us from any party, other than in connection with the solicitation provisions of the merger agreement, UBS did participate in discussions and negotiations with the Industry Party.

The forecasts and estimates of our future performance provided by our management in or underlying UBS’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, UBS considered industry performance, general business and economic conditions and other matters, many of which are beyond our control. Estimates of the financial value of companies do not purport to be appraisals or to reflect the prices at which companies may actually be sold.

The merger consideration was determined through negotiation between the Independent Committee and Buyer and the decision to enter into the merger agreement was solely that of the Independent Committee. UBS’ opinion and financial analyses were only one of many factors considered by the Independent Committee in its evaluation of the proposed transaction and should not be viewed as determinative of the views of the Independent Committee with respect to the merger or the merger consideration.

The following is a summary of the material financial analyses performed by UBS and reviewed with the Independent Committee in connection with UBS’ opinion relating to the merger. The order of the analyses described does not represent relative importance or weight given to those analyses by UBS. The financial analyses summarized below include information presented in tabular format. In order to fully understand UBS’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of UBS’ financial analyses.

Stock Trading History and Implied Premiums. UBS reviewed the historical trading prices of our common stock for the 52-week period ending July 13, 2006 (the last trading day prior to the announcement of the merger). The high and low closing prices of our common stock for such period were $29.58 and $18.37, respectively.

UBS also analyzed the $29.00 per share merger consideration offered to our stockholders to derive premiums over our stock price on July 13, 2006, as well as the premium over our stock price one week and one month prior to the announcement on July 14, 2006 and the premium relative to the average closing stock price for our common stock for the thirty-day, sixty-day, ninety-day, and one-year periods ended July 13, 2006. The results of this analysis are set forth below:

Date or Time Period	Implied Premium
July 13, 2006	49.1%
One Week Prior	48.3%
One Month Prior	55.2%
30-day average	48.8%
60-day average	43.4%
90-day average	39.1%
1-year average	31.4%

Selected Public Companies Analysis. UBS compared certain of our selected financial information with corresponding financial information of selected publicly traded companies in two sectors that UBS judged to be generally relevant. These sectors were selected, among other reasons, because of their operational and overall business similarities with our business, although none of the companies in these sectors, other than PetSmart, were engaged in the same line of business in which we are engaged. The companies reviewed in connection with this analysis were:

Selected Specialty Retail Companies	Selected Food Retail Companies

•      PetSmart, Inc.

•      Staples, Inc.

•      Office Depot, Inc.

•      Best Buy Co., Inc.

•      Circuit City Stores, Inc.

•      AutoZone, Inc.

•      Advance Auto Parts, Inc.

•      Barnes & Noble, Inc.

•      Borders Group, Inc.

•      Bed Bath & Beyond, Inc.

•      Williams-Sonoma, Inc.

•      Michaels Stores, Inc.

•      Jo-Ann Stores, Inc.

•      The Home Depot, Inc.

•      Lowe’s Companies, Inc.

•      Dick’s Sporting Goods, Inc.

• Koninklijke Ahold N.V. • Delhaize Group • The Great Atlantic & Pacific Tea Company, Inc. • The Kroger Co. • Pathmark Stores, Inc. • Safeway Inc. • Weis Markets, Inc.

UBS considered, among other things, (1) fully diluted equity values, (2) enterprise values (calculated as fully diluted equity value, plus book value of total debt and book value of minority interests, less cash and cash equivalents) and (3) enterprise values as a multiple of (a) the last twelve months’ sales and earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, and (b) estimated calendar years 2006 and 2007 sales and EBITDA. UBS then compared the multiples derived for PetSmart, Inc. and the companies in the two sectors as a group with corresponding multiples implied for us based on the closing price of our common stock on July 13, 2006 and based on the merger consideration of $29.00 per share. Financial data for the companies in the two sectors were based on closing stock prices on July 13, 2006. Estimated financial data for the companies in the two sectors were based on the most recent publicly available research analysts’ estimates and our estimated financial data were analyzed based on both the most recent publicly available research analysts’ estimates and on the final financial forecasts and estimates provided to UBS on June 15, 2006 by our management described under “—Financial Projections” beginning on page 50. With the exception of PetSmart, because none of the selected public companies were in the same line of business as the Company, but were only deemed by UBS to be generally relevant based on their perceived operational and overall business similarities, UBS only reviewed with the Independent Committee the data calculated for PetSmart and the two sectors as a group of companies rather than individually. In this regard, UBS noted that the analysis indicated the following implied mean, median, high and low multiples for the two sectors as group of companies (mean and median multiples exclude Michaels Stores because it has agreed to be acquired by Bain Capital and Blackstone), as compared to corresponding multiples implied for the Company based both on the closing price of our common stock on July 13, 2006 and the merger consideration of $29.00 per share:

	Multiples for Selected Specialty Retail Companies								Our Multiples Derived from Publicly Available Information and Based on				Our Multiples Derived from June 15, 2006 Management Projections and Based on
Enterprise Value as Multiples of:	Mean		Median		High		Low		Closing Stock Price on 7/13/06		Merger Consideration		Closing Stock Price on 7/13/06		Merger Consideration
SALES
Last 12-Months	0.81	x	0.82	x	1.53	x	0.25	x	0.62	x	0.90	x	0.62	x	0.90	x
Calendar year 2006E	0.76	x	0.77	x	1.42	x	0.25	x	0.57	x	0.83	x	0.58	x	0.83	x
Calendar year 2007E	0.70	x	0.71	x	1.33	x	0.24	x	0.53	x	0.76	x	0.53	x	0.76	x

EBITDA
Last 12-Months	8.3	x	7.6	x	11.9	x	5.2	x	5.9	x	8.6	x	5.9	x	8.6	x
Calendar year 2006E	7.5	x	7.2	x	10.0	x	5.3	x	5.7	x	8.2	x	5.6	x	8.1	x
Calendar year 2007E	6.7	x	6.6	x	8.8	x	5.0	x	5.3	x	7.7	x	5.0	x	7.2	x

	Multiples for Selected Food Retail Companies								Our Multiples Derived from Publicly Available Information and Based on				Our Multiples Derived from June 15, 2006 Management Projections and Based on
Enterprise Value as Multiples of:	Mean		Median		High		Low		Closing Stock Price on 7/13/06		Merger Consideration		Closing Stock Price on 7/13/06		Merger Consideration
SALES
Last 12-Months	0.33	x	0.36	x	0.45	x	0.09	x	0.62	x	0.90	x	0.62	x	0.90	x
Calendar year 2006E	0.33	x	0.35	x	0.44	x	0.10	x	0.57	x	0.83	x	0.58	x	0.83	x
Calendar year 2007E	0.32	x	0.34	x	0.42	x	0.10	x	0.53	x	0.76	x	0.53	x	0.76	x
EBITDA
Last 12-Months	6.6	x	6.8	x	7.8	x	5.2	x	5.9	x	8.6	x	5.9	x	8.6	x
Calendar year 2006E	6.4	x	6.5	x	7.5	x	5.1	x	5.7	x	8.2	x	5.6	x	8.1	x
Calendar year 2007E	6.0	x	6.2	x	7.1	x	4.4	x	5.3	x	7.7	x	5.0	x	7.2	x

With respect to PetSmart, UBS reviewed with the Independent Committee PetSmart’s enterprise value as a multiple of sales and EBITDA based on the closing price of PetSmart’s stock on July 13, 2006. In this regard, UBS noted that PetSmart had last 12-months, calendar year 2006E and calendar year 2007E multiples of (1) sales of .88x, ..82x and .73x, respectively, and (2) EBITDA of 7.6x, 6.9x and 6.1x, respectively.

Selected Precedent Transactions Analysis. UBS considered the multiples of enterprise values to the last twelve months sales and EBITDA (as of the date of announcement) of the following 25 selected transactions as a group announced between January 24, 2000 and June 30, 2006:

Announcement Date	Acquiror	Target
6-30-06	• Bain Capital and The Blackstone Group	• Michaels Stores, Inc.
1-22-06	• Leonard Green & Partners, L.P.	• The Sports Authority, Inc.
12-22-06	• Best Buy Co., Inc.	• Pacific Sales Kitchen and Bath Centers, Inc.
11-23-06	• Ares Management	• Orchard Supply Hardware Stores Corporation
11-8-05	• Apollo Management	• Linens ‘n Things, Inc.
9-26-05	• Berkshire Partners and Weston Presidio	• Party City Corporation
4-15-05	• J.W. Childs, Osim International and Temasek Holdings	• Brookstone, Inc.
3-17-05	• Bain Capital, KKR and Vornado	• Toys “R” Us, Inc.
11-26-04	• Bain Capital	• Dollarama Group L.P.
6-21-04	• Dick’s Sporting Goods, Inc.	• Galyan’s Trading Company, Inc.
3-31-04	• Circuit City Stores, Inc.	• InterTAN, Inc.
10-17-03	• Apollo Management	• GNC Corporation
7-14-03	• Boise Cascade Corporation	• OfficeMax Incorporated
6-19-03	• Bed Bath & Beyond Inc.	• Christmas Tree Shops, Inc.
5-16-03	• Dollar Tree Stores, Inc.	• Greenbacks, Inc.
2-20-03	• Gart Sports Company	• The Sports Authority, Inc.
12-2-02	• Bear Stearns Merchant Banking	• Vitamin Shoppe Industries, Inc.
8-14-01	• Best Buy Co., Inc.	• Future Shop, Ltd.
6-4-01	• Tweeter Home Entertainment Group, Inc.	• Sound Advice, Inc.
2-22-01	• Gart Sports Company	• Oshman’s Sporting Goods, Inc.
12-8-01	• Bain Capital and KB Toys Management	• KB Toys Inc.
12-7-00	• Best Buy Co., Inc.	• Musicland Stores Corporation
8-3-00	• Best Buy Co., Inc.	• Magnolia Hi-Fi, Inc.
5-17-00	• Leonard Green & Partners, L.P. and Texas Pacific Group	• PETCO Animal Supplies, Inc.
1-24-00	• Grupo Sanborns (Grupo Carso)	• CompUSA Inc.

Multiples for these selected transactions were based on publicly available information at the time of announcement of the respective transaction.

UBS considered the enterprise values of these transactions as a group as a multiple of the last 12-months’ sales prior to such transactions. UBS also considered enterprise values of these transactions as a group (excluding Bed Bath & Beyond Inc./Christmas Tree Shops, Inc., Dollar Tree Stores, Inc./Greenbacks, Inc. and Best Buy Co., Inc./Magnolia Hi-Fi, Inc. for which information was not publicly available) as a multiple of the last 12-months’ EBITDA prior to such transactions. UBS then compared the sales and EBITDA multiples derived from the selected transactions as a group with the corresponding sales and EBITDA multiples implied in the merger based on the merger consideration of $29.00 per share. With the exception of the acquisition of the Company by Leonard Green and TPG announced in May 2000 and noted above, none of the selected precedent transactions involved companies that were in the same line of business as the Company, but rather involved companies that were deemed to be generally relevant by UBS based on their perceived operational and overall business similarities. As a result, UBS only reviewed with the Independent Committee the prior company transaction and the data calculated for the selected precedent transactions as a group. In this regard, UBS noted that the analysis indicated the following implied mean, median, high and low for the selected precedent transactions, as a group, for the last 12-months’ sales and EBITDA based on the selected transactions as a group, as compared to the corresponding multiples implied in the merger based on the merger consideration of $29.00 per share:

	Multiples for Selected Specialty Retail Precedent Transactions				Our Multiples Based on Merger Consideration
Enterprise Value as Multiples of:	Mean	Median	High	Low
LAST 12-MONTHS
Sales	0.67x	0.56x	1.75x	0.16x	0.90x
EBITDA	8.3x	8.5x	12.5x	2.8x	8.6x

As noted above, the comparable transactions data for the group reviewed with the Independent Committee included the acquisition of the Company by Leonard Green and TPG announced in May 2000. The implied multiples based on the last 12-months’ sales and EBITDA for the May 2000 transaction were .54x and 6.0x, respectively.

UBS also reviewed the premiums implied in the merger based on the merger consideration and the closing price of our common stock one-day, one-week and one-month prior to July 13, 2006, noting a premium range of 48.3% to 55.2% and compared those data with the one-day, one-week and one-month premiums implied in the 15 transactions for which corresponding data was available (out of a total of 25 selected transactions), noting a high premium range of 91.7% to 149.1%, a mean premium range of 32.5% to 51.0%, a median premium range of 25.3% to 37.7%, and a low premium range of 6.3% to 14.9%.

Discounted Cash Flow Analysis. UBS performed a discounted cash flow analysis to calculate the estimated present value of the stand-alone unlevered, after-tax free cash flows that we could generate over the period from the second half of fiscal year 2006 through fiscal year 2011. The analysis was based on internal estimates our management provided to UBS on June 15, 2006 and described under “—Financial Projections” beginning on page 50, as adjusted in the case of 2006 to reflect a 53-week year to make the estimated results in that year consistent with the manner in which the Company would report its results for 2006. UBS calculated a range of terminal values for us by applying an EBITDA multiple of 5.0 to 7.0 times the Company’s estimated fiscal year 2011 EBITDA, which range of EBITDA multiples was derived based on the range of total enterprise values for the Company based on the closing share price of the Company on July 13, 2006 for both management’s projections described under “—Financial Projections” beginning on page 50 and the most recently publicly available analysts’ estimates and the range of 2006 and 2007 estimated EBITDA multiples for PetSmart, Inc. and the two sectors that UBS judged to be relevant, which are discussed above. The cash flows and terminal values were then discounted to present value using after-tax discount rates ranging from 12.5% to 14.5% based on a determination by UBS of the Company’s weighted average cost of capital, assuming a modified capital structure to more appropriately reflect comparable leverage and the averages of the weighted cost of capital for the relevant specialty retail and food retail companies included in the selected public companies analysis identified on page 33. This analysis indicated the following implied per share equity reference range for us, as compared to the merger consideration of $29.00 per share:

Our Implied Per Share Equity Reference Range	Merger Consideration
$20.81 – $30.03	$29.00

In addition, the implied per share equity reference range derived implied the following range of multiples of total enterprise value as an implied multiple of 2006E EBITDA, as compared to the total enterprise value as an implied multiple of 2006E EBITDA based on the merger consideration, each of which is based on the estimated 2006 EBITDA from the I/B/E/S consensus of research analysts and calendarized to a December year-end for 2006:

Our Total Enterprise Value as an Implied Multiple of 2006E EBITDA Reference Range	Total Enterprise Value as an Implied Multiple of 2006E EBITDA
6.1x – 8.6x	8.2x

Other Factors. In rendering its opinion, UBS also reviewed and considered other factors, including:

•	the one-day, one-week and one-month premiums implied in 92 selected transactions announced and closed since 2003 with enterprise values between $1.0 billion and $2.0 billion, noting a mean premium range of 24.2% to 27.6% and median premium range of 21.4% to 24.9%.

•	a comparison of our EBITDA and margin projections from our draft May 8, 2006 financial forecasts and estimates prepared by our management to our final June 15, 2006 financial forecasts and estimates on which the opinion was based, which showed a change for 2006 (presented on a 52-week basis), 2007, 2008, 2009, 2010 and 2011, respectively of (6.0%), (3.7%), 2.5%, 5.0%, 7.0% and 9.0%.

Miscellaneous. Under the terms of UBS’ engagement, we agreed to pay UBS fees for its services, a portion of which was payable in connection with rendering its fairness opinion and a significant portion of which is contingent upon consummation of the merger. The fee for the fairness opinion was $2.5 million. The fee contingent upon consummation of the merger will be the lesser of (x) 0.75% of the consideration paid in connection with the merger and (y) the sum of (i) 0.425% of the consideration for amounts up to an including an implied price per share of $26.50 and (ii) 2.00% of the consideration for amounts exceeding an implied price per share of $26.50, or approximately $10.0 million (reflecting a calculation under clause (y)), less the fee paid in connection with the fairness opinion. If the merger is terminated, then in lieu of the transaction fee discussed above, UBS will be entitled to a fee equal to 25% of any reverse termination fee received by us, capped for this purpose at the amount of the transaction fee otherwise payable in respect of the terminated transaction, less the fee paid in connection with the fairness opinion. In addition, we agreed to reimburse UBS for its reasonable expenses, up to $100,000 without further approval, including fees and disbursements of its counsel, and to indemnify UBS against liabilities relating to or arising out of its engagement as the Independent Committee’s financial advisor.

UBS and its affiliates have, in the past, provided investment banking services to us, unrelated to the merger, for which UBS and its affiliates received compensation; however, no services have been rendered in the last two years. UBS and its affiliates have previously provided investment banking services to Leonard Green, TPG and certain of their respective affiliates, for which UBS and its affiliates received compensation; however, no services have been rendered in the last two years, other than (i) services which may have been performed for companies in which Leonard Green, TPG or their affiliates have an ownership interest and (ii) services provided to TPG or its affiliates in connection with mergers and acquisition advisory services and equity trading services.

The Independent Committee selected UBS as its financial advisor in connection with the merger because UBS is an internationally recognized investment banking firm with substantial experience in similar transactions. UBS, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

In the ordinary course of business, UBS, its successors and affiliates may hold or trade, for their own accounts and the accounts of their customers, our securities and, accordingly, may at any time hold a long or short position in such securities.

Certain Effects of the Merger

If the merger is completed, all of our equity interests will be owned by Buyer. Except for GEI IV through its interest in Buyer, none of our current stockholders will have any ownership interest in, nor be a stockholder of, PETCO after the completion of the merger. As a result, our current stockholders (other than GEI IV) will no longer benefit from any increase in our value, nor will they bear the risk of any decrease in our value. Following the merger, Buyer will benefit from any increase in our value and also will bear the risk of any decrease in our value.

Upon completion of the merger, each of our stockholders (other than Buyer, Merger Sub, PETCO or any of our subsidiaries, and those who perfect their appraisal rights under Delaware law) will be entitled to receive $29.00 in cash, without interest and less any required tax withholding, for each share of our common stock held (including any restricted shares of our common stock).

Each holder of options outstanding at the closing of the merger, whether or not vested, will be entitled to receive, upon the completion of the merger, a cash payment equal to the amount by which $29.00 exceeds the exercise price of the option, multiplied by the number of shares of our common stock underlying the option, less any required tax withholding. No consideration will be paid in respect of any stock option for which the exercise price exceeds $29.00 per share. See “—Interests of Officers and Directors in the Merger” beginning on page 44. At the effective time of the merger, all options to acquire shares of our common stock that have not been exercised will be cancelled.

Each holder of restricted stock units outstanding at the closing of the merger, whether or not vested, will be entitled to receive, upon completion of the merger, a payment of $29.00 in cash, without interest, for each restricted stock unit, less any required tax withholding. See “—Interests of Officers and Directors in the Merger” beginning on page 44.

Vesting ceases as of the last day of employment for stock options and restricted stock units held by employees who terminate their employment (other than for retirement) prior to closing of the merger, and any unvested stock options and restricted stock units will be forfeited.

Following the merger, shares of our common stock will no longer be traded on the NASDAQ Global Select Market or any other public market.

Our common stock constitutes “margin securities” under the regulations of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit on collateral of the common stock. As a result of the merger, the common stock will no longer constitute “margin securities” for purposes of the margin regulations of such Board of Governors and, therefore, will no longer constitute eligible collateral for credit extended by brokers.

Our common stock is registered as a class of equity security under the Exchange Act. Registration of our common stock under the Exchange Act may be terminated upon PETCO’s application to the SEC if our common stock is not listed on a national securities exchange and there are fewer than 300 record holders of the outstanding shares. Termination of registration of our common stock under the Exchange Act will substantially reduce the information required to be furnished by PETCO to our stockholders and the SEC, and would make certain provisions of the Exchange Act, such as the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement of furnishing a proxy statement in connection with stockholders’ meeting pursuant to Section 14(a) of the Exchange Act, no longer applicable to PETCO. If PETCO (as the entity surviving the merger) completed a registered exchange or public offering of debt securities, however, we would be required to file periodic reports with the SEC under the Exchange Act for a period of time following that transaction.

Buyer and Merger Sub expect that following completion of the merger, our operations will be conducted substantially as they are currently being conducted. Buyer and Merger Sub have informed us that they have no current plans or proposals or negotiations which relate to or would result in an extraordinary corporate transaction involving our corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations, or sale or transfer of a material amount of assets except as described in this proxy statement. Buyer may initiate from time to time reviews of PETCO and our assets, corporate structure, capitalization, operations, properties, management and personnel to determine what changes, if any, would be desirable following the merger. Buyer expressly reserves the right to make any changes that it deems necessary or appropriate in the light of its review or in the light of future developments.

Buyer does not currently own any interest in PETCO. Following consummation of the merger, Buyer will own 100% of our outstanding common stock and will have a corresponding interest in our net book value and net earnings. Our net earnings for the fiscal year ended January 28, 2006 were approximately $75.2 million and our net book value as of January 28, 2006 was approximately $216.8 million. GEI IV and TPG V initially agreed to contribute $350 million and $415 million, respectively, to Buyer, subject to (i) GEI IV’s and TPG V’s ability to assign its commitment to their respective affiliates and (ii) the agreement of GEI IV and TPG V to reduce such commitments to the extent that Buyer does not require the full amount of such commitments. In addition, as discussed more fully below, the affiliates of GS Mezzanine Partners 2006 Onshore Fund, L.P. exercised their option to purchase $50 million of Buyer equity securities immediately prior to the closing of the merger, representing an ownership percentage of approximately 6.54% based on total equity commitments of $765 million. Each stockholder of Buyer will have an interest in our net book value and net earnings in proportion to such stockholder’s ownership interest in Buyer.

The table below sets forth the interests in our voting shares and the interest in our net book value and net earnings for the Leonard Green Entities and TPG Entities before and after the merger, based on our historical net book value as of January 28, 2006 and our historical net earnings for the year ended January 28, 2006. All dollar figures are rounded to the nearest dollar amount.

	Ownership of PETCO Prior to the Merger			Fully Diluted Ownership of PETCO After the Merger(1)
	% Ownership	Net earnings for the year ended January 28, 2006	Net book value as of January 28, 2006	% Ownership	Net earnings for the year ended January 28, 2006	Net book value as of January 28, 2006
Leonard Green Entities (2)	3.2%	$2,388,424	$6,889,736	46.73%	$35,128,413	$101,332,732
TPG Entities (2)	0%	$0	$0	46.73%	$35,128,413	$101,332,732

Total	3.2%	$2,388,424	$6,889,736	93.46%	$70,256,826	$202,665,463

(1)	Interest in net earnings and net book value of PETCO after the merger does not take into account the effect of the transaction (other than the change in ownership percentage) and does not take into account any additional debt that may be incurred by PETCO or any resulting interest expense, which would have the effect of decreasing net earnings and net book value of PETCO after the merger.
(2)	Following the merger, (i) Buyer will own 100% of the capital stock of PETCO, (ii) GEI IV will own approximately 46.73% of Buyer, and (iii) TPG V will own approximately 46.73% of Buyer. These ownership percentages are subject to change as a result of (i) each of GEI IV’s and TPG V’s ability to assign its equity commitment to their respective affiliates and (ii) the agreement of GEI IV and TPG V to reduce such commitments to the extent that Buyer does not require the full amount of such commitments. John G. Danhakl, one of our directors and an affiliate of GEI IV, does not currently, and will not following the merger, hold any direct ownership interest in PETCO (other than stock options reflected in the beneficial ownership table on page 76). However, Mr. Danhakl may be deemed to be the beneficial owner of GEI IV’s interest in PETCO both prior to and following the merger. Mr. Danhakl disclaims beneficial ownership of the shares held by GEI IV, except to the extent of his pecuniary interest therein.

Plans for PETCO After the Merger

After the effective time of the merger, Buyer anticipates that PETCO will continue its current operations, except that it will cease to be an independent public company and will instead be a wholly owned subsidiary of

Buyer. After the effective time of the merger, the directors of Merger Sub immediately prior to the effective time of the merger will become the directors of PETCO, and the officers of PETCO immediately prior to the effective time of the merger will remain the officers of PETCO, in each case until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

Conduct of Our Business if the Merger is Not Completed

In the event that the merger agreement is not adopted by our stockholders or if the merger is not completed for any other reason, our stockholders would not receive any payment for their shares of our common stock. Instead, we would remain an independent public company, our common stock would continue to be listed and traded on NASDAQ and our stockholders would continue to be subject to the same risks and opportunities as they currently are with respect to their ownership of our common stock. If the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of our shares, including the risk that the market price of our common stock may decline to the extent that the current market price of our stock reflects a market assumption that the merger will be completed. From time to time, our Board of Directors would evaluate and review our business operations, properties, dividend policy and capitalization, and, among other things, make such changes as are deemed appropriate. In addition, our Board of Directors might seek to identify strategic alternatives to maximize stockholder value. If the merger agreement is not adopted by our stockholders or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to us would be offered or that our business, prospects or results of operations would not be adversely impacted.

Pursuant to the merger agreement, under certain circumstances, we are permitted to terminate the merger agreement and recommend an alternative transaction. See “The Merger Agreement—Termination of Merger Agreement” beginning on page 62.

Under certain circumstances, if the merger is not completed, we may be obligated to pay Buyer and Merger Sub a termination fee or to reimburse Buyer and Merger Sub for their out-of-pocket expenses in connection with the merger. See “The Merger Agreement—Termination Fees; Reimbursement of Expenses” beginning on page 64.

Financing for the Merger; Source and Amount of Funds

PETCO and Buyer estimate that the total amount of funds required to complete the merger and related transactions, repay PETCO’s existing debt and pay related fees and expenses will be approximately $1.9 billion. Buyer expects this amount to be provided through a combination of the proceeds of:

•	cash equity investments by each of GEI IV (or GEI IV together with its co-investors and assignees) and TPG V (or TPG V together with its co-investors and assignees), which are described elsewhere in this section under the subheading “Equity Financing”;

•	a senior secured revolving credit facility, which is described in this section under the subheading “Debt Financing”;

•	a senior secured term loan facility, which is described in this section under the subheading “Debt Financing”; and

•	senior subordinated notes, which are described in this section under the subheading “Senior Subordinated Notes.”

There is no current plan or arrangement to finance or repay the debt financing arrangements discussed below under the subheading “Debt Financing.”

Equity Financing

On July 13, 2006, GEI IV entered into an equity commitment letter with Buyer and PETCO pursuant to which GEI IV committed to purchase, concurrently with the merger, $350 million of certain equity securities of

Buyer. In addition, on July 13, 2006, TPG V entered into an equity commitment letter with Buyer and PETCO pursuant to which TPG V committed to purchase, concurrently with the merger, $415 million of certain equity securities of Buyer. Each of GEI IV’s and TPG V’s equity commitments is cross-conditioned upon the contemporaneous purchase of securities of the Buyer pursuant to the other equity commitment. Each of the equity commitments is further conditioned upon the same conditions to the obligations of Buyer to complete the merger contained in the merger agreement. Each of the commitment letters provides that GEI IV’s and TPG V’s commitments shall be reduced as agreed by them in the event that Buyer does not require the full amount of the commitments set forth in the commitment letters.

Additionally, on July 13, 2006, Buyer entered into a commitment letter, dated July 13, 2006 (referred to in this proxy statement as the “GS Mezzanine Commitment Letter”) with GS Mezzanine Partners 2006 Onshore Fund, L.P. (together with its affiliated investment funds and/or other affiliates of The Goldman Sachs Group, Inc., “GS Mezzanine”), pursuant to which (i) GS Mezzanine agreed to purchase $500.0 million of Merger Sub’s Senior Subordinated Notes, as more fully described in this section under the subheading “Senior Subordinated Notes”, (ii) Buyer granted GS Mezzanine the option to purchase up to $50 million of certain equity securities of Buyer immediately prior to the closing of the merger on substantially the same terms and conditions as the purchase of such securities by GEI IV and TPG V, which option has been exercised in full by GS Mezzanine and (iii) in connection with the purchase of the Senior Subordinated Notes, GS Mezzanine received the right (exercisable for so long as GS Mezzanine holds at least 50% of the Senior Subordinated Notes) to appoint one non-voting observer to the boards of directors of the Buyer and PETCO.

Debt Financing

Senior Secured Facilities. Merger Sub entered into a commitment letter, dated July 13, 2006, referred to in this proxy statement as the “Credit Suisse Commitment Letter,” with Credit Suisse Securities (USA) LLC and Credit Suisse (together, “Credit Suisse”). On June 29, 2006, Merger Sub and Credit Suisse entered into a joinder letter pursuant to which Bank of America, N.A., Banc of America Securities LLC and Wells Fargo Bank, N.A. (collectively, with Credit Suisse, the “Lenders”) agreed to become lenders under the senior secured revolving credit facility and the senior secured term loan facility (collectively referred to as the “senior secured credit facilities”). Pursuant to the Credit Suisse Commitment Letter, the Lenders committed to provide a six-year $200 million senior secured revolving credit facility (comprised of a last in, first out tranche and a first in, last out tranche) and a $650 million senior secured term loan facility, the proceeds of which will be used to complete the merger and related transactions, repay PETCO’s existing debt and pay related fees and expenses.

Interest under the senior secured revolving credit facility will be payable at (i) as to the last in, first out tranche, a base rate (based on the higher of the prime rate and the Federal Funds Effective Rate plus 0.50%) plus 0.50% or a LIBOR-based rate plus 1.50% (with both the base rate spread and the LIBOR spread subject to adjustment based on an excess availability-based pricing grid) and (ii) as to the first in, last out tranche, a base rate (based on the higher of the prime rate and the Federal Funds Effective Rate plus 0.50%) plus 1.50% or a LIBOR-based rate plus 2.50%, in each case, at the option of Merger Sub and will be payable at the end of each interest period set forth in the credit agreement (but at least every three months). Interest under the senior secured term loan facility will be payable at a base rate (based on the higher of the prime rate and the Federal Funds Effective Rate plus 0.50%) plus 1.50% or a LIBOR-based rate plus 2.50% (subject to increase to 1.75% and 2.75%, respectively, in the event certain ratings requirements are not met on the closing date of the merger) at the option of Merger Sub and will be payable at the end of each interest period set forth in the credit agreement (but at least every three months).

The borrower under the senior secured revolving credit facility will be Merger Sub, and upon consummation of the merger, the rights and obligations under the senior secured revolving credit facility will be assumed by PETCO. The senior secured revolving credit facility will be guaranteed on a joint and several basis by Buyer and by all of the existing and future direct and indirect domestic subsidiaries of Merger Sub (which will include, after the merger, all of the existing and future direct and indirect domestic subsidiaries of PETCO) other than certain immaterial subsidiaries. The senior secured revolving credit facility will be secured by substantially all the assets of Buyer, Merger Sub and each subsidiary guarantor, including but not limited to security interests in and mortgages on substantially all tangible and intangible assets of Buyer, Merger Sub and each subsidiary guarantor, and pledges of all the capital stock of Merger Sub and all capital stock held by Buyer, Merger Sub or any subsidiary guarantor (other than capital stock of any foreign subsidiary, in which case pledges are limited to 65% of the voting stock and 100% of the non-voting stock of such foreign subsidiary).

The borrower under the senior secured term loan facility will be Merger Sub, and upon consummation of the merger, the rights and obligations under the senior secured term loan facility will be assumed by PETCO. The senior secured term loan facility will be guaranteed on a joint and several basis by Buyer and by all of the existing and future direct and indirect domestic subsidiaries of Merger Sub (which will include, after the merger, all of the existing and future direct and indirect domestic subsidiaries of PETCO) other than certain immaterial subsidiaries. The senior secured term loan facility will be secured by substantially all the assets of Buyer, Merger Sub and each subsidiary guarantor, including but not limited to security interests in and mortgages on substantially all tangible and intangible assets of Buyer, Merger Sub and each subsidiary guarantor, and pledges of all the capital stock of Merger Sub and all capital stock held by Buyer, Merger Sub or any subsidiary guarantor (other than capital stock of any foreign subsidiary, in which case pledges are limited to 65% of the voting stock and 100% of the non-voting stock of such foreign subsidiary).

The commitment of the Lenders to provide the financing is subject to the satisfaction of certain conditions including the following:

•	Merger Sub shall have received gross proceeds of not less than $500.0 million from the issuance of Senior Subordinated Notes on substantially the terms set forth in the GS Mezzanine Commitment Letter;

•	Credit Suisse shall be reasonably satisfied with the merger agreement (including all schedules and exhibits thereto), it being understood that the execution version of the merger agreement dated July 13, 2006, is satisfactory; and the merger agreement shall not have been amended or modified or any condition therein waived to the extent such amendment, modification or waiver is adverse to the lenders under the senior secured credit facilities in any material respect without the prior written consent of Credit Suisse;

•	the merger shall be consummated in all material respects in accordance with the terms of the merger agreement (except as modified or waived in accordance with the immediately prior bullet point);

•	the Lenders shall be satisfied that equity has been contributed in cash to Buyer by GEI IV, TPG V and other investors of not less than 25% of the pro forma total consolidated capitalization of Buyer on the closing date;

•	there shall not have occurred an event having a material adverse effect on PETCO since January 28, 2006 (note: no event having a material adverse effect on PETCO has occurred between January 28, 2006 and the date of this proxy statement);

•	the Lenders shall have received a customary certification as to the financial condition and solvency of Buyer, Merger Sub, PETCO and each subsidiary guarantor on a consolidated basis (after giving effect to the merger and the incurrence of indebtedness related thereto) from the chief financial officer of Merger Sub;

•	all documents and instruments required to create and perfect the security interests and liens on the collateral pledged under the senior secured credit facilities shall have been executed and delivered to the Lenders and, where applicable, filed or recorded or in proper form for filing or recording, in each case as required by the applicable documentation (except, in limited instances, to the extent a perfected security interest in certain collateral is not able to be provided on the closing date, in which instance a perfected security interest in such collateral will be provided after the closing date);

•	Credit Suisse shall have received specified historical and pro forma financial information and financial projections with respect to Merger Sub and PETCO;

•	there shall be no other material indebtedness of PETCO or guarantors to remain outstanding on the closing date (other than indebtedness under the senior secured credit facilities, the Senior Subordinated Notes and, if applicable, certain existing notes of PETCO not tendered in connection with a tender offer for such notes by Buyer, Merger Sub or PETCO or covenant defeased);

•	all accrued fees and expenses of the Lenders (including the fees and expenses of counsel for the Lenders and local counsel for the Lenders) shall have been paid;

•	Credit Suisse shall have received customary borrowing base appraisals and audits, in each case from third-party providers reasonably acceptable to Credit Suisse; and

•	after giving effect to the consummation of the merger and the financing contemplated on the closing date (including any advances under the senior secured credit facilities), no event of default shall then exist.

Senior Subordinated Notes. Pursuant to the GS Mezzanine Commitment Letter, GS Mezzanine has committed to purchase $500.0 million of 10.5% Senior Subordinated Notes to be issued by Merger Sub. The GS Mezzanine Commitment Letter provides that GS Mezzanine has the right, in consultation with GEI IV and TPG V, to syndicate up to $100.0 million of its commitment under the GS Mezzanine Commitment Letter to its limited partners and certain other third party investors identified by GS Mezzanine. The Senior Subordinated Notes will mature 8 years from the closing of the financing. Upon consummation of the merger, the rights and obligations under the Senior Subordinated Notes will be assumed by PETCO. The Senior Subordinated Notes will be jointly and severally guaranteed by Buyer and any other holding company that, directly or indirectly, owns the capital stock of PETCO and all existing and future domestic subsidiaries of PETCO to the extent they are guarantors under the senior secured credit facilities described above.

The commitment of GS Mezzanine to purchase the Senior Subordinated Notes is subject to the satisfaction of the following conditions:

•	the definitive agreements and documents relating to the issuance of the Senior Subordinated Notes and the equity securities of the Buyer, including, without limitation, a purchase agreement, an indenture (including guaranties), a registration rights agreement, a stockholders agreement, opinions of counsel and other related definitive documents, containing representations, warranties, conditions, covenants, indemnities, opinions and other terms customary for similar transactions with Leonard Green and TPG and their affiliates and consistent with the terms and conditions of the GS Mezzanine Commitment Letter shall have been delivered on or before the closing date;

•	common and preferred equity shall have been contributed in cash to the Buyer by GEI IV, TPG V and other investors that equal an amount not less than 25% of the total debt and equity financing required by the Buyer to complete the merger on the closing date;

•	the financing under the senior credit facilities described above shall have been consummated substantially concurrently with the closing of the merger;

•	the terms of the Credit Suisse Commitment Letter shall not have been amended, modified or waived in any material respect (other than any amendments, modifications or waivers that are not materially adverse to the purchasers of the Senior Subordinated Notes);

•	there shall be no other material indebtedness of PETCO or guarantors to remain outstanding on the closing date (other than indebtedness under the senior secured credit facilities, the Senior Subordinated Notes and, if applicable, certain existing notes of PETCO not tendered in connection with a tender offer for such notes by Buyer, Merger Sub or PETCO or covenant defeased);

•	after giving effect to the consummation of the merger and the financing contemplated on the closing date (including any advances under the senior secured credit facilities), no event of default shall then exist under the Senior Subordinated Notes;

•	the merger shall be consummated substantially concurrently in accordance with the terms of the merger agreement in all material respects, and the merger agreement shall not have been amended or modified or any condition therein waived to the extent such amendment, modification or waiver is material and adverse to the purchasers of the Senior Subordinated Notes without the prior written consent of GS Mezzanine;

•	if any preferred equity securities are issued in connection with the merger, the payment terms of such preferred equity securities shall be reasonably satisfactory to GS Mezzanine;

•	GS Mezzanine and the purchasers of the Senior Subordinated Notes shall have received specified pro forma financial information and financial projections;

•	the issuance of the Senior Subordinated Notes and the equity securities of the Buyer shall have complied in all material respects with all applicable laws and regulations;

•	GS Mezzanine and the purchasers of the Senior Subordinated Notes shall have received customary closing certificates and legal opinions;

•	there shall not have occurred a material adverse effect on PETCO and its subsidiaries, taken as a whole; and

•	GS Mezzanine and the purchasers of the Senior Subordinated Notes shall have received a solvency certificate substantially similar to that delivered under the senior secured credit facilities.

Guarantees from GEI IV and TPG V

GEI IV and TPG V have agreed to guarantee certain payment obligations of Buyer and Merger Sub under the merger agreement to pay a termination fee and reimburse certain expenses. However, neither GEI IV nor TPG V is obligated to pay any amount in excess of $50 million plus certain expenses. See “—Financing for the Merger; Source and Amount of Funds” beginning on page 40.

Interests of Officers and Directors in the Merger

In this section, we refer to our Board of Directors (other than John G. Danhakl, who is affiliated with the Leonard Green Entities) as the “Board.” In considering the recommendation of the Board with respect to the merger, our stockholders should be aware that our executive officers and directors may have interests in the merger that are different from or in addition to the interests of our stockholders in general. The members of the Board were aware of such interests when deciding to approve such transactions, as was the Independent Committee when deciding to recommend such approval. See “—Background of the Merger” beginning on page 9, “—Fairness of the Merger; Recommendation of Our Board of Directors” beginning on page 24, and “—Positions of Mr. Danhakl and the Leonard Green Entities and TPG Entities Regarding the Fairness of the Merger” beginning on page 27. John G. Danhakl is an affiliate of the Leonard Green Entities and, by virtue thereof, will have an indirect interest in PETCO following completion of the merger. Following the merger, Mr. Danhakl may be deemed to beneficially own less than 1% of PETCO based on Buyer’s ownership in PETCO and GEI IV’s pro forma ownership interest of approximately 46.7% in Buyer. Mr. Danhakl disclaims beneficial ownership of the PETCO shares to be owned by Buyer and the Buyer equity securities to be owned by GEI IV, except to the extent of Mr. Danhakl’s pecuniary interest therein.

Equity Awards

Options. The merger agreement provides that each option to purchase shares of our common stock that is outstanding immediately prior to the completion of the merger, including all options held by our executive officers and directors, will be canceled, and the holder of each option will be entitled to receive upon completion of the merger a cash payment for each share of our common stock subject to the option (assuming full vesting) equal to the excess, if any, of the merger consideration over the exercise price of such option.

Restricted Stock Units. The merger agreement also provides that all restricted stock units outstanding immediately prior to completion of the merger, including all restricted stock units held by our executive officers and directors, will, upon completion of the merger, vest and will become free of all restrictions and will be converted into the right to receive the merger consideration.

Based on the stock options and restricted stock unit holdings by our executive officers and directors on September 12, 2006, upon completion of the merger, our executive officers and directors will be entitled to receive cash payments (subject to required tax withholding) on account of such equity awards as shown in the table below.

Name	Options	Restricted Stock Units	Total
David E. Bolen	$1,503,375	$435,000	$1,938,375
Rodney Carter	154,175	253,750	407,925
Brian K. Devine	1,644,600	725,000	2,369,600
Thomas A. Farello	—	—	—
Bruce C. Hall	954,450	471,250	1,425,700
Frederick W. Major	728,450	181,250	909,700
Keith G. Martin*	4,957,805	—	4,957,805
Janet D. Mitchell	411,150	181,250	592,400
James M. Myers	1,262,800	870,000	2,132,800
Razia Richter	412,765	217,500	630,265
William M. Woodward	411,150	181,250	592,400
David B. Appel	30,870	—	30,870
Sandra N. Bane	30,870	—	30,870
David T. Ching	116,550	—	116,550
John G. Danhakl	25,830	—	25,830
Julian C. Day	51,150	—	51,150
Charles W. Duddles	179,880	—	179,880
Peter Maslen	126,750	—	126,750

Total	$13,002,620	$3,516,250	$16,518,870

*	Mr. Martin’s employment ended on July 29, 2006.

Independent Committee Fees. On April 5, 2006, the Independent Committee approved the payment of fees to members of the Independent Committee for their service on the Independent Committee, with such fees being consistent with the existing compensation arrangements for service on other Board committees. Independent Committee members receive $2,500 for each separately scheduled meeting and $1,500 for each telephonic meeting that they attend. The Independent Committee also approved a retainer of $6,000 for the Chair of the Independent Committee, as well as the reimbursement of expenses for all Independent Committee members.

Employment Agreements. We have employment agreements with Brian K. Devine, James M. Myers, Bruce C. Hall and David E. Bolen.

Brian K. Devine. We have an employment agreement with Mr. Devine, our Chairman of the Board of Directors and the former President and Chief Executive Officer, for a term of three years. This term is continually extended until we give Mr. Devine notice that we no longer wish to extend the term. The employment agreement also provides for Mr. Devine to receive a minimum annual base salary subject to annual increase and to participate in a bonus plan. Mr. Devine’s current annual base salary is $855,000.

Mr. Devine’s employment agreement may be terminated by him with or without good reason (as defined in the employment agreement), or by us with or without cause (as defined in the employment agreement). Depending upon the circumstances of his termination, including termination within 12 months of a change of control (such as the proposed merger), Mr. Devine will be entitled to: (i) his base salary for a period of 36 months; (ii) an amount equal to either his highest bonus for a single fiscal year in the five fiscal years immediately preceding his termination or three times his average annual bonus for the three years immediately preceding a change of control, in the later case, payable in a lump sum upon termination; (iii) participate in a supplemental executive retirement program; (iv) the immediate vesting of, or lapse of restrictions upon, all equity interests in PETCO held by Mr. Devine at the time of termination; and (v) additional tax gross-up payments in the amount of any excise tax imposed upon Mr. Devine in connection with the foregoing.

In connection with Mr. Devine’s employment agreement, we entered into a consulting agreement and supplemental executive retirement program with Mr. Devine. Subject to certain exceptions, the consulting agreement allows us to obtain Mr. Devine’s services for up to ten hours per week for a period of ten years following the end of Mr. Devine’s full-time employment with us. Under the consulting agreement, we will pay Mr. Devine 25% of his final base salary immediately preceding his termination of full-time employment with us. Under the supplemental executive retirement program, we will pay Mr. Devine an additional 25% of his final base salary for the first ten years following the end of his employment with us and 50% of his final base salary for the next ten years or for the remainder of the 20-year period upon the earlier death or disability of Mr. Devine. All payments under the supplemental executive retirement program will be reduced by any other qualified retirement plan payments payable to Mr. Devine other than under his 401(k) plan.

James M. Myers. We have an employment agreement with Mr. Myers, our Chief Executive Officer, for a term of three years. This term is continually extended until we give Mr. Myers notice that we no longer wish to extend the term. The employment agreement also provides for Mr. Myers to receive a minimum annual base salary subject to annual increase and to participate in a bonus plan. Mr. Myers’ current annual base salary is $625,000. The provisions of Mr. Myers’ employment agreement are substantially the same as those of Mr. Devine outlined above except that Mr. Myers will not be entitled to participate in a supplemental executive retirement program upon termination.

Mr. Myers’ employment agreement includes provisions which are substantially the same as those of Mr. Devine outlined above, with the following exceptions. Depending upon the circumstances of his termination, including termination within 12 months following a change of control (such as the proposed merger), Mr. Myers will be entitled to his base salary for a period of 18 months, and an amount equal to either his highest bonus for a single fiscal year in the five fiscal years immediately preceding his termination, payable in a lump sum, or one-and-a-half times his average annual bonus for the three years immediately preceding a change of control, payable in a lump sum.

Bruce C. Hall. We have an employment agreement with Mr. Hall, our President and Chief Operating Officer, for a term of three years. This term is continually extended until we give Mr. Hall notice that we no longer wish to extend the term. The employment agreement also provides for Mr. Hall to receive a minimum annual base salary subject to annual increase and to participate in a bonus plan. Mr. Halls’ current annual base salary is $525,000. The provisions of Mr. Hall’s employment agreement are substantially the same as those of Mr. Devine outlined above with the exception that Mr. Hall will not be entitled to participate in a supplemental executive retirement program upon termination.

Mr. Hall’s employment agreement includes provisions which are substantially the same as those of Mr. Devine outlined above, with the following exceptions. Depending upon the circumstances of his termination, including termination within 12 months of a change of control (such as the proposed merger), Mr. Hall will be entitled to his base salary for a period of 18 months, and an amount equal to either his highest bonus for a single fiscal year in the five fiscal years immediately preceding his termination, payable in a lump sum, or one-and-a-half times his average annual bonus for the three years immediately preceding a change of control, payable in a lump sum.

David E. Bolen. We have an at-will employment agreement with Mr. Bolen, our Executive Vice President and Chief Merchandising Officer. The employment agreement provides for Mr. Bolen to receive an annual base salary subject to annual adjustment and to be eligible for a targeted annual performance bonus for his first year and thereafter at the discretion of the Board. Mr. Bolen’s current annual base salary is $500,000. In addition, the employment agreement provided for Mr. Bolen to receive an option to purchase shares of our common stock.

In the event we terminate Mr. Bolen’s employment other than for cause (as defined in the employment agreement), or he resigns for good reason (as defined in the employment agreement), and providing that he executes a waiver and release of claims, he is entitled to receive a lump sum severance payment equal to 18 months of his then current base salary and the continuation of medical benefits for a period of 18 months. Upon a change of control (such as the proposed merger), any unvested stock options will immediately vest. In the event Mr. Bolen’s employment is terminated in certain instances involving a change of control (such as the proposed merger), he is entitled to receive an annualized bonus payable at the time of termination.

Retention Agreements. We have retention agreements with each of our executive officers, other than Messrs. Devine, Myers, Hall and Bolen, which require us, among other things, to provide severance benefits to each officer upon termination of the officer’s employment by us without cause or by the officer for good reason if the termination is in connection with, or within one year after, the occurrence of a change of control of PETCO (such as the proposed merger). Except as otherwise noted below, these benefits include (i) continuation of base salary and benefits for up to 12 months following termination of the officer, and (ii) a lump-sum payment, payable upon termination, in an amount equal to the bonus that the officer would have received if the officer had been employed during the 12 months following termination. In addition, in the event of a change in control, all of the officer’s rights to exercise certain options held by the officer at the time of the change in control will vest and become immediately exercisable. We entered into an amended and restated retention agreement with Rodney Carter, our Senior Vice President and Chief Financial Officer, that provides for an extended severance period of 24 months in the event of a termination following a change of control (such as the proposed merger).

Agreements and Intent to Vote in Favor of the Merger. In the merger agreement, Buyer and Merger Sub each agreed to vote all shares of our common stock owned by them, and to cause all shares of our common stock beneficially owned by their affiliates that are (i) controlled by them or (ii) members of our Board of Directors, to vote in favor of the merger. As of August 24, 2006, the record date for stockholders entitled to vote at the special meeting, these persons (including Mr. Danhakl) owned 1,818,600 shares of our common stock, which is equivalent to approximately 3.2% of our outstanding common stock. In addition, each member of our Board of Directors and each of our current executive officers has advised us that they intend to vote in favor of the merger. Collectively, these persons (excluding the shares owned by GEI IV and for which Mr. Danhakl may be deemed the beneficial owner) owned 2,607,665 shares of our common stock, which is equivalent to approximately 4.6% of the total shares of our common stock outstanding as of the record date.

Positions with the Surviving Corporation. It is anticipated that our current management will hold substantially similar positions with the surviving corporation after completion of the merger.

Indemnification of Directors and Officers; Insurance. The merger agreement provides that the surviving corporation will continue our indemnification obligations with respect to our directors and officers, and that Buyer will maintain our current directors’ and officers’ liability insurance. See “The Merger Agreement—Indemnification of Directors and Officers; Insurance” beginning on page 59.

Relationship Between Us and Leonard Green and TPG

Except as set forth in this proxy statement, neither Buyer nor any of its directors, executive officers or other affiliates had any transactions with us or any of our directors, executive officers or other affiliates that would require disclosure under the rules and regulations of the SEC applicable to this proxy statement, other than payment of customary director fees to Mr. Danhakl as compensation for his service as one of our directors. Mr. Danhakl has been one of our directors since October 2000. Except as set forth in this proxy statement, neither we nor any of our directors, executive officers or other affiliates had any transactions with Buyer, Merger

Sub or any of their directors, executive officers or other affiliates that would require disclosure under the rules and regulations of the SEC applicable to this proxy statement.

Material U.S. Federal Income Tax Consequences of the Merger

General. The following is a summary of the anticipated material U.S. federal income tax consequences of the merger to our stockholders. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended, applicable U.S. Treasury Regulations, judicial authority and administrative rulings and practice, all as in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. It is assumed, for purposes of this summary, that the shares of our common stock are held as capital assets by a U.S. person (i.e., a citizen or resident of the U.S. or a domestic corporation). This discussion may not address all aspects of U.S. federal income taxation that may be relevant to a particular stockholder in light of that stockholder’s particular circumstances, or to those stockholders that may be subject to special treatment under the U.S. federal income tax laws (for example, life insurance companies, tax-exempt organizations, financial institutions, U.S. expatriates, persons that are not U.S. persons, dealers or brokers in securities or currencies, pass-through entities (e.g., partnerships) and investors in such entities, or stockholders who hold shares of our common stock as part of a hedging, “straddle,” conversion, constructive sale or other integrated transaction, who are investors in Leonard Green, GEI IV, TPG, TPG V, Credit Suisse, Credit Suisse Securities (USA) LLC, GS Mezzanine Partners 2006 Onshore Fund, L.P. or their respective affiliates or co-investors, who are subject to the alternative minimum tax or who acquired their shares of our common stock through the exercise of director or employee stock options or other compensation arrangements). In addition, the discussion does not address any aspect of foreign, state or local taxation or estate and gift taxation that may be applicable to our stockholders.

Consequences of the Merger to Our Stockholders. The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a stockholder who surrenders shares of our common stock in exchange for cash pursuant to the merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and such stockholder’s adjusted basis in the shares surrendered. Gain or loss will be calculated separately for each block of shares surrendered in the merger (i.e., shares acquired at the same cost in a single transaction). Such gain or loss will generally be capital gain or loss, and will generally be long-term gain or loss provided that a stockholder has held such shares for more than one year as of the closing date of the merger. In the case of stockholders who are individuals, long-term capital gain is currently eligible for reduced rates of federal income tax. There are limitations on the deductibility of capital losses.

Backup Withholding Tax. Generally, under the U.S. federal income tax backup withholding rules, a stockholder or other payee that exchanges shares of our common stock for cash may be subject to backup withholding at a rate of 28%, unless the stockholder or other payee (i) provides a taxpayer identification number or “TIN” (i.e., a social security number, in the case of individuals, or an employer identification number, in the case of other stockholders), and (ii) certifies under penalties of perjury that (A) such TIN is correct, (B) such stockholder is not subject to backup withholding and (C) such stockholder is a U.S. person. Each of our stockholders and, if applicable, each other payee should complete and sign the substitute Form W-9 included as part of the letter of transmittal and return it to the disbursing agent in order to provide information and certification necessary to avoid backup withholding, unless an exemption applies and is otherwise established in a manner satisfactory to the disbursing agent.

The foregoing discussion of certain U.S. federal income tax consequences is not tax advice. Stockholders should consult their tax advisors to determine the U.S. federal, state and local and foreign tax consequences of the merger to them in view of their own particular circumstances.

Litigation

On July 19 and July 21, 2006, two class action complaints were filed on behalf of our stockholders in Superior Court of California, County of San Diego, naming as defendants, among others, PETCO and members of our Board of Directors. The cases were consolidated and a consolidated amended complaint was filed on August 28, 2006. The complaint alleges, among other things, that our directors breached their fiduciary duties in connection with the proposed merger transaction by approving a transaction that would purportedly provide certain of our stockholders and directors with preferential treatment at the expense of our other stockholders and would not maximize shareholder value. Based on the facts known to date, our management believes that the claims asserted in this action are without merit and intends to defend against this suit vigorously.

Governmental and Regulatory Clearances

Transactions such as the merger are reviewed by the United States Department of Justice and the United States Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), the merger may not be completed until the expiration or termination of a waiting period following the filing of notification reports with the Department of Justice and the Federal Trade Commission by Buyer and PETCO. Buyer and PETCO filed notification reports with the Department of Justice and the Federal Trade Commission under the HSR Act on July 27, 2006. On August 7, 2006, the Federal Trade Commission granted early termination of the waiting period under the HSR Act.

The Department of Justice and the Federal Trade Commission frequently scrutinize the legality under the antitrust laws of transactions such as the merger. At any time before or after the merger, either the Department of Justice or the Federal Trade Commission could take action under the antitrust laws as it deems necessary or desirable in the public interest, including by seeking to enjoin the merger or by seeking the divestiture of substantial assets of Buyer and PETCO or their subsidiaries. Private parties and state attorneys general may also bring actions under the antitrust laws under certain circumstances. While the parties believe that the proposed merger does not violate the antitrust laws, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, of the result.

Fees and Expenses

Whether or not the merger is completed, in general, all fees and expenses incurred in connection with the merger will be paid by the party incurring those fees and expenses. If the merger agreement is terminated, we will, in specified circumstances, be required to reimburse Buyer and Merger Sub for various fees and expenses. See “The Merger Agreement—Termination Fees; Reimbursement of Expenses” beginning on page 64. Fees and expenses incurred or to be incurred by PETCO, Buyer and Merger Sub in connection with the merger are estimated at this time to be as follows:

Description	Amount
(in thousands)
Financing fees and expenses and related professional fees	$31,940
Financial advisory fee and expenses	10,970
Debt tender premium	5,000
Legal and accounting fees and expenses	3,950
Printing, proxy solicitation, filing fees and mailing costs	531
Independent Committee fees	350
Miscellaneous	480

$53,221

These expenses will not reduce the merger consideration to be received by our stockholders.

Financial Projections

We include below a summary from the June 15, 2006 projected financial information referenced in this proxy statement only because this information was provided by our management to UBS, Leonard Green, TPG and the Industry Party. The information was not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants regarding forward-looking information or generally accepted accounting principles. Neither our independent auditors nor any other independent accountants have compiled, examined or performed any procedures with respect to this projected financial information, nor have they expressed any opinion or given any form of assurance on this projected financial information. None of UBS, Leonard Green, TPG or the Industry Party prepared or have any responsibility for this projected financial information. Furthermore, this projected financial information:

•	necessarily makes numerous assumptions, many of which are beyond our control and may not prove to have been, or may no longer be, accurate;

•	does not necessarily reflect revised prospects for our business, changes in general business or economic conditions or any other transaction or event that has occurred or that may occur;

•	is not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below; and

•	should not be regarded as a representation that the estimates will be achieved.

We believe the assumptions that our management used as a basis for this projected financial information were reasonable at the time this projected financial information was prepared, given the information our management had at the time. Among the various assumptions, our management assumed sales growth to result from comparable store sales increases of 3.5% in each of 2006, 2007, 2008, 2009, 2010 and 2011.

This projected financial information is not a guarantee of performance and involves risks, uncertainties and assumptions. The future financial results and stockholder value of PETCO may materially differ from the projected financial information due to factors that are beyond our ability to control or predict. We cannot assure you that the estimates in the projected financial information will be realized or that future financial results will not materially vary from such estimates. We do not intend to update or revise the projected financial information.

The projected financial information contains forward-looking statements. For information on factors that may cause PETCO’s future financial results to vary materially, see “Forward-Looking Statements” on page 84.

June 15, 2006 Projected Financial Information

	52 Week Year Ending January 31
	2006E	2007E	2008E	2009E	2010E	2011E
	(Dollars in Millions)
Net Sales	$2,209.3	$2,410.5	$2,626.4	$2,850.3	$3,073.7	$3,302.3
% Growth	10.7%	9.1%	9.0%	8.5%	7.8%	7.4%
Gross Profit	$1,141.3	$1,258.1	$1,383.6	$1,501.6	$1,619.2	$1,739.6
% Margin	51.7%	52.2%	52.7%	52.7%	52.7%	52.7%
Adjusted EBITDA	$226.9	$255.7	$297.9	$334.5	$369.6	$406.4
% Margin	10.3%	10.6%	11.3%	11.7%	12.0%	12.3%
Operating Income	$138.2	$154.7	$181.6	$206.0	$229.6	$254.8
% Margin	6.3%	6.4%	6.9%	7.2%	7.5%	7.7%

THE SPECIAL MEETING

The Purpose

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our Board of Directors for use at a special meeting of stockholders to be held at the Homewood Suites by Hilton San Diego/Del Mar, 11025 Vista Sorrento Parkway, San Diego, California 92130, on October 23, 2006, at 10:00 a.m. Pacific Daylight Time. The purpose of the special meeting is for our stockholders to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of July 13, 2006, by and among PETCO, Buyer and Merger Sub, a wholly owned subsidiary of Buyer, which provides for the merger of Merger Sub with and into PETCO. Buyer is an entity currently owned by GEI IV and TPG V. A copy of the merger agreement is attached to this proxy statement as Annex A. In the event that there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement, stockholders may also be asked to vote upon a proposal to postpone or adjourn the special meeting, if necessary, to solicit additional proxies. This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about September 18, 2006.

On July 13, 2006, our Board of Directors (other than John G. Danhakl, who recused himself due to his affiliation with the Leonard Green Entities) unanimously (i) determined that the merger and the merger agreement are fair to and in the best interests of our unaffiliated stockholders and (ii) approved the merger agreement and the transactions contemplated thereby, including the merger. Our Board of Directors (other than Mr. Danhakl) unanimously recommends that you vote “FOR” the adoption of the merger agreement.

Our Board of Directors knows of no other matter that will be presented for consideration at the special meeting. If any other matter properly comes before the special meeting, including any postponement or adjournment of the special meeting, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters.

Record Date; Quorum and Voting

The holders of record of our common stock, par value $0.001 per share, as of the close of business on August 24, 2006, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were 57,241,991 shares of our common stock outstanding, with each share entitled to one vote.

The holders of a majority of the outstanding shares of our common stock on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Any shares of our common stock held in treasury by PETCO or held by any of our subsidiaries are not considered to be outstanding for purposes of determining a quorum. Abstentions and broker non-votes will be counted as shares present and entitled to vote for the purposes of determining a quorum. “Broker non-votes” result when brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters such as the merger proposal, and, thus, absent specific instructions from the beneficial owner of those shares, brokers are not empowered to vote the shares with respect to the approval of those proposals.

The adoption of the merger agreement and approval of the merger requires the affirmative vote of holders representing at least a majority of the outstanding shares of our common stock on August 24, 2006, the record date for the special meeting. Shares that are present but not voted, either by abstention or non-vote (including broker non-vote), will be counted for purposes of establishing a quorum. BECAUSE APPROVAL OF THE MERGER REQUIRES THE APPROVAL OF HOLDERS REPRESENTING A MAJORITY OF THE OUTSTANDING SHARES OF OUR COMMON STOCK, FAILURE TO VOTE YOUR SHARES

(INCLUDING IF YOU HOLD YOUR SHARES THROUGH A BROKER OR OTHER NOMINEE) WILL HAVE EXACTLY THE SAME EFFECT AS A VOTE “AGAINST” THE ADOPTION OF THE MERGER AGREEMENT.

The approval of any proposal to postpone or adjourn the special meeting if there are not sufficient votes to adopt the merger agreement requires the affirmative vote of a majority of those shares represented in person or by proxy at the special meeting. The persons named as proxies may propose and vote for one or more postponements adjournments of the special meeting, including postponements or adjournments to permit further solicitations of proxies. No proxy voted against adoption of the merger agreement will be voted in favor of any postponement or adjournment of the special meeting.

Under Delaware law, holders of shares of our common stock are entitled to appraisal rights in connection with the merger. In order to exercise appraisal rights, you must comply with all applicable requirements of Delaware law. See “Appraisal Rights” beginning on page 73 and Annex C for information on the requirements of Delaware law regarding appraisal rights.

How You Can Vote

Each share of our common stock outstanding on August 24, 2006, the record date for stockholders entitled to vote at the special meeting, is entitled to vote at the special meeting. Adoption of the merger agreement and approval of the merger requires the affirmative vote of holders representing at least a majority of the outstanding shares of our common stock as of the record date. BECAUSE APPROVAL OF THE MERGER REQUIRES THE APPROVAL OF HOLDERS REPRESENTING A MAJORITY OF THE OUTSTANDING SHARES OF OUR COMMON STOCK, FAILURE TO VOTE YOUR SHARES (INCLUDING IF YOU HOLD YOUR SHARES THROUGH A BROKER OR OTHER NOMINEE) WILL HAVE EXACTLY THE SAME EFFECT AS A VOTE “AGAINST” THE ADOPTION OF THE MERGER AGREEMENT.

If you hold your shares in record name, you may vote your shares as follows:

Voting by Mail. You can vote your proxy by mail. If you choose to vote by mail, simply mark your proxy, date and sign it, and return it in the postage-paid envelope provided.

Voting by Internet. You can vote your proxy via the Internet. The website for Internet voting is www.voteproxy.com. Instructions on how to vote via the Internet are located on the proxy card enclosed with this proxy statement. Have your proxy card in hand when you access the web site. You will be prompted to enter the control number printed on your proxy card and to follow the instructions to obtain your records and create an electronic voting form. Voting by Internet is available 24 hours a day. If you vote via the Internet, you should not return your proxy card.

Voting by Telephone. You can vote your proxy by telephone by calling the toll-free number of 1-800-PROXIES (or 1-800-776-9437). You will then be prompted to enter the control number printed on your proxy card and to follow the subsequent instructions. Voting by telephone is available 24 hours a day. If you vote by telephone, you should not return your proxy card.

Voting in Person. You can vote by appearing and voting in person at the special meeting.

If you vote your shares of our common stock by submitting a proxy, your shares will be voted at the special meeting as you indicated on your proxy card or Internet or telephone proxy. If no instructions are indicated on your signed proxy card, all of your shares of our common stock will be voted “FOR” the adoption of the merger agreement and approval of any proposal to postpone or adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement. You should return a proxy by mail, by telephone or via the Internet even if you plan to attend the special meeting in person.

If you hold your shares in street name, you should have received a proxy card and voting instructions with these proxy materials from your broker, bank or other agent rather than from PETCO. Simply complete and return the proxy card to your broker or other agent to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or other agent. To vote in person at the special meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or agent included with these proxy materials, or contact your broker or agent to request a proxy form.

Stock Ownership and Interests of Certain Persons

As of August 24, 2006, the record date for stockholders entitled to vote at the special meeting, our directors (including Mr. Danhakl) and current executive officers owned, in the aggregate, 4,426,265 shares of our common stock, or collectively approximately 7.7% of the outstanding shares of our common stock (including 1,818,600 shares owned by GEI IV and as to which Mr. Danhakl may be deemed the beneficial owner). Our directors and current executive officers have informed us that they intend to vote all of their shares in favor of the adoption of the merger agreement.

Certain members of our management and Board of Directors have interests that are different from or in addition to those of stockholders generally. It is anticipated that our current management will remain in their respective positions with PETCO following the completion of the merger. Please read “Special Factors—Interests of Officers and Directors in the Merger” beginning on page 44.

How You May Revoke or Change Your Vote

You can revoke your proxy at any time before it is voted at the special meeting by:

•	giving written notice of revocation to our Corporate Secretary;

•	submitting another proper proxy via the Internet, by telephone or by later-dated written proxy; or

•	attending the special meeting and voting in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held in street name through a broker or other agent, you must follow instructions received from such broker or agent which were provided with this proxy statement in order to revoke your vote or to vote at the special meeting.

Proxy Solicitation

We will pay the costs of soliciting proxies for the special meeting. Our officers, directors and employees may solicit proxies by telephone, mail or the Internet or in person. However, they will not be paid for soliciting proxies. We have retained Innisfree M&A Incorporated to assist us in the solicitation of proxies, using the means referred to above, and that firm will receive a fee of approximately $25,000, plus reimbursement of out-of-pocket expenses. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

Adjournments

Although it is not expected, the special meeting may be postponed or adjourned for, among other reasons, the purpose of soliciting additional proxies, to a date not later than 90 days after the date of the special meeting. You should note that the meeting could be successively postponed or adjourned to a specified date not longer than 90 days after such initial postponement or adjournment. If the special meeting is postponed or adjourned for the purpose of soliciting additional proxies, stockholders who have already sent in their proxies will be able to revoke them at any time prior to their use. The persons named as proxies may propose and vote for one or more postponements or adjournments of the special meeting, including postponements or adjournments to permit further solicitations of proxies. No proxy voted against the proposal to adopt the merger agreement will be voted in favor of any postponements or adjournment of the special meeting.

THE MERGER AGREEMENT

This section of the proxy statement summarizes some of the material terms and conditions of the merger agreement, but is not intended to be an exhaustive discussion of the merger agreement. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not the summary set forth in this section or any other information contained in this proxy statement. We urge you to read the merger agreement carefully and in its entirety. The complete text of the merger agreement is attached as Annex A to this proxy statement and is incorporated herein by reference.

THE DESCRIPTION OF THE MERGER AGREEMENT IN THIS PROXY STATEMENT HAS BEEN INCLUDED TO PROVIDE YOU WITH INFORMATION REGARDING ITS TERMS. THE MERGER AGREEMENT CONTAINS REPRESENTATIONS AND WARRANTIES MADE BY AND TO THE PARTIES THERETO AS OF SPECIFIC DATES. THE STATEMENTS EMBODIED IN THOSE REPRESENTATIONS AND WARRANTIES WERE MADE FOR PURPOSES OF THAT CONTRACT BETWEEN THE PARTIES AND ARE SUBJECT TO QUALIFICATIONS AND LIMITATIONS AGREED BY THE PARTIES IN CONNECTION WITH NEGOTIATING THE TERMS OF THAT CONTRACT. IN ADDITION, CERTAIN REPRESENTATIONS AND WARRANTIES WERE MADE AS OF A SPECIFIED DATE, MAY BE SUBJECT TO A CONTRACTUAL STANDARD OF MATERIALITY DIFFERENT FROM THOSE GENERALLY APPLICABLE TO STOCKHOLDERS, OR MAY HAVE BEEN USED FOR THE PURPOSE OF ALLOCATING RISK BETWEEN THE PARTIES RATHER THAN ESTABLISHING MATTERS AS FACTS.

The Merger

The merger agreement provides that, upon the terms and subject to the conditions of the merger agreement and the Delaware General Corporation Law (the “DGCL”), Merger Sub will be merged with and into PETCO, the separate corporate existence of Merger Sub will cease, and PETCO will continue as the surviving corporation and become a wholly owned subsidiary of Buyer. The surviving corporation in the merger is sometimes referred to as the surviving corporation.

Closing of the Merger

The closing of the merger will take place as soon as reasonably practicable after the last condition to the completion of the merger set forth in the merger agreement is satisfied or validly waived. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or such later time as is specified in the certificate of merger as agreed to by the parties.

Consideration to be Received by Our Stockholders in the Merger

At the effective time of the merger, each share issued and outstanding (including each restricted share of our common stock) immediately prior to the effective time (other than shares held by Buyer, Merger Sub, PETCO or any of our subsidiaries, and other than shares held by stockholders properly exercising appraisal rights pursuant to Section 262 of the DGCL) automatically will, by virtue of the merger and without any action by the holder thereof, be converted into the right to receive $29.00 in cash, without interest. This amount is referred to in this proxy statement as the merger consideration. All shares of our common stock held by Buyer, Merger Sub, PETCO or our subsidiaries will be retired and cancelled and no payment will be made in respect of those shares.

Pursuant to the DGCL, holders of shares of our common stock will have the right to dissent from the merger and receive the fair value of their shares. For a complete description of the procedures that must be followed to dissent from the merger, see “Appraisal Rights” beginning on page 73 and Annex C.

Treatment of Stock Options and Other Stock Rights

At the effective time of the merger, each option to purchase shares of our common stock, whether or not vested, will be cancelled and the holder will be entitled to receive an amount in cash equal to the product of (i) the amount by which $29.00 exceeds the applicable per share exercise price of such option and (ii) the number of shares subject to such option (assuming full vesting), without interest, and less any amount required to be withheld under applicable law. No consideration will be paid in respect of any stock options for which the exercise price exceeds $29.00.

Immediately prior to the effective time of the merger, all vested and unvested restricted stock units outstanding immediately prior to the effective time of the merger will be cancelled and retired and will cease to exist and will be converted into the right to receive the merger consideration, less any amount required to be withheld under applicable law.

Representations and Warranties

Our Representations and Warranties. In the merger agreement, we make certain representations to Buyer and Merger Sub with respect to PETCO and our subsidiaries. These include representations regarding corporate organization, existence, good standing, qualification and corporate power, and authority to own, lease and operate our properties and those of our subsidiaries; certificates of incorporation and bylaws; authority relative to the merger agreement and the completion of transactions contemplated by the merger agreement and receipt of Board of Director approval; delivery to the Independent Committee of the fairness opinion of UBS; governmental and regulatory approvals required to complete the merger; ability to enter into and consummate the merger agreement without violation of, or conflict with, our organizational documents, contracts or any laws; capitalization; documents filed with the SEC and the accuracy of information contained in those documents; accuracy of financial statements; the accuracy of information contained in disclosure documents, including this proxy statement and the Rule 13e-3 Transaction Statement; absence of certain material changes or events since January 28, 2006; litigation matters; tax matters; employee benefit and labor matters; compliance with law; finders’ fees; environmental matters; related party transactions; and distribution center leases.

Many of our representations and warranties are qualified by the absence of a material adverse effect on PETCO which means, for purposes of the merger agreement, any change, circumstance, event or effect that would be materially adverse to our assets and liabilities, business, financial condition or results of operations and to those of our subsidiaries, taken as a whole, other than any change, circumstance, event or effect resulting from (i) changes in general economic conditions, (ii) changes in securities markets generally, (iii) changes in the pet specialty or animal supplies industries or the retail industry generally, (iv) any act of civil unrest, war or terrorism, (v) any change in law or generally accepted accounting principles, (vi) any changes or events resulting from the execution or announcement of the merger agreement or any of the other transactions contemplated thereby, (vii) changes in the market price or trading volume of our common stock, (viii) changes in any analyst’s recommendations, any financial strength rating or any other recommendations or ratings as to PETCO or our subsidiaries (including, in and of itself, any failure to meet analyst projections), (ix) our failure, in and of itself, to meet any expected or projected financial or operating performance target publicly announced prior to the date hereof, as well as any change, in and of itself, in any expected or projected financial or operating performance target as compared with any target publicly announced prior to the date hereof, or (x) any actions required under the merger agreement to obtain any approval or authorization under applicable antitrust or competition laws for the consummation of the merger, unless, in the case of the foregoing clauses (i), (ii), (iii) and (iv), such changes referred to therein have a materially disproportionate effect on our business, results of operations, financial condition, assets or liabilities and on our subsidiaries, taken as a whole, relative to other participants in the pet specialty or animal supplies industries.

Buyer’s and Merger Sub’s Representations and Warranties. In the merger agreement, Buyer and Merger Sub, jointly and severally, make certain representations and warranties to us. These include representations regarding corporate organization and good standing; authority relative to the merger agreement and the completion of transactions contemplated by the merger agreement; governmental and regulatory approvals required to complete the merger; ability to enter into and consummate the merger agreement without violation of, or conflict with, their organizational documents, contracts, permits or any laws; the accuracy of information contained in disclosure documents, including this proxy statement and the Rule 13e-3 Transaction Statement; finders’ fees; financing; acknowledgement that we have not made any representation or warranty except as set forth in the merger agreement; no ownership of shares of our common stock (except for shares held by GEI IV); no interest in competitors; solvency of PETCO following the merger; and the absence of agreements with our management.

Conduct of Business Pending the Merger

From July 13, 2006 to the closing date, without the prior consent of Buyer (which consent must not be unreasonably withheld, conditioned or delayed), we will, and will cause our subsidiaries to, conduct their respective businesses only in the ordinary and usual course and use commercially reasonable efforts to preserve intact our respective present business organizations, maintain in effect all material permits, keep available the services of present employees and consultants, and maintain current relationships with our employees, consultants, customers, lenders, suppliers, licensors, licensees, landlords and others having significant business relationships with us.

In addition, we have agreed, during the same period, not to take any of the following specific actions without the prior written consent of Buyer (which consent must not be unreasonably withheld, conditioned or delayed), other than transactions solely among PETCO and our wholly owned subsidiaries or among our wholly owned subsidiaries:

•	propose or adopt any change in our certificate of incorporation or bylaws or comparable organizational documents;

•	merge with or acquire any other person, or sell, lease or otherwise dispose of a material amount of assets (excluding sales of inventory or other assets or the closing of stores in the ordinary course of business) or securities (other than pursuant to the exercise of options or the vesting of our restricted stock units outstanding as of the date of the merger agreement);

•	waive, release, grant, or transfer any rights of value, other than in the ordinary course of business, that would be material to PETCO and our subsidiaries taken as a whole;

•	modify or change in any respect or permit to lapse any permit, other than in the ordinary course of business, that would be material to PETCO and our subsidiaries taken as a whole;

•	incur, assume or prepay any indebtedness for borrowed money, other than in the ordinary course of business, that would be material to PETCO and our subsidiaries taken as a whole;

•	assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any indebtedness of any other person, other than in the ordinary course of business, that would be material to PETCO and our subsidiaries taken as a whole;

•	other than in the ordinary course of business, mortgage, pledge or subject to any lien, charge or other encumbrance any of PETCO’s or our subsidiaries’ assets, properties or business (whether tangible or intangible) that would be material to PETCO and our subsidiaries taken as a whole;

•	make any loans, advances or capital contributions to, or investments in, any other person, other than in the ordinary course of business, that would be material to PETCO and our subsidiaries taken as a whole;

•	authorize any capital expenditure or expenditures in excess of $25,000,000 in the aggregate above the capital expenditures set forth in our fiscal 2006 and 2007 budget forecasts;

•	pledge or otherwise encumber shares of capital stock of PETCO or any of our subsidiaries;

•	enter into, amend, modify or waive any contract (including any lease), other than in the ordinary course of business, that would be material to PETCO and our subsidiaries taken as a whole;

•	take any action that would result in any representation or warranty by us contained in the merger agreement which is qualified as to materiality becoming untrue as of the effective time of the merger or any representation or warranty not so qualified becoming untrue in any material respect as of the effective time of the merger, provided that representations made as of a specific date shall be required to be so true and correct (subject to such qualifications) as of such date only;

•	split, combine or reclassify any shares of, or declare, or set aside or pay any dividend (including an extraordinary dividend) or other distribution (whether in cash, stock or property or any combination thereof) in respect of (other than a dividend or distribution by one of our subsidiaries to us), any of our securities or those of any of our subsidiaries, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any of our securities or those of any of our subsidiaries;

•	except as required by law, adopt or amend any employee benefit or compensation plan or increase in any manner the compensation or fringe benefits of any director, officer or any class of employees or pay any benefit not required by any existing plan or arrangement; make any loans to any of its officers, directors, employees, affiliates, agents or consultants or make any change in our existing borrowing or lending arrangements for or on behalf of any of such persons, whether pursuant to one of our employee benefit or compensation plans or otherwise; or grant, issue, accelerate, pay, accrue or agree to pay or make any accrual or arrangement for payment of salary or other payments or benefits pursuant to any new or existing employee benefit or compensation plan; except that we are entitled to increase the compensation of employees and make minor modifications in personnel policies and procedures for non-officer employees, in each case in the ordinary course of business and consistent with past practices;

•	pay, loan or advance any amount to or in respect of, or sell, transfer or lease any properties or assets (whether real, personal or mixed, tangible or intangible) to, or enter into any contract with or on behalf of, any officer, director or employee of PETCO, any subsidiary or any affiliate of any of them, or any business or entity in which PETCO, any subsidiary or any affiliate of any of them, or relative of any such person, has any material, direct or indirect, interest, except for (i) directors’ fees, (ii) compensation to our officers and employees in the ordinary course of business and (iii) advancement or reimbursement of expenses in the ordinary course of business;

•	except as required by applicable law or generally accepted accounting principles, revalue in any material respect any of our assets, including writing down the value of inventory in any material manner, or writing-off notes or accounts receivable in any material manner;

•	settle, pay, discharge or satisfy any material litigation, arbitrations, proceedings, claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) other than the settlement, payment, discharge or satisfaction in the ordinary course of business, consistent with past practices;

•	make any material tax election or settle or compromise any material tax liability;

•	make any change in accounting methods, principles or practices materially affecting our reported consolidated assets, liabilities or results of operations, except insofar as may be required by a change in generally accepted accounting principles or law after consulting with our independent public accountants;

•	authorize for issuance, issue, sell, deliver or agree or commit to issue sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any of our securities or those of any of our subsidiaries or equity equivalents, except upon the valid exercise of options or the vesting of restricted stock units in accordance with the terms thereof;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of PETCO or any of our subsidiaries (other than the merger);

•	alter through merger, liquidation, reorganization, restructuring or any other fashion the corporate structure or ownership of any subsidiary of PETCO (other than the merger); or

•	agree or commit to do any of the foregoing.

Actions to be Taken to Complete the Merger

Commercially Reasonable Efforts; Reasonable Best Efforts. The parties each agreed to use commercially reasonable efforts to take all necessary actions to complete the merger. The parties agreed to use their respective reasonable best efforts to prepare all filings and share information with each other in order to file all necessary documents pursuant to federal securities laws and the HSR Act. However, we are not required to pay any fee, penalty or other consideration to obtain any consent, approval or waiver required for the completion of the merger (other than de minimis amounts or if Buyer and Merger Sub have provided adequate assurance of repayment).

Calling of Special Meeting. We agreed to convene a special meeting of our stockholders as promptly as practicable in order for our stockholders to consider and vote upon the adoption of the merger agreement. We also agreed that our Board of Directors and our Independent Committee would recommend that our stockholders vote in favor of adoption of the merger agreement. However, either our Board of Directors or our Independent Committee may change their recommendation in response to an unsolicited proposal to acquire us which our Board of Directors or our Independent Committee determine in good faith is more favorable than the merger if they determine in good faith, after consultation with outside counsel, that the failure to do so would be inconsistent with their fiduciary duties to our stockholders under applicable law and only after observing certain notice and negotiation provisions to enable Buyer to make a counter-offer. See “—The Solicitation Period” beginning on page 59 and “—No Solicitation of Acquisition Proposals After the Solicitation Period; Recommendation to our Stockholders” beginning on page 60.

Notice of Certain Events. The parties agreed to keep the other apprised of the status of matters relating to completion of the merger and each party agreed to promptly notify the other parties of (i) any events that would reasonably be expected to cause any representation or warranty of such party to be untrue or inaccurate in any material respect, (ii) any failure by such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied under the merger agreement, or the occurrence or non-occurrence of any event which would be reasonably expected to cause such failure, (iii) the receipt by such party of any notice or communication from a person alleging that such person’s consent is required in connection with the merger, (iv) notices or other communications received by them from any governmental entity with respect to the merger, or (v) such party’s learning of any action, suit, claim, investigation or proceeding commenced against or affecting such party which, if pending at the time of the merger agreement, would have been required to have been disclosed pursuant to the merger agreement.

Access to Premises and Records. We agreed to provide Buyer and Merger Sub and their representatives with reasonable access to our offices, properties, books and records prior to the completion of the merger.

Public Statements. The parties agreed to consult with each other before issuing any press release or public statements about the merger, and except as may be required by applicable law or any existing agreement with NASDAQ, will not issue any such press release or make any public statements without the consent of the other parties.

Voting of Shares. Buyer and Merger Sub each agreed to vote all of their shares of our common stock beneficially owned by each, and to cause their affiliates that they control or who are members of our Board of Directors to vote their shares of our common stock, in favor of adopting the merger agreement at the special meeting of our stockholders.

Financing Efforts. Buyer and Merger Sub each agreed to use commercially reasonable efforts to obtain the financing contemplated by the financing letters executed in connection with the merger agreement. In the event that any portion of the financing contemplated by the financing letters becomes unavailable otherwise than due to our breach of representations and warranties or covenants or a failure of a condition to be satisfied by us, Buyer and Merger Sub will use commercially reasonable efforts to arrange alternative financing from the same or other sources on terms and conditions no more adverse to the ability of Buyer and Merger Sub to consummate the transactions contemplated by the merger agreement. We must cooperate with Buyer and Merger Sub in connection with the arrangement of the financing.

Debt Tender. The merger agreement provides that we will, upon receiving any written request by Buyer to do so, promptly commence or cause to be commenced an offer to purchase, and a related consent solicitation with respect to, all of the outstanding aggregate principal amount of our existing 10.75% Senior Subordinated Notes due 2011 on price terms that are acceptable to Buyer and such other customary terms and conditions as are reasonably acceptable to us and Buyer; provided, however, in lieu of such offer, if Buyer so elects, immediately prior to the closing of the merger and using funds provided (or caused to be provided) by Buyer, we will effect, or cause to be effected, a covenant defeasance of such notes pursuant to the indenture governing such notes.

Indemnification of Directors and Officers; Insurance

The merger agreement provides that the surviving corporation will comply with our and our subsidiaries’ obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) each of our present and former directors and officers or those of any of our subsidiaries in connection with acts and omissions occurring or alleged to occur prior to the effective time of the merger to the extent provided under the DGCL, and our and each of our subsidiaries’ respective organizational and governing documents or agreements in effect on July 13, 2006. The obligations described above will survive the merger and will continue in full force and effect from the effective time of the merger until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions.

The merger agreement also provides that the surviving corporation will maintain, until the sixth anniversary of the effective time of the merger, the officers’ and directors’ liability insurance policies maintained by us and our subsidiaries on the effective time of the merger. In the event of the cancellation or termination of such policies, the surviving corporation is required to provide substitute policies with reputable and financially sound carriers providing at least the same coverage and amount and containing terms no less favorable than those of the applicable policies in effect on July 13, 2006, with respect to matters occurring prior to or at the effective time of the merger.

The merger agreement provides that Buyer guarantees, and is jointly and severally liable for, the director and officer indemnification and insurance obligations of the surviving corporation, which guarantee is only effective if the closing occurs.

The Solicitation Period

The merger agreement provides that beginning on July 13, 2006 and continuing until 12:01 a.m. Eastern Time on the 21st business day after July 13, 2006 (the “Solicitation Period”), we and our representatives had the right to:

•	initiate, solicit and encourage Third Party Acquisition (as defined below) proposals, including by providing third parties access to non-public information, subject to a confidentiality agreement, provided that we promptly make available to Buyer and Merger Sub any material non-public information concerning PETCO or our subsidiaries made available to any third party, to the extent it was not previously made available to Buyer and Merger Sub; and

•	maintain or continue discussions or negotiations with respect to Third Party Acquisition proposals or otherwise cooperate with, or assist or participate in or facilitate, any such inquiries, proposals, discussions or negotiations.

A Third Party Acquisition means the occurrence of any of the following events:

•	the acquisition of PETCO by merger or otherwise by any person other than Buyer or Merger Sub (a “Third Party”);

•	the acquisition by a Third Party of 20% or more of the assets of PETCO and our subsidiaries taken as a whole;

•	the acquisition by a Third Party of 20% or more of our outstanding common stock or our issuance of capital stock containing terms which are inconsistent with the consummation of the transactions contemplated by the merger agreement;

•	the adoption by PETCO of a plan of liquidation or the declaration or payment of an extraordinary dividend;

•	the repurchase by PETCO or any of our subsidiaries of more than 20% of our outstanding shares of common stock; or

•	the acquisition by PETCO or any of our subsidiaries, by merger, joint venture or otherwise, of any person or group of persons, or any purchase of stock or assets or acquisition of any direct or indirect ownership interest or investment in any business such that, after such acquisition, PETCO’s and our subsidiaries’ interest or investment in such business’s annual revenues, net income or assets is greater than or equal to 20% of our annual revenues, net income or assets.

No Solicitation of Acquisition Proposals After the Solicitation Period; Recommendation to Our Stockholders

Non-Solicitation. Upon expiration of the Solicitation Period, we have agreed that:

•	we will not, and will not direct, authorize or permit any of our representatives to, directly or indirectly, encourage, solicit, initiate or engage in discussions or negotiations with, or provide any non-public information to, any person or group of persons, or take any action designed to facilitate any inquiries or proposals with respect to any Third Party Acquisition; and

•	we will immediately terminate any pending discussion regarding any Third Party Acquisition.

The foregoing restrictions do not apply with respect to any person or group of related persons (an “Excluded Party”) from whom we have received, prior to the expiration of the Solicitation Period, a written expression of interest that our Board of Directors or the Independent Committee determines in its good faith judgment (after consultation with outside legal counsel and financial advisors) is bona fide and that there is a reasonable prospect that such expression will result in a Superior Proposal (as defined below). We may also supply to and receive non-public information, subject to a confidentiality agreement, from a person and conduct discussions and negotiations with such person if our Board of Directors or the Independent Committee receives a written unsolicited expression of interest from such person after the expiration of the Solicitation Period and our Board of Directors or the Independent Committee determines in its good faith judgment (after consultation with outside legal counsel) that failure to take such action would be inconsistent with its fiduciary duties under applicable law and there is a reasonable prospect that such expression will result in a Superior Proposal.

A Superior Proposal means any bona fide written unsolicited proposal, or solicited in accordance with the terms merger agreement, to acquire, by merger or otherwise and directly or indirectly, more than 50% of the shares of our common stock then outstanding or all or substantially all of our assets and those of our subsidiaries, taken as a whole, and otherwise on terms and conditions which our Board of Directors or the Independent Committee in good faith determines (after receipt of advice from its financial advisor and consultation with outside counsel), would, if consummated, result in a transaction that is more favorable to our stockholders from a financial point of view than the merger and any alternative transaction proposal made by Buyer and Merger Sub pursuant to the terms of the merger agreement, and if our Board of Directors or the Independent Committee

determines that such proposal is reasonably likely to be consummated in accordance with its terms and that any financing required to consummate the transaction contemplated by such proposal or offer is capable of being, and is reasonably likely to be, obtained.

Recommendation to our Stockholders. The merger agreement provides that neither our Board of Directors nor the Independent Committee will:

•	withdraw or modify its approval or recommendation of the merger agreement, the merger or the other transactions contemplated by the merger agreement; or

•	approve or recommend, or cause or allow PETCO or our subsidiaries to enter into any agreement with respect to, any Third Party Acquisition.

The foregoing restrictions do not restrict our Board of Directors or the Independent Committee from withdrawing or modifying, or publicly proposing to withdraw or modify, its recommendation of transactions contemplated by the merger agreement, or approving or recommending a Superior Proposal, if our Board of Directors or the Independent Committee:

•	determines in its good faith judgment after consultation with its outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable law;

•	provides written notice to Buyer advising Buyer that it has received a Superior Proposal and, to the extent we are able to do so without breaching any confidentiality agreement entered into prior to July 13, 2006, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal; and

•	determines in its good faith judgment (after consultation with its outside legal counsel and financial advisors) that any transaction proposed by Buyer and Merger Sub is not at least as favorable to our stockholders as the Superior Proposal.

The merger agreement does not prohibit our Board of Directors or the Independent Committee from taking and disclosing to our stockholders a position with respect to a tender or exchange offer by a third party pursuant to SEC rules. The merger agreement also does not prohibit our Board of Directors or the Independent Committee from disclosing the fact that the Independent Committee or our Board of Directors has received a proposal for a Third Party Acquisition and the terms of such proposal, if the Independent Committee or our Board of Directors, as applicable, determines, after consultation with its outside legal counsel, that it is compelled to make such disclosure in order to comply with its fiduciary duties under applicable law or with obligations under federal securities laws or requirements of the NASDAQ Global Select Market.

Conditions to the Completion of the Merger

The obligations of PETCO, Buyer and Merger Sub to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	the merger agreement shall have been approved and adopted in accordance with the DGCL by the affirmative vote of the holders of a majority of our outstanding common stock;

•	any applicable waiting period under the HSR Act relating to the merger shall have expired or been earlier terminated; and

•	no provisions of any applicable law and no judgment, order, decree or injunction shall make illegal, delay materially or otherwise prohibit or restrain the consummation of the merger; provided, however, that PETCO, Buyer and Merger Sub shall each use their respective reasonable best efforts to have any such judgment, order, decree or injunction vacated.

The obligations of Buyer and Merger Sub to complete the merger are further subject to the satisfaction or waiver of the following additional conditions:

•	we shall have performed in all material respects all of our obligations under the merger agreement required to be performed by us at or prior to the effective time of the merger; our representations and warranties relating to corporate authority and capitalization shall be true and correct in all respects (except, in the case of capitalization representations, for inaccuracies that are de minimis in the aggregate) on July 13, 2006 and as of the effective time of the merger as if made at and as of such time; all of our other representations and warranties shall be true and correct in all material respects on July 13, 2006 and as of the effective time of the merger as if made at and as of such time (without giving effect to any “materiality” or “material adverse effect” qualification), except where the failure to be so true and correct does not constitute a material adverse effect, provided that representations made as of a specific date must be true and correct as of such date only; and Buyer and Merger Sub shall have received a certificate signed by our Chief Executive Officer and Chief Financial Officer attesting to the foregoing effect;

•	the aggregate number of shares of our common stock at the effective time of the merger, the holders of which have demanded purchase of their shares in accordance with the provisions of Section 262 of the DGCL (regarding appraisal rights), shall not equal 10% or more of our common stock outstanding as of the record date for stockholders entitled to vote at our special meeting regarding the merger; and

•	since July 13, 2006, there shall not have occurred and be continuing any change, event, occurrence, development or circumstance which, individually or in the aggregate, constitutes a material adverse effect.

Our obligation to complete the merger is further subject to the satisfaction or waiver of the following additional conditions:

•	Buyer and Merger Sub shall have performed in all material respects all of their obligations under the merger agreement required to be performed by them at or prior to the effective time of the merger; the representations and warranties of Buyer and Merger Sub contained in the merger agreement that are qualified as to materiality shall be true and all representations and warranties not so qualified shall be true in all material respects on July 13, 2006 and as of the effective time of the merger as if made at and as of such time, provided that representations made as of a specific date shall be required to be true and correct as of such date only; and we shall have received a certificate signed by the President or Vice President of Buyer and Merger Sub to the foregoing effect;

•	we shall have received a solvency opinion rendered by a firm of nationally recognized reputation in such area. Such opinion shall be in form and substance similar to the opinion to such effect provided by a firm of nationally recognized reputation in such area to the lenders referred to in the financing efforts commitment letters, and otherwise as reasonably acceptable to us; and

•	Buyer shall have caused to be deposited with the disbursing agent cash in an aggregate amount sufficient to pay the merger consideration plus cash to pay for stock options and restricted stock units.

Termination of Merger Agreement

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger (notwithstanding any approval of the merger agreement by our stockholders):

•	by mutual written consent of PETCO, on the one hand, and Buyer and Merger Sub, on the other hand;

•	by either PETCO or Buyer, if:

•	the merger has not been consummated on or prior to November 30, 2006; provided, however, that neither party shall have the right to terminate the merger agreement if (i) such party seeking to terminate the merger agreement is then in breach of any of its representations, warranties or obligations under the merger agreement which are qualified as to materiality, or is then in breach in any material respect of any of its representations, warranties or obligations under the merger agreement which are not so qualified, and (ii) such breach caused or resulted in the failure of the merger to occur on or before November 30, 2006;

•	Buyer and Merger Sub (in the case of termination by PETCO) or PETCO (in the case of termination by Buyer) shall have breached any of its covenants or obligations under the merger agreement which are qualified as to materiality, or breached in any material respect any of its covenants or obligations under the merger agreement which are not so qualified, or any representation or warranty under the merger agreement of Buyer and Merger Sub (in the case of termination by PETCO) or of PETCO (in the case of termination by Buyer) shall have been incorrect as to those which are qualified as to materiality or incorrect in any material respect as to those which are not so qualified, when made or at the effective time of the merger, such that the breach is not capable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of 20 business days following notice of such breach and November 30, 2006; provided, that the party terminating shall not be, at the time of such termination, in material breach of any of its covenants or obligations under the merger agreement;

•	any court of competent jurisdiction in the United States or other United States federal or state governmental authority shall have issued a final order, decree or ruling, or taken any other final action, restraining, enjoining or otherwise prohibiting the merger and such order, decree, ruling or other action is or shall have become nonappealable, provided, however, that this right to terminate shall not be available to any party whose breach of any provision of the merger agreement results in the imposition of such order, decree, ruling or other action; or

•	upon a vote taken thereon at the special meeting of our stockholders or any postponement or adjournment thereof, the requisite stockholder vote in favor of the merger agreement shall have not been obtained.

•	by Buyer, if:

•	prior to the consummation of the merger, the Board of Directors or the Independent Committee shall have withdrawn, or modified or changed in a manner adverse to Buyer and Merger Sub, its approval or recommendation of the merger agreement or the merger or shall have recommended or approved a Third Party Acquisition;

•	there shall have occurred a Third Party Acquisition;

•	we shall have effected, or entered into an agreement to effect, a Third Party Acquisition; or

•	we or any of our representatives shall have breached in any material respect any of the provisions of the merger agreement regarding other potential acquirers, or if we shall have breached in any material respect any of our obligations under the merger agreement regarding the special meeting of our stockholders or Buyer’s and Merger Sub’s access to information.

•	by PETCO, if:

•	we simultaneously enter into a definitive agreement for a Superior Proposal in accordance with, and have otherwise complied with all terms of, the provisions of the merger agreement regarding other potential acquirers, and we make payment of a certain termination fee and, as provided in the merger agreement, the reimbursement of certain expenses; or

•	Buyer does not (i) deposit the merger consideration with a disbursing agent within five business days after notice by us to Buyer that the conditions to our obligation to close have been satisfied (or, upon an immediate closing, would be satisfied as of such closing) and (ii) proceed immediately thereafter to give effect to a closing; provided, however, that we shall have no right to terminate the merger agreement based upon such a notice which is delivered prior to October 2, 2006.

Termination Fees; Reimbursement of Expenses

Termination Fees and Expenses Payable by us. The merger agreement provides that we will be immediately obligated to pay Buyer a termination fee of $50 million if the merger agreement is terminated:

•	by Buyer if we shall have effected, or entered into an agreement to effect, a Third Party Acquisition; or

•	by us if we simultaneously enter into a definitive agreement for a Superior Proposal in accordance with, and have otherwise complied with all terms of, the provisions of the merger agreement regarding other potential acquirers, and we make payment of the termination fee and, as provided in the merger agreement, the reimbursement of certain expenses.

With respect to either of these termination events, we shall also reimburse the expenses of Buyer and Merger Sub in an amount up to $3 million within two business days. The $50 million amount would have been $30 million had we terminated the merger agreement under certain circumstances prior to 12:01 a.m. Eastern Time on July 20, 2006.

The merger agreement also provides that we will be immediately obligated to pay Buyer a termination fee of $50 million if the merger agreement is terminated:

•	by Buyer if we or any of our representatives shall have breached in any material respect any of the provisions of the merger agreement regarding other potential acquirers, or if we shall have breached in any material respect any of our obligations under the merger agreement regarding the special meeting of our stockholders or Buyer’s and Merger Sub’s access to information; or

•	by either us or Buyer if, upon a vote taken thereon at the special meeting of our stockholders or any postponement or adjournment thereof, the requisite stockholder vote in favor of the merger agreement shall have not been obtained; and

in the event that, after July 13, 2006 and prior to the vote taken thereon at the special meeting of our stockholders or any postponement or adjournment thereof, a third party shall have made public and not withdrawn a proposal with respect to a Third Party Acquisition and within 12 months following the termination of the merger agreement such Third Party Acquisition occurs or within six months following the termination of the merger agreement we enter into an agreement to effect such Third Party Acquisition.

The merger agreement also provides that we will be obligated to reimburse the expenses of Buyer and Merger Sub in an amount up to $3 million within two business days if the merger agreement is terminated by Buyer if we shall have breached any of our covenants or obligations under the merger agreement which are qualified as to materiality, or breached in any material respect any of our covenants or obligations under the merger agreement which are not so qualified, or any representation or warranty under the merger agreement by us shall have been incorrect as to those which are qualified as to materiality or incorrect in any material respect as to those which are not so qualified, when made or at the effective time of the merger, such that the breach is not capable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of 20 business days following notice of such breach and November 30, 2006; provided, that Buyer shall not be, at the time of such termination, in material breach of any of its covenants or obligations under the merger agreement.

Termination Fee Payable by Merger Sub. The merger agreement provides that Merger Sub will be obligated to pay us a termination fee of $50 million within two business days of the merger agreement being terminated by us if:

•

Buyer and Merger Sub shall have breached any of their covenants or obligations under the merger agreement which are qualified as to materiality, or breached in any material respect any of their covenants or obligations under the merger agreement which are not so qualified, or any representation or warranty under the merger agreement of Buyer and Merger Sub shall have been incorrect as to those which are qualified as to materiality or incorrect in any material respect as to those which are not so qualified, when made or at the effective time of the merger, such that the breach is not capable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of 20 business days following notice of such breach and November 30, 2006; provided, that we shall not be, at the time of such termination, in material breach of any of our covenants or obligations under the merger agreement; or

•	Buyer does not (i) deposit the merger consideration with a disbursing agent within five business days after notice by us to Buyer that the conditions to our obligation to close have been satisfied (or, upon an immediate closing, would be satisfied as of such closing) and (ii) proceed immediately thereafter to give effect to a closing; provided, however, that we shall have no right to terminate the merger agreement based upon such a notice which is delivered prior to October 2, 2006.

Expenses Payable by Buyer and Merger Sub. We have agreed to pay our own fees and expenses incurred in connection with the merger agreement, except Buyer shall pay:

•	our out-of-pocket expenses related to our cooperation reasonably requested by Buyer and Merger Sub in connection with their financing efforts; and

•	in the event the merger agreement is terminated other than as a result of a breach of the merger agreement by us, our out-of-pocket expenses in connection with any debt tender efforts requested by Buyer and Merger Sub.

Amendment and Waiver of the Merger Agreement

Amendment. Any provision of the merger agreement may be amended if such amendment is executed in writing by each of PETCO, Buyer and Merger Sub; provided, however, that after the merger agreement has been adopted by our stockholders, there shall be no amendment that by applicable law requires further approval by our stockholders without the further approval of such stockholders.

Waiver. Any provisions of the merger agreement may be waived if such waiver is executed in writing by the party against whom the waiver is to be effective.

THE TRANSACTION PARTICIPANTS

PETCO Animal Supplies, Inc.

PETCO, headquartered in San Diego, California, is a leading specialty retailer of premium pet food, supplies and services. Our vision is to best promote, through our people, the highest level of well being for companion animals, and to support the human-animal bond. We operate more than 800 stores in 49 states and the District of Columbia, as well as a leading destination for online pet food and supplies at www.petco.com. The information contained or incorporated in our website is not a part of this proxy statement. We maintain our principal executive offices at 9125 Rehco Road, San Diego, California 92121. Our telephone number is (858) 453-7845.

Leonard Green Entities and Mr. Danhakl

GEI IV is a private equity fund that was formed by Leonard Green in 2002 for the purpose of making investments in securities of public and private corporations. Leonard Green is a private equity firm that serves as the management company for GEI IV and its affiliated funds.

The principal business of GEI Capital is acting as the sole general partner of GEI IV. The managers of GEI Capital are Jonathan D. Sokoloff, John G. Danhakl and Peter J. Nolan. Jonathan A. Seiffer, John M. Baumer and Timothy J. Flynn are members of GEI Capital. Mr. Danhakl has been a director of the Company since October 2000.

The business address for each of the Leonard Green Entities and Mr. Danhakl is 11111 Santa Monica Boulevard, Suite 2000, Los Angeles, California 90025 and their telephone number is (310) 954-0444.

TPG Entities

TPG V is a private equity fund that was formed by TPG in 2006 for the purpose of making investments in securities of public and private corporations. The general partner of TPG V is TPG GenPar V, L.P., a Delaware limited partnership (“TPG GenPar V”), and the general partner of TPG GenPar V is TPG Advisors, a Delaware corporation. TPG GenPar V was formed for the sole purpose of acting as the general partner of TPG V. The directors of TPG Advisors are David Bonderman and James G. Coulter and the executive officers of TPG Advisors are Clive D. Bode, David Bonderman, James G. Coulter, John E. Viola, Thomas E. Reinhart, Jonathan S. Coslet and Thomas Keltner.

The business address for each of the TPG Entities is 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102 and their telephone number is (817) 871-4000.

Rover Holdings Corp.

Buyer was formed by GEI IV and TPG V solely for the purpose of owning PETCO after the merger and arranging the related financing transactions. Buyer is currently owned by GEI IV and TPG V. Buyer has not engaged in any business except in anticipation of the merger. The principal executive offices of Buyer are located at 11111 Santa Monica Boulevard, Suite 2000, Los Angeles, California 90025 and its telephone number is (310) 954-0444.

Rover Acquisition Corp.

Merger Sub was formed by Buyer solely for the purpose of completing the merger. Merger Sub is wholly owned by Buyer and has not engaged in any business except in anticipation of the merger. The principal executive offices of Merger Sub are located at 11111 Santa Monica Boulevard, Suite 2000, Los Angeles, California 90025 and its telephone number is (310) 954-0444.

Business and Background of Natural Persons Related to PETCO Animal Supplies, Inc.

Set forth below for each director and executive officer of PETCO is his or her respective present principal occupation or employment, the name of the corporation or other organization in which such occupation or employment is conducted and the five-year employment history of each such director and executive officer.

During the past five years, neither PETCO nor any of the PETCO directors or executive officers listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). In addition, during the past five years, neither PETCO nor any of the PETCO directors or executive officers listed below has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Each PETCO individual listed below, with the exception of Messrs. Day and Maslen, are citizens of the United States. Mr. Day is a citizen of Britain and Mr. Maslen is a citizen of Australia.

PETCO’s Executive Officers

Brian K. Devine, Chairman of the Board, joined PETCO in August 1990. He served as President and Chief Executive Officer until March 2004 and has served as Chairman of the Board since January 1994. Prior to joining the Company, Mr. Devine was President of Krause’s Sofa Factory, a furniture retailer and manufacturer, from 1988 to 1989. From 1970 to 1988, Mr. Devine was employed by Toys “R” Us, a retailer of children’s toys, in various positions, including Senior Vice President, Director of Stores, and Senior Vice President, Growth, Development and Operations. From 1963 until 1970, Mr. Devine was Statistical Advisor for Planning for the U.S. Department of Health, Education and Welfare. Mr. Devine graduated from Georgetown University in 1963 with a B.A. degree in economics and currently serves as a board member of Wild Oats Markets, Inc., a publicly held retailer and distributor of natural foods, the Retail Industry Leaders Association, the National Retail Federation, Students in Free Enterprise, Georgetown University Board of Regents, Georgetown University College Board of Advisors, San Diego International Sports Council and the San Diego Padres.

James M. Myers, Chief Executive Officer and a director, joined PETCO in May 1990. Mr. Myers was named Chief Executive Officer in March 2004. From 1998 to 2004, Mr. Myers served as Executive Vice President and Chief Financial Officer of PETCO. From 1996 to 1998, Mr. Myers served as Senior Vice President, Finance and before that as Vice President, Finance and as Vice President and Controller of PETCO. From 1980 to 1990, Mr. Myers held various positions at the accounting firm of KPMG LLP, including Senior Audit Manager. Mr. Myers has served as a director since October 2000. Mr. Myers earned a CPA and received an accounting degree from John Carroll University.

Bruce C. Hall, President and Chief Operating Officer, joined PETCO in April 1997. Mr. Hall was named President in March 2004 and has been serving as Chief Operating Officer since March 2001. Mr. Hall spent 34 years from 1963 to 1997 with Toys “R” Us, a retailer of children’s toys, where he progressively advanced from field operations through a number of positions, including Senior Vice President of Operations.

David E. Bolen, Executive Vice President and Chief Merchandising Officer, joined PETCO in January of 2006. From 2001 to 2006, Mr. Bolen was Executive Vice President for Merchandising, Marketing and Supply Chain at Jo-Ann Stores, Inc. From 1997 to 2000, Mr. Bolen was Executive Vice President of Operations for Jo-Ann Stores. From 1994 to 1996, Mr. Bolen was Executive Vice-President, Operations at Michael’s Stores, Inc. From 1988 to 1994, Mr. Bolen held various senior executive positions with Leeward’s Creative Crafts where he was ultimately named Chief Operating Officer. From 1968 to 1985, Mr. Bolen held various operations, merchandising and store leadership positions with a number of retailers. Mr. Bolen has over 35 years of retail and specialty retail experience.

Rodney Carter, Senior Vice President and Chief Financial Officer, joined PETCO in March 2004. From 2000 to 2003, Mr. Carter was Executive Vice President and Chief Financial Officer of CEC Entertainment, Inc.

He spent 12 years with J.C. Penney Company, Inc. from 1988 to 2000, where he progressively advanced through a number of positions including CFO of JCPenney Credit and CFO of JCPenney Direct Marketing Services, Inc. Prior to J.C. Penney, Mr. Carter was in corporate banking for five years. Mr. Carter has a bachelor’s degree from Texas Tech University, an M.B.A. from Southern Methodist University, and a Masters in International Management from Thunderbird, The Garvin School of International Management.

Thomas A. Farello, Senior Vice President, Operations, joined PETCO in September 2006. From 2000 to 2006, Mr. Farello was Senior Vice President, Retail Operations at Shaw’s Supermarkets, Inc. From 1994 to 1996, Mr. Farello was President of Hyde Park Markets and from 1996 to 1999 of Rainbow Foods Stores, both divisions of Fleming Companies, Inc. Mr. Farello was Executive Vice President and Chief Operating Officer of Red Food Stores/Bi-Lo Inc. from 1990 to 1994. Mr. Farello also spent 10 years with H.E. Butt (HEB) Grocery Company, where he held numerous positions in operations, marketing and support. Mr. Farello holds an M.B.A. from Xavier University and a business administration degree from Miami University.

Frederick W. Major, Senior Vice President, Information Systems, joined PETCO in April 1988 and became Senior Vice President, Information Systems in March 2002. Mr. Major initially served as Management Information Systems Manager and then as Director of Information Systems and most recently as Vice President of Information Systems. From 1983 to 1988, Mr. Major was a Systems Analyst at General Dynamics Corporation. Mr. Major graduated from National University with a degree in computer science.

Janet D. Mitchell, Senior Vice President, Human Resources and Administration, joined PETCO in February 1989. From 1989 to 1998, Ms. Mitchell served as Vice President, Human Resources. From 1981 to 1989, Ms. Mitchell held various management positions in human resources with the Southland Corporation’s 7-Eleven stores. From 1978 to 1981, Ms. Mitchell held various positions with the El Torito Restaurant chain. Ms. Mitchell holds a B.A. degree from San Diego State University.

Razia Richter, Senior Vice President, Supply Chain, joined PETCO in 1991 and became Senior Vice President, Supply Chain in March 2004. Ms. Richter was most recently Vice President of Southwest Store Operations. Prior to that Ms. Richter held various positions in the Company including Vice President, Inventory Management and Analytical Services; Vice President, Business Development; and Controller. Prior to joining PETCO, Ms. Richter held various accounting positions at the accounting firm KPMG LLP. She earned her CPA, and has an accounting degree from San Diego State University and an M.B.A. from the University of San Diego.

William M. Woodard, Senior Vice President, Business Development, joined PETCO in January 1991. From 1991 to 1999, Mr. Woodard served as Senior Vice President, Store Operations. From 1987 to 1990, Mr. Woodard was Vice President, Director of Marketing at J. M. Jones, Inc., a wholesale division of SuperValu Stores, Inc. From 1970 to 1987, Mr. Woodard was employed by Safeway Stores, Inc., a grocery retailer, in a number of positions including Retail Operations Manager and Marketing Operations Manager. Mr. Woodard holds an administrative management degree from North Texas State University and an M.B.A. in marketing from the University of Southern California.

PETCO’s Directors (other than Messrs. Danhakl, Devine and Myers)

David B. Appel has served as a director since April 2004. Mr. Appel currently serves as Chairman of Orange Glo International, a privately-held marketer of cleaning and home care products. Mr. Appel joined Orange Glo in 1999 as Chief Operating Officer, and was named Chairman in 2001. Prior to Orange Glo International, Mr. Appel was a partner with Accenture (formerly Andersen Consulting), serving retail and consumer goods companies for 17 years in San Francisco, Paris and Tokyo. Mr. Appel earned both his B.A. and M.B.A. from the University of Chicago.

Sandra N. Bane has served as a director since April 2004. Ms. Bane is a retired audit partner from KPMG LLP, having served 24 years with the firm. While at KPMG LLP, Ms. Bane headed the Western Region’s

Merchandising practice, helped establish the Employee Benefits audit specialist program and was partner-in-charge of the Western Region’s Human Resource department for two years. She is a member of the American Institute of Certified Public Accountants and the California Society of CPAs. Ms. Bane serves on the Board of Directors of Big 5 Sporting Goods, Inc. and TransAmerica Premier Funds. Ms. Bane graduated from California State University Long Beach in 1975 with a degree in accounting.

David T. Ching has served as a director since November 2005. Mr. Ching currently serves as Senior Vice President and Chief Information Officer for Safeway Inc. Prior to joining Safeway in 1994, Mr. Ching was General Manager-North America for British American Consulting Group, a software/consulting firm focusing on the distribution and retail industry. From 1979 to 1993, Mr. Ching was with Lucky Stores Inc., most recently as Senior Vice President of Information Systems. From 1975 to 1979, Mr. Ching held information technology management positions at Bell Canada and at Control Data Canada. Mr. Ching holds a master’s degree in management sciences from Stanford University, a master’s degree in computer sciences from the University of California, Berkeley, and a bachelor’s degree in electrical engineering from the University of Wisconsin, Madison.

Julian C. Day has served as a director since November 2000. In July 2006, Mr. Day became the Chief Executive Officer of RadioShack. From October 2004 to April 2006 Mr. Day served as a Director of Sears Holdings Corporation. Mr. Day served as the Chief Executive Officer and a Director of Kmart, from January 2003 to October 2004. From March 2002 to January 2003, Mr. Day served as the President and Chief Operating Officer of Kmart Corporation. From 1999 to 2000, Mr. Day was with Sears Roebuck, most recently as Executive Vice President and Chief Operating Officer. From 1992 to 1998, Mr. Day was with Safeway Inc., where he became Executive Vice President and Chief Financial Officer. Mr. Day is a graduate of Oxford University.

Charles W. Duddles has served as a director since March 2002. Mr. Duddles served most recently as Executive Vice President, Chief Financial Officer and Chief Administrative Officer of Jack in the Box Inc., the operator and franchiser of the Jack in the Box restaurant chain, where he spent more than 21 years until his retirement in August 2001. Mr. Duddles was formerly a CPA and received an accounting degree from Ferris State University.

Peter Maslen has served as a director since October 2005. Mr. Maslen is CEO of The HansonMaslen Group, LLC, a private investment, development and consulting firm. From 1999 to 2003, Mr. Maslen served as President of Starbucks Coffee International. Prior to that, he was President of Tricon Restaurants Central Europe (now YUM! Brands, Inc.) and held executive leadership positions at PepsiCo and Mars, Inc. internationally. Mr. Maslen serves on the boards of Herbalife Ltd. and a number of privately held companies. He is currently chairman of the Global Business Advisory Board at the University of Washington Business School and a member of the Advisory Board of the Albers School of Business and Economics at Seattle University.

Business and Background of Natural Persons Related to the Leonard Green Entities and TPG Entities

Set forth below for each member and manager of GEI Capital and each director and executive officer of TPG Advisors, Buyer and Merger Sub, is his or her respective present principal occupation or employment, the name of the organization in which such occupation or employment is conducted and the five-year employment history of each such person.

During the past five years, none of Buyer, Merger Sub, GEI IV, GEI Capital, TPG V, TPG Advisors, and none of their respective directors, executive officers or managers (as applicable) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). In addition, during the past five years, none of Buyer, Merger Sub, GEI IV, GEI Capital, TPG V, TPG Advisors, and none of their respective directors, executive officers or managers (as applicable) has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. Each of the individuals listed below is a citizen of the United States.

Leonard Green Entities

John M. Baumer has been a partner of Leonard Green since January 2001. Mr. Baumer was a vice president at Leonard Green from May 1999 to January 2001. Mr. Baumer has served as a director and a vice president of both Buyer and Merger Sub since their respective formations. Before joining Leonard Green, Mr. Baumer was first an associate and then a vice president in the corporate finance division of Donaldson, Lufkin & Jenrette in Los Angeles.

John G. Danhakl became a director of the Company in October 2000. Mr. Danhakl has been a partner of Leonard Green since 1995. Prior to joining Leonard Green, Mr. Danhakl was a Managing Director in the Los Angeles office of Donaldson, Lufkin & Jenrette, or DLJ, and had been with DLJ since 1990. Prior to joining DLJ, Mr. Danhakl was a Vice President at Drexel Burnham Lambert from 1985 to 1990. Mr. Danhakl presently serves on the Boards of Directors of Arden Group, Inc., Horseshows in the Sun (HITS), Leslie’s Poolmart, Inc., The Neiman Marcus Group, Inc., Rite Aid Corporation and The Tire Rack, Inc. Mr. Danhakl has served as a director of both Buyer and Merger Sub since their respective formations. Mr. Danhakl is a 1980 graduate of the University of California at Berkeley. He received his M.B.A. in 1985 from the Harvard Business School.

Timothy J. Flynn has been a partner of Leonard Green since January 2005. Mr. Flynn joined Leonard Green as a vice president in 2003. Before joining Leonard Green, Mr. Flynn was a Director in the Investment Banking Department of Credit Suisse First Boston in Los Angeles.

Peter J. Nolan has been a partner of Leonard Green since 1997. Before joining Leonard Green, Mr. Nolan was a Managing Director and Co-Head of Donaldson, Lufkin & Jenrette’s Los Angeles Investment Banking Division.

Jonathan A. Seiffer has been a partner of Leonard Green since January 1999. Mr. Seiffer was a vice president at Leonard Green from 1997 to 1999 and an associate at Leonard Green from 1994 to 1997. Mr. Seiffer also served as a director of Gart Sports Company from 1998 until the 2003 merger of Gart Sports Company and The Sports Authority, Inc.

Jonathan D. Sokoloff has been a partner of Leonard Green since 1990, and was employed at Drexel Burnham Lambert Incorporated from 1985 through 1990, most recently as a managing director. He has been an executive officer and equity owner of Leonard Green since its formation in 1994, and is also a director of Rite Aid Corporation, Dollar Financial Group, Inc., and several private companies.

Michael Solomon is a Vice President of Leonard Green. Mr. Solomon worked in the Financial Sponsors Group of Deutsche Banc Alex Brown in Los Angeles from 1996 until he joined Leonard Green in 2005. Mr. Solomon is involved with Leonard Green’s investments in AsianMedia Group LLC, and Dollar Financial Group, Inc., and was previously involved with Phoenix Scientific, Inc., and VCA Antech, Inc. Mr. Solomon presently serves on the Board of Directors of Dollar Financial Group, Inc., and has previously served on the Board of Directors of Phoenix Scientific, Inc. Mr. Solomon has also served as a vice president of both Buyer and Merger Sub since their respective formations.

TPG Entities

Clive D. Bode is a senior advisor and Acting General Counsel of TPG. Prior to joining TPG in 2006, Mr. Bode was an advisor to certain members of the Bass family of Fort Worth, Texas and a director in the law firm of Kelly, Hart & Hallman. Prior to joining Kelly, Hart & Hallman in 1989, Mr. Bode was a partner in the Houston and Dallas offices of Vinson & Elkins. Mr. Bode received a B.A., summa cum laude, from Oakland University and a J.D. from the University of Michigan, where he was the Editor of the University of Michigan Law Review.

David Bonderman is a founding partner of TPG and Newbridge Capital. Prior to forming TPG in 1993, Mr. Bonderman was Chief Operating Officer of the Robert M. Bass Group, Inc. (now doing business as Keystone, Inc.) in Fort Worth, Texas. Prior to joining Keystone, Inc. in 1983, Mr. Bonderman was a partner in the law firm of Arnold & Porter LLP in Washington, D.C., where he specialized in corporate, securities, bankruptcy and antitrust litigation. From 1969 to 1970, Mr. Bonderman was a Fellow in Foreign and Comparative Law in conjunction with Harvard University and from 1968 to 1969, he was Special Assistant to the U.S. Attorney General in the Civil Rights Division. From 1967 to 1968, Mr. Bonderman was Assistant Professor at Tulane University School of Law in New Orleans. Mr. Bonderman graduated magna cum laude from Harvard Law School and was a member of the Harvard Law Review and a Sheldon Fellow. He is also a Phi Beta Kappa graduate of the University of Washington in Seattle. Mr. Bonderman serves on the Boards of Directors of CoStar Group, Inc., Burger King Corporation, Gemalto N.V. and Metro-Goldwyn-Mayer Inc., and is Chairman of the Board of Directors of Ryanair Holdings plc. He also serves on the Boards of The Wilderness Society, the Grand Canyon Trust, the World Wildlife Fund and the American Himalayan Foundation. In addition, Mr. Bonderman has served as the President of both Buyer and Merger Sub since their respective formations.

Jonathan Coslet is a partner of TPG. Prior to joining TPG, Mr. Coslet worked at Donaldson, Lufkin & Jenrette Inc., specializing in leveraged acquisitions from 1991 to 1993. From 1987 to 1989, Mr. Coslet worked at Drexel Burnham Lambert Inc. Mr. Coslet received an M.B.A. from Harvard Business School, where he was a Baker Scholar and Loeb Fellow. Mr. Coslet received his B.S.E. in Economics (Finance), summa cum laude, from the Wharton School of the University of Pennsylvania, where he was a Valedictorian, Gordon Fellow and Steur Fellow. Mr. Coslet serves or has served on the Boards of Directors of Burger King Corporation, J. Crew Group, Inc., Quintiles Transnational Corporation, IASIS Healthcare LLC, Fidelity Information Services, Inc. and The Neiman Marcus Group, Inc. Mr. Coslet has served as a director of both Buyer and Merger Sub since their respective formations.

James G. Coulter is a founding partner of TPG. Prior to forming TPG, Mr. Coulter was Vice President of the Robert M. Bass Group, Inc. (now doing business as Keystone, Inc.) in Fort Worth, Texas from 1986 to 1992. From 1986 to 1988, Mr. Coulter was also associated with SPO Partners, an investment firm that focused on public market and private minority investments. From 1982 to 1984, Mr. Coulter was a financial analyst for Lehman Brothers Kuhn Loeb, Inc. Mr. Coulter received an M.B.A. from the Stanford Graduate School of Business. He is also a Phi Beta Kappa, summa cum laude graduate of Dartmouth College. Mr. Coulter serves or has served on the Boards of Directors of J. Crew Group, Inc., Zhone Technologies, Inc., Continental Airlines, Inc., Beringer Wine Estates, Northwest Airlines Corporation, Lenovo Group Limited and The Neiman Marcus Group, Inc. He also serves on the Boards of the San Francisco Zoological Society, the Bay Area Discovery Museum, the San Francisco Day School and Common Sense Media Inc.

Thomas Keltner is the Chief Compliance Officer of TPG. Prior to joining TPG in 2005, Mr. Keltner worked as an attorney in the Enforcement Division of the U.S. Securities and Exchange Commission (the “SEC”). Prior to his time at the SEC, Mr. Keltner was an associate in the Corporate and Securities department of Baker Botts LLP. Mr. Keltner received a J.D., magna cum laude, and an M.B.A. from Baylor University, where he was Senior Editor of the Baylor Law Review, as well as a B.S. in Finance from Oklahoma State University.

Thomas E. Reinhart is a partner and the Chief Operating Officer of TPG. Prior to joining TPG in 1998, Mr. Reinhart was a managing director in the Investment Banking Division at Salomon Smith Barney. He provided equity and debt financing and merger and acquisition services to companies and private equity firms in the western United States. Mr. Reinhart also was Group Head of Salomon Smith Barney’s Restructuring Department, which provided restructuring services to financially distressed companies. Prior to 1990, Mr. Reinhart worked in the Investment Banking departments of Drexel Burnham Lambert, Inc. and L.F. Rothschild, Unterberg, Towbin. Mr. Reinhart received an M.B.A. from the Amos Tuck School of Business Administration and an A.B. from Dartmouth College.

John E. Viola is a partner and the Chief Financial Officer of TPG. Prior to joining TPG in 2001, Mr. Viola was Vice President of Colony Capital, LLC, responsible for the general management of Colony Capital LLC’s operations and for certain financial matters, including investor reporting and deal structuring. Prior to joining Colony Capital LLC in 1993, Mr. Viola was controller for the California Community Reinvestment Corporation (“CCRC”). Prior to joining CCRC, Mr. Viola spent five years in the Los Angeles offices of Ernst & Young, where he worked with a number of public and private entrepreneurial clients. Mr. Viola currently serves on the Board of Directors of the Fort Worth Zoological Association and the Board of Trustees of Trinity Valley School. Mr. Viola has also served as Vice President and Treasurer of both Buyer and Merger Sub since their respective formations. Mr. Viola received a B.S. from Loyola Marymount University and an M.B.A. from the Anderson School of the University of California, Los Angeles. Mr. Viola is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants. Mr. Viola has served as Vice President and Treasurer of both Buyer and Merger Sub since their respective formations.

Carrie Wheeler is a partner of TPG. Prior to joining TPG in 1996, Ms. Wheeler worked in the Mergers and Acquisitions Department and the Principal Investment Area of Goldman, Sachs & Co. from 1993 to 1996. Ms. Wheeler graduated with distinction from Queen’s University, where she earned a Bachelors of Commerce (Honours). Ms. Wheeler currently serves on the Boards of Directors of The Neiman Marcus Group, Inc. and Metro-Goldwyn-Mayer Inc., and has served as a director of both Buyer and Merger Sub since their respective formations.

APPRAISAL RIGHTS

Under Section 262 of the DGCL, any holder of our common stock who does not wish to accept the $29.00 per share merger consideration may dissent from the merger and elect to exercise appraisal rights. Even if the merger is approved by the holders of the requisite number of shares of our common stock, you are entitled to exercise appraisal rights and obtain payment of the “fair value” for your shares, exclusive of any element of value arising from the expectation or accomplishment of the merger.

Under Section 262 of the DGCL, when a merger is submitted for approval at a meeting of stockholders, as in the case of the merger agreement, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement constitutes the notice, and we attach the applicable statutory provisions to this proxy statement as Annex C.

In order to exercise your appraisal rights effectively, you must satisfy each of the following primary requirements:

•	you must hold shares in PETCO as of the date you make your demand for appraisal rights and continue to hold shares in PETCO through the effective time of the merger;

•	you must deliver to PETCO a written notice of your demand of payment of the fair value for your shares prior to the taking of the vote at the special meeting;

•	you must not have voted in favor of adoption of the merger agreement; and

•	you must file a petition in the Delaware Court of Chancery or the Delaware Court demanding a determination of the fair value of the shares within 120 days after the effective time of the merger.

If you fail strictly to comply with any of the above conditions or otherwise fail strictly to comply with the requirements of Section 262 of the DGCL, you will have no appraisal rights with respect to your shares. You will receive no further notices from us regarding your appraisal rights.

Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to adopt the merger agreement will constitute a written demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

The address for purposes of making an appraisal demand is:

Corporate Secretary

PETCO Animal Supplies, Inc.

9125 Rehco Road

San Diego, California 92121

Only a holder of record of shares of our common stock, or a person duly authorized and explicitly purporting to act on his or her behalf, is entitled to assert an appraisal right for the shares of our common stock registered in his or her name. Beneficial owners who are not record holders and who wish to exercise appraisal rights are advised to consult with the appropriate record holders promptly as to the timely exercise of appraisal rights. A record holder, such as a broker, who holds shares of our common stock as a nominee for others, may exercise appraisal rights with respect to the shares of our common stock held for one or more beneficial owners, while not exercising such rights for other beneficial owners. In such a case, the written demand should set forth the number of shares as to which the demand is made. Where no shares of our common stock are expressly mentioned, the demand will be presumed to cover all shares of our common stock held in the name of such record holder.

A demand for the appraisal of shares of our common stock owned of record by two or more joint holders must identify and be signed by all of the holders. A demand for appraisal signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity must so identify the persons signing the demand.

An appraisal demand may be withdrawn by a former stockholder within 60 days after the effective time of the merger, or thereafter only with our approval. Upon withdrawal of an appraisal demand, the former stockholder will be entitled to receive the $29.00 cash payment per share referred to above, without interest.

If we complete the merger, we will give written notice of the effective time of the merger within 10 days after the effective time of the merger to each of our former stockholders who did not vote in favor of the merger agreement and who made a written demand for appraisal in accordance with Section 262 of the DGCL. Within 120 days after the effective time of the merger, but not later, either the surviving corporation or any dissenting stockholder who has complied with the requirements of Section 262 of the DGCL may file a petition in the Delaware Court demanding a determination of the value of the shares of our common stock. Stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 of the DGCL up to that point may receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which we have received demands for appraisal, and the aggregate number of holders of those shares. The surviving corporation must mail this statement to the stockholder within 10 days of receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262 of the DGCL, whichever is later.

If a hearing on the petition is held, the Delaware Court is empowered to determine which dissenting stockholders are entitled to an appraisal of their shares. The Delaware Court may require dissenting stockholders who hold stock represented by certificates to submit their certificates representing shares for notation thereon of the pendency of the appraisal proceedings, and the Delaware Court is empowered to dismiss the proceedings as to any dissenting stockholder who does not comply with this request. Accordingly, dissenting stockholders are cautioned to retain their share certificates, pending resolution of the appraisal proceedings.

After determination of the dissenting stockholders entitled to an appraisal, the Delaware Court will appraise the shares held by such dissenting stockholders at their fair value as of the effective time of the merger. When the value is so determined, the Delaware Court will direct the payment by the surviving corporation of such value, with interest thereon if the Delaware Court so determines, to the dissenting stockholders entitled to receive the same, upon surrender to the surviving corporation by such dissenting stockholders of the certificates representing such shares.

In determining fair value, the Delaware Court will take into account all relevant factors. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered.

Stockholders should be aware that the fair value of their shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the $29.00 merger consideration.

The Delaware courts may also, on application, (i) assess costs among the parties as the Delaware courts deem equitable and (ii) order all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Determinations by the Delaware courts are subject to appellate review by the Delaware Supreme Court.

No appraisal proceedings in the Delaware courts shall be dismissed as to any dissenting stockholder without the approval of the Delaware court, and this approval may be conditioned upon terms which the Delaware court deems just.

From and after the effective time of the merger, former holders of our common stock are not entitled to vote their shares for any purpose and are not entitled to receive payment of dividends or other distributions on the shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger).

A stockholder who wishes to exercise appraisal rights should carefully review the foregoing description and the applicable provisions of Section 262 of the DGCL which is set forth in its entirety in Annex C to this proxy statement and is incorporated herein by reference. Any stockholder considering demanding appraisal is advised to consult legal counsel because the failure strictly to comply with the procedures required by Section 262 of the DGCL could result in the loss of appraisal rights.

COMMON STOCK OWNERSHIP OF MANAGEMENT, EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding beneficial ownership of our common stock as of September 12, 2006 by: (i) our Chief Executive Officer and our four most highly compensated executive officers who were serving in that capacity as of January 28, 2006 (or “named executive officers”); (ii) each of our directors; (iii) our current executive officers and directors as a group; and (iv) each person known by us to beneficially own five percent or more of our common stock outstanding as of September 12, 2006.

Beneficial ownership is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community property laws, each person or entity identified in the following table possesses sole voting and investment power with respect to all shares of common stock held by them. The percentage of our common stock beneficially owned is based on 57,255,245 shares outstanding as of September 12, 2006. In addition, shares of our common stock subject to options currently exercisable or exercisable within 60 days of September 12, 2006 are deemed outstanding for calculating the percentage of outstanding shares of any person holding such options, but are not deemed outstanding for calculating the percentage of any other person. Unless otherwise indicated, the address for each of the stockholders listed below is c/o PETCO Animal Supplies, Inc., 9125 Rehco Road, San Diego, California 92121.

	Beneficial Ownership
Name/Address	Number of Shares		Percent of Total
Named Executive Officers
Brian K. Devine	1,592,234	(1)	2.8%
James M. Myers	390,000	(2)	*
Bruce C. Hall	384,000	(3)	*
Rodney Carter	50,000	(4)	*
Keith G. Martin (15)	189,000	(4)	*

Non-Employee Directors
David B. Appel	23,000	(5)	*
Sandra N. Bane	21,000	(4)	*
David T. Ching	15,000	(4)	*
John G. Danhakl	1,836,600	(6)	3.2
Julian C. Day	16,184	(7)	*
Charles W. Duddles	29,000	(8)	*
Peter Maslen	15,700	(9)	*

All Current Executive Officers and Directors as a Group (17 persons)(15)	4,891,165	(10)	8.5

Five Percent Beneficial Owners
Barclays Global Investors, NA and affiliates	3,817,069	(11)	6.7
Barclays Global Investors, NA and Barclays Global Fund Advisors 45 Fremont Street San Francisco, California 94105 Barclays Global Investors, Ltd. Murray House, 1 Royal Mint Court London, EC3N 4HH
Columbia Wanger Asset Management, L.P. and affiliate 227 West Monroe Street, Suite 3000 Chicago, Illinois 60606	3,345,100	(12)	5.8
Goldman Sachs Asset Management, L.P. 32 Old Slip New York, New York 10005	5,613,706	(13)	9.8
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	3,247,850	(14)	5.7

*	Less than one percent.
(1)	Includes 1,330,400 shares held by Devine Investments, LLC and 70 shares held in an IRA, for which Mr. Devine has sole voting and disposition authority, and 121,764 shares held by the Devine Family Trust, for which Mr. Devine and his wife share voting and disposition authority. Also includes 20,000 shares held by each of Mr. Devine’s children, Brooke K. Devine and Brian K. Devine, Jr., for which Mr. Devine disclaims beneficial ownership, and 100,000 shares of common stock subject to options which are currently exercisable or exercisable within 60 days of September 12, 2006.
(2)	Represents 340,000 shares held by the Myers Family Trust, for which Mr. Myers and his wife share voting and disposition authority, and 50,000 shares of common stock subject to options which are currently exercisable or exercisable within 60 days of September 12, 2006.
(3)	Represents 334,000 shares held by the Hall Family Trust, for which Mr. Hall and his wife share voting and disposition authority, and 50,000 shares of common stock subject to options which are currently exercisable or exercisable within 60 days of September 12, 2006.
(4)	Represents shares of common stock subject to options which are currently exercisable or exercisable within 60 days of September 12, 2006.
(5)	Represents 2,000 shares held by the Appel Family Living Trust, and 21,000 shares of common stock subject to options which are currently exercisable or exercisable within 60 days of September 12, 2006.
(6)	Includes 1,818,600 shares held by GEI IV, as to which Mr. Danhakl directly (whether through ownership or position) or indirectly through one or more intermediaries may be deemed to be the indirect beneficial owner. Mr. Danhakl disclaims beneficial ownership of the shares held by GEI IV, except to the extent of his pecuniary interest therein. Also includes 18,000 shares of common stock subject to options which are currently exercisable or exercisable within 60 days of September 12, 2006.
(7)	Includes 12,000 shares of common stock subject to options which are currently exercisable or exercisable within 60 days of September 12, 2006.
(8)	Includes 27,000 shares of common stock subject to options which are currently exercisable or exercisable within 60 days of September 12, 2006.
(9)	Includes 15,000 shares of common stock subject to options which are currently exercisable or exercisable within 60 days of September 12, 2006.
(10)	Includes 529,000 shares of common stock subject to options which are currently exercisable or exercisable within 60 days of September 12, 2006.
(11)	Represents 2,777,945 shares of common stock beneficially owned by Barclays Global Investors, NA, of which it has sole voting power over 2,505,237 shares and sole investment power over 2,777,945 shares; 639,965 shares of common stock beneficially owned by Barclays Global Fund Advisors, of which it has sole voting and investment power over such shares; and 399,159 shares of common stock beneficially owned by Barclays Global Investors, Ltd., of which it has sole voting power over 381,165 shares and sole investment power over 399,159 shares. This information is based solely upon information contained in a Schedule 13G filed with the SEC on January 26, 2006.
(12)	These shares are beneficially owned by both Columbia Wanger Asset Management, L.P. (“WAM”) and WAM Acquisition GP, Inc., the general partner of WAM (“WAM GP”). WAM has sole voting and investment power over such shares, and WAM GP has shared voting and investment power over such shares. This information is based solely upon information contained in a Schedule 13G filed with the SEC on February 15, 2006.
(13)	This information is based solely upon information contained in Amendment No. 1 to Schedule 13G filed with the SEC on February 7, 2006 and the original Schedule 13G filed February 7, 2005.
(14)	T. Rowe Price and Associates, Inc. has sole voting power over 654,100 shares and sole investment power over 3,247,850 shares. This information is based solely upon information contained in a Schedule 13G filed with the SEC on February 14, 2006.
(15)	Mr. Martin’s employment ended on July 29, 2006, and shares beneficially owned by him are excluded from the total shares beneficially owned by all current executive officers and directors as a group.

COMMON STOCK TRANSACTION INFORMATION

The following table sets forth certain information concerning transactions in shares of our common stock by our directors and executive officers within the 60 days prior to the date of this proxy statement. Unless otherwise indicated, all of the transactions set forth in the following table were open market sales made in accordance with each individual’s previously established Rule 10b5-1 sales plan.

Name	Date	Number of Shares		Price Per Share
Brian K. Devine	9/1/2006	37,600		$28.10
	8/1/2006	37,600		28.05
James M. Myers	9/1/2006	8,000		28.10
	9/1/2006	2,000	(1)	n/a
	8/1/2006	8,000		28.05
Bruce C. Hall	9/1/2006	8,000		28.10
	8/1/2006	8,000		28.05
Keith G. Martin	9/1/2006	4,000		28.10
	9/1/2006	4,000	(2)	0.61
	8/1/2006	4,000		28.05
	8/1/2006	4,000	(2)	0.61
	7/29/2006	6,250	(3)	n/a
Janet D. Mitchell	9/1/2006	4,000		28.10
	8/1/2006	4,000		28.05
Razia Richter	9/1/2006	500		28.10
	8/1/2006	500		28.05
William M. Woodard	9/1/2006	4,000		28.10
	8/1/2006	4,000		28.05

(1)	Represents shares of common stock disposed of by gift.
(2)	Represents shares of common stock acquired through the exercise of a non-qualified stock option.
(3)	Represents unvested restricted stock units that were forfeited in connection with Mr. Martin’s termination of employment.

STOCKHOLDER PROPOSALS

A 2007 annual meeting of stockholders will be held only if the merger agreement is not adopted by our stockholders or the merger is not otherwise completed. Rule 14a-8 promulgated under the Exchange Act requires that we include certain stockholder proposals in our proxy statement for an annual stockholders’ meeting if the proposal is submitted prior to the deadline calculated under the rule. Stockholder proposals should be received by January 11, 2007 to be considered for inclusion in our proxy statement relating to the next annual stockholders meeting (which will be held only if the merger is not completed). These proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement.

If a stockholder desires a matter to be considered at an annual meeting and his or her proposal was not submitted for inclusion in our proxy statement by the deadline described above, the matter could still be considered at the meeting if the notice procedures outlined in our bylaws are followed. Information regarding the matter would not, however, be contained in our proxy statement relating to the meeting. Under our bylaws, such stockholder must notify us no earlier than February 8, 2007 and no later than March 10, 2007 unless the date of the 2007 annual meeting of stockholders is more than 30 days before or more than 70 days after the one-year anniversary of the 2006 annual meeting (in which event the stockholder must notify us not earlier than 120 days prior to the date of the 2007 annual meeting and not later than the later of 90 days prior to the date of the 2007 annual meeting or 10 days following the first public announcement of the date of such meeting). If the stockholder fails to give notice by this date, then the persons named as proxies in the proxies solicited by the Board of Directors for the 2007 annual meeting may exercise discretionary voting power regarding any such proposal. Additional requirements with respect to any such proposals are set forth in our bylaws.

Please address all notices with respect to stockholder proposals to our Corporate Secretary, PETCO Animal Supplies, Inc., 9125 Rehco Road, San Diego, California 92121.

HOUSEHOLDING OF PROXY MATERIAL

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. Each stockholder who participates in householding will continue to receive a separate proxy card.

A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your broker, and direct a written request to Investor Relations, PETCO Animal Supplies, Inc., 9125 Rehco Road, San Diego, California 92121, or contact Investor Relations at (858) 453-7845. You may also send an email to Investor Relations at investorrelations@petco.com. If any stockholders in your household wish to receive a separate copy of this proxy statement, they may call or write to Investor Relations and we will provide such additional copies. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

SUMMARY FINANCIAL INFORMATION

The following table sets forth our summary consolidated financial data as of and for each of the fiscal years ended January 28, 2006 and January 29, 2005.

This data and the comparative per share data set forth below have been derived from, and should be read in conjunction with, the audited consolidated financial statements and other financial information contained in our Annual Report on Form 10-K for the year ended January 28, 2006, as well as our Quarterly Reports on Form 10-Q for the quarters ended April 29, 2006 and July 29, 2006, including the notes thereto. These documents are incorporated by reference into this proxy statement. See “Where You Can Find More Information” beginning on page 85.

	Fiscal Year Ended
	January 29, 2005	January 28, 2006
Statement of Operations Data:	(amounts in thousands, except per share amounts and store data)
Net sales	$1,812,145	$1,996,089
Cost of sales and occupancy costs	1,181,354	1,330,054

Gross profit	630,791	666,035
Selling, general and administrative expenses	472,780	524,566

Operating income	158,011	141,469
Interest expense, net	19,337	14,974
Debt retirement costs	6,754	2,447

Earnings before income taxes	131,920	124,048
Income taxes	49,547	48,878

Net earnings	82,373	75,170

Basic earnings per share	$1.43	$1.30
Diluted earnings per share	$1.41	$1.28
Shares used for computing basic earnings per share	57,542	57,802
Shares used for computing diluted earnings per share	58,511	58,543

Other Financial Data:
Gross profit margin	34.8%	33.4%
Depreciation and amortization	$63,608	$77,845
Inventory turns (1)	7.7x	7.5x
Ratio of earnings to fixed charges (2)	2.7x	2.6x

Store Data:
Percentage increase in comparable store net sales (3)	6.2%	2.7%
Number of stores at year end	716	779

Balance Sheet Data:
Cash and cash equivalents	$36,815	$39,524
Working capital	26,785	22,608
Total assets	640,453	709,675
Total debt, including current maturities (4)	191,091	151,022
Stockholders’ equity	137,295	216,838

(1)	Calculated by dividing cost of sales and occupancy costs for the most recent four quarters, by average fiscal quarter end inventory for the five most recent quarters.
(2)

For purposes of computing the ratios of earnings to fixed charges, “earnings” consist of earnings before income taxes plus fixed charges. “Fixed charges” consist of interest expense, amortization of debt issuance costs and one-third of the portion of rental expense under operating leases, which is deemed to be the equivalent of interest. The ratio of earnings to fixed charges for the Company’s most recent interim period, the thirteen week period ended July 29, 2006, was 1.9x. The ratio of earnings to fixed charges for the thirteen week period ended July 30, 2005 was 2.6x.

(3)	A new store becomes a comparable store on the first day of the fiscal month following 12 full fiscal months of operation. Relocated stores become comparable stores on the first day of operation. Comparable stores also include expanded stores and exclude closed stores as of the first day of the month of closing. Beginning in the first quarter of fiscal 2006, we report our comparable store net sales under a refined methodology, reflecting the impact of non-point-of-sale (non-POS) revenue transactions. The refined methodology reflects vendor’s sales incentives recorded as a reduction of sales. Refining the methodology for calculating our comparable store net sales percentage change does not impact reported net sales, net earnings or cash flows.
(4)	Includes capital leases and other obligations.

Comparative Per Share Data

The following table sets forth certain historical data for our basic and diluted earnings per common share and book value per share for each of the periods shown.

	Fiscal Year Ended
	January 29, 2005	January 28, 2006
Net income and income from continuing operations per share:
Basic	$1.43	$1.30
Diluted	$1.41	$1.28
Book value per diluted share (1)	$2.35	$3.70

(1)	Computed by dividing stockholders’ equity at the end of such period by the weighted average number of shares of common stock plus the weighted average dilutive effect of interests in stock options and restricted stock units for the period then ended.

The book value per diluted share (calculated as noted in footnote (1) above) for the quarter ended July 29, 2006 was $3.97.

MARKET PRICES AND DIVIDEND INFORMATION

Our common stock is traded on the NASDAQ Global Select Market under the symbol “PETC.” The table below sets forth by quarter, since the beginning of our fiscal year ended January 29, 2005, the high and low per share sales prices of our common stock on NASDAQ. We have not paid any dividends during that period. Covenants contained in our credit facilities limit our ability to pay dividends on our common stock. In addition, under the merger agreement, we have agreed not to pay any cash dividends on our common stock before the closing of the merger.

	Market Prices
	High	Low
Fiscal Year 2004
First Quarter	$34.19	$26.70
Second Quarter	33.14	27.20
Third Quarter	36.96	27.20
Fourth Quarter	39.91	34.74

Fiscal Year 2005
First Quarter	38.68	27.87
Second Quarter	34.37	27.46
Third Quarter	28.39	18.25
Fourth Quarter	23.40	18.88

Fiscal Year 2006
First Quarter	24.09	19.25
Second Quarter	28.29	18.00

On July 13, 2006, the last full trading day prior to the public announcement of the merger agreement, the closing sale price of our common stock as reported on NASDAQ was $19.45. On September 15, 2006, the last full trading day prior to the date of this proxy statement, the closing price of our common stock as reported on NASDAQ was $28.56.

Stockholders are encouraged to obtain current market quotations for our common stock.

FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement, and the documents to which we refer you in this proxy statement, that are not historical fact constitute “forward-looking statements”. Forward-looking statements typically are identified by the use of terms such as “may,” “should,” “might,” “believe,” “expect,” “anticipate,” “estimate” and similar words, although some may be expressed differently. Any statements in this proxy statement or those documents about results of operations, expectations, plans and prospects, including statements regarding the completion of the proposed merger constitute forward-looking statements. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements. We disclaim any intent or obligation to update these forward-looking statements, except to the extent required by law. There are a number of risks and uncertainties that could cause actual results to differ materially from historical results or from any results expressed or implied by such forward-looking statements. For example, we may be unable to obtain stockholder or regulatory approvals required for the merger. The merger may involve unexpected costs. Our business may suffer as a result of uncertainty surrounding the merger. Certain other risks associated with our business are discussed from time to time in the reports we file with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended January 28, 2006. In addition to the other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	whether or not the conditions to complete the merger are satisfied, including the receipt of the required stockholder or regulatory approvals;

•	whether the financing required to complete the merger is obtained on the terms expected by, or other terms reasonably acceptable to, Buyer and its affiliates;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the outcome of any legal proceedings instituted against us and others in connection with the proposed merger;

•	the failure of the merger to close for any other reason;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	business uncertainty and contractual restrictions during the pendency of the merger;

•	competition generally and the increasingly competitive nature of our industry; and

•	stock price and interest rate volatility.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. We file reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website, located at www.sec.gov, that contains reports, proxy statements and other information regarding companies and individuals that file electronically with the SEC.

The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.

The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. We also incorporate by reference into this proxy statement the following documents filed by us with the SEC under the Exchange Act:

•	our Annual Report on Form 10-K for the year ended January 28, 2006;

•	our Quarterly Reports on Form 10-Q for the quarters ended April 29, 2006 and July 29, 2006; and

•	our two Current Reports on Form 8-K filed on July 14, 2006.

We undertake to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

Requests for copies of our filings should be directed to PETCO Animal Supplies, Inc., 9125 Rehco Road, San Diego, California 92121, Attention: Corporate Secretary, and should be made by October 9, 2006 in order to receive them before the special meeting.

The proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in our affairs since the date of this proxy statement or that the information herein is correct as of any later date.

Stockholders should not rely on information other than that contained or incorporated by reference in this proxy statement. We have not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated September 18, 2006. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary.

If you have questions about the special meeting or the merger after reading this proxy, or if you would like additional copies of this proxy statement or the proxy card, you should contact PETCO Animal Supplies, Inc., 9125 Rehco Road, San Diego, California 92121 Attention: Corporate Secretary. You may also call our proxy solicitor Innisfree M&A Incorporated toll-free at (888) 750-5834 (bankers and brokers may call collect at (212) 750-5833).

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

PETCO ANIMAL SUPPLIES, INC.,

ROVER HOLDINGS CORP.

and

ROVER ACQUISITION CORP.

Dated as of

July 13, 2006

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of July 13, 2006 (this “Agreement”), is made by and among PETCO Animal Supplies, Inc., a Delaware corporation (the “Company”), Rover Holdings Corp., a Delaware corporation (“Parent”), and Rover Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, a committee (the “Independent Committee”) of the Board of Directors of the Company formed for the purpose of evaluating, and making a recommendation to the full Board of Directors of the Company with respect to, the Merger (defined below) and this Agreement has determined, and the Board of Directors of the Company has determined, that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement with Parent and Merger Sub providing for the merger (the “Merger”) of Merger Sub with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), upon the terms and subject to the conditions set forth herein, and each of the Independent Committee and the Board of Directors of the Company has approved and adopted this Agreement in accordance with the DGCL, upon the terms and subject to the conditions set forth herein, and recommended its approval and adoption by the stockholders of the Company;

WHEREAS, the Board of Directors of Merger Sub has unanimously approved and adopted this Agreement;

WHEREAS, the Board of Directors of Parent, and Parent, as the sole stockholder of Merger Sub, in each case, has approved the Merger and the other transactions contemplated hereby; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger, as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

“2011 Notes” shall have the meaning set forth in Section 8.6(a).

“Affiliate” of a Person shall mean any Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such Person.

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Balance Sheet” shall mean the consolidated balance sheet of the Company as of January 28, 2006 (and the notes thereto) set forth in the Company’s annual report on Form 10–K for the fiscal year ended January 28, 2006.

“Balance Sheet Date” shall mean January 28, 2006.

“Business Day” shall mean any day that is not a Saturday, Sunday or legal holiday in the State of New York.

“Certificate of Merger” shall have the meaning set forth in Section 2.1(b).

“Closing” shall have the meaning set forth in Section 2.1(b).

“Closing Date” shall have the meaning set forth in Section 2.1(b).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Stock” shall mean the capital stock of the Company designated as common stock, $0.001 par value per share.

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Company Option” shall mean each option to purchase Common Stock granted pursuant to a Company Option Plan that is outstanding and unexercised immediately prior to or as of the Effective Time.

“Company Option Plans” shall mean the Company’s 1994 Stock Option and Restricted Stock Plan for Executive and Key Employees, as amended and restated as of October 2, 2000, and the Company’s 2002 Incentive Award Plan.

“Company Proxy Statement” shall have the meaning set forth in Section 4.4(b).

“Company Representatives” shall have the meaning set forth in Section 6.4(a).

“Company Restricted Stock Units” shall have the meaning set forth in Section 2.6(a).

“Company SEC Reports” shall have the meaning set forth in Section 4.6(a).

“Company Securities” shall have the meaning set forth in Section 4.5(b).

“Company Stockholders Meeting” shall have the meaning set forth in Section 6.2.

“Confidentiality Agreement” shall mean, collectively, the Confidentiality Agreement, dated as of May 22, 2006, by and between the Company and Leonard Green & Partners, L.P. (“LGP”), and the Confidentiality Agreement, dated as of May 22, 2006, by and among the Company and TPG Partners IV, L.P. and certain of its Affiliates.

“Consent Solicitation” shall have the meaning set forth in Section 8.6(a).

“Contracts” shall mean contracts, undertakings, commitments, agreements or obligations.

“Current Company SEC Reports” shall mean, collectively, the Company’s annual report on Form 10-K for the fiscal year ended January 28, 2006, the Company’s definitive proxy statement for the 2006 annual meeting of the Company’s stockholders and the Company’s quarterly report on Form 10-Q for the fiscal quarter ended April 29, 2006.

“Debt Offer” shall have the meaning set forth in Section 8.6(a).

“DGCL” shall have the meaning set forth in the recitals to this Agreement.

“Disbursing Agent” shall have the meaning set forth in Section 2.3(a).

“Disclosure Letter” shall have the meaning set forth in the preamble to Article IV.

“Dissenting Shares” shall have the meaning set forth in Section 2.5.

“Distribution Center Lease” means each lease currently in effect (as the same has been amended or supplemented to date), under which the Company or any of its Subsidiaries is a tenant or subtenant, for real property (and/or improvements thereon) at which a distribution center of the Company or any of its Subsidiaries is located.

“Effective Time” shall have the meaning set forth in Section 2.1(b).

“Environmental Claims” shall have the meaning set forth in Section 4.15(b).

“Environmental Laws” shall have the meaning set forth in Section 4.15(a).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning set forth in Section 4.11(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Party” shall have the meaning set forth in Section 6.4(b).

“Exclusivity Period Start Date” shall have the meaning set forth in Section 6.4(a).

“Expenses” shall have the meaning set forth in Section 10.2(b).

“Financial Statements” shall have the meaning set forth in Section 4.6(a).

“Financing” shall have the meaning set forth in Section 5.7.

“Financing Letters” shall have the meaning set forth in Section 5.7.

“GAAP” shall mean generally accepted accounting principles, as in effect in the United States, from time to time.

“GEI” shall mean Green Equity Investors IV, L.P., a Delaware limited partnership.

“Governmental Authority” shall mean any agency, public or regulatory authority, instrumentality, department, commission, court, ministry, tribunal or board of any government, whether foreign or domestic and whether national, federal, tribal, provincial, state, regional, local or municipal.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indenture” shall have the meaning set forth in Section 8.6(a).

“Independent Committee” shall have the meaning set forth in the recitals to this Agreement.

“IRS” shall mean the United States Internal Revenue Service.

“Law” shall mean statutes, common laws, rules, ordinances, regulations, codes, licensing requirements, orders, judgments, injunctions, decrees, licenses, agreements, settlements, governmental guidelines or interpretations, permits, rules and bylaws, in each case, of a Governmental Authority and to the extent applicable.

“Lien” shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

“Material Adverse Effect” shall mean any event, circumstance, change, condition, development or occurrence either individually or in the aggregate with all other events, circumstances, changes, conditions, developments or occurrences, resulting in a material adverse effect on the business, results of operations, financial condition, assets or liabilities of the Company and its Subsidiaries taken as a whole, other than any event, circumstance, change, condition, development or occurrence resulting from (1) changes in general economic conditions, whether locally, nationally or internationally, (2) changes in securities markets generally; (3) changes in the pet specialty or animal supplies industries or the retail industry generally; (4) any act of civil unrest, war or terrorism; (5) any change in Law or GAAP or interpretations thereof; (6) any changes or events resulting from the execution or announcement of this Agreement or the announcement of the Merger or any of the other transactions contemplated hereby (including any loss of employees, suppliers, Contracts or customers of the Company or any of its Subsidiaries to the extent due to the announcement of this Agreement or the transactions contemplated hereby), (7) changes in the market price or trading volume of the Company’s Common Stock, (8) changes in any analyst’s recommendations, any financial strength rating or any other recommendations or ratings as to the Company or its Subsidiaries (including, in and of itself, any failure to meet analyst projections), (9) the failure, in and of itself, of the Company to meet any expected or projected financial or operating performance target publicly announced prior to the date hereof, as well as any change, in and of itself, by the Company in any expected or projected financial or operating performance target as compared with any target publicly announced prior to the date hereof, or (10) any actions required under this Agreement to obtain any approval or authorization under applicable antitrust or competition laws for the consummation of the Merger, unless, in the case of the foregoing clauses (1), (2), (3) and (4), such changes referred to therein have a materially disproportionate effect on the business, results of operations, financial condition, assets or liabilities of the Company and its Subsidiaries, taken as a whole, relative to other participants in the pet specialty or animal supplies industries.

“Materials of Environmental Concern” shall have the meaning set forth in Section 4.15(a).

“Merger” shall have the meaning set forth in the recitals to this Agreement.

“Merger Consideration” shall have the meaning set forth in Section 2.2(a).

“Merger Shares” shall have the meaning set forth in Section 2.2(a).

“Merger Sub” shall have the meaning set forth in the preamble to this Agreement.

“Merger Sub Common Shares” shall mean the shares of common stock, $0.01 par value per share, of Merger Sub.

“Merger Sub Termination Fee” shall have the meaning set forth in Section 10.2(c).

“Notice of Superior Proposal” shall have the meaning set forth in Section 6.4(c).

“Offer Documents” shall have the meaning set forth in Section 8.6(c).

“Parent” shall have the meaning set forth in the preamble to this Agreement.

“Permits” shall mean any licenses, franchises, permits, certificates, consents, approvals or other similar authorizations of, from or by a Governmental Authority affecting, or relating in any way to, the assets or business of the Company.

“Permitted Investments” shall have the meaning set forth in Section 2.3(a).

“Person” shall mean any individual, corporation, limited liability company, partnership, association, trust or any other entity or organization, including any government or political subdivision or any agency or instrumentality thereof.

“Plan” shall have the meaning set forth in Section 4.11(a).

“Proceeding” shall have the meaning set forth in Section 4.9.

“Schedule 13E-3” shall have the meaning set forth in Section 4.4(b).

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shares” shall mean the shares of Common Stock.

“SPD” shall have the meaning set forth in Section 4.11(b).

“Subsidiary” of a Person shall mean any corporation, partnership, limited liability company or other legal entity, with respect to which such Person, directly or indirectly, owns securities or other ownership interests having the power to elect a majority of the board of directors or similar body governing the affairs of such entity.

“Superior Proposal” shall have the meaning set forth in Section 6.4(d).

“Surviving Corporation” shall have the meaning set forth in Section 2.1(a).

“Tax” or “Taxes” shall mean all Federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto.

“Tax Return” shall mean any return, declaration, report, claim or application for refund, or information return or statement relating to Taxes, including any such document prepared on a consolidated, combined or unitary basis and also including any schedule or attachment thereto, and including any amendment thereof.

“Terminal Date” shall have the meaning set forth in Section 10.1(b).

“Termination Fee” shall have the meaning set forth in Section 10.2(a).

“Third Party” shall have the meaning set forth in Section 6.4(d).

“Third Party Acquisition” shall have the meaning set forth in Section 6.4(d).

“TPG” shall have the meaning set forth in Section 5.7.

“UBS” shall have the meaning set forth in Section 4.14.

“USRPHC” shall have the meaning set forth in Section 4.10(h).

“WARN Act” shall have the meaning set forth in Section 4.12(b).

Section 1.2 Terms Generally. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation” even if not followed actually by such phrase unless the context expressly provides otherwise. All references herein to Articles, Sections, paragraphs and Exhibits shall be deemed references to Articles, Sections or paragraphs of or Exhibits to this Agreement unless the context shall otherwise require. Unless otherwise expressly defined, terms defined in this Agreement shall have the same meanings when used in any Exhibit and terms defined in any Exhibit shall have the same meanings when used in this Agreement or in any other Exhibit or in the Disclosure Letter. The words “herein,” “hereof,” “hereto” and “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement.

ARTICLE II

THE MERGER

Section 2.1 The Merger; Closing; Effective Time.

(a) At the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL and upon the terms and subject to the conditions hereof. Upon consummation of the Merger, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

(b) Subject to the provisions of Article IX, the closing of the Merger (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 300 South Grand Avenue, Suite 3400, Los Angeles, California 90071, as soon as reasonably practicable after the satisfaction or waiver of the conditions set forth in Article IX. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”. At the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and as is agreed to by the parties hereto, being hereinafter referred to as the “Effective Time”) and shall make all other filings or recordings required under the DGCL in connection with the Merger.

(c) The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities, obligations, restrictions and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

Section 2.2 Conversion of Shares.

(a) At the Effective Time, pursuant to this Agreement and by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(i) each Share issued and outstanding immediately prior to the Effective Time (other than any shares of Common Stock to be canceled pursuant to Section 2.2(a)(ii) and any Dissenting Shares), including all vested or unvested restricted Shares, shall be converted automatically into the right to receive an amount equal to $29.00 in cash, without interest (the “Merger Consideration”), payable to the holder thereof (assuming vesting in full, for this purpose, as applicable) upon surrender of the certificate formerly representing such Share in the manner provided in Section 2.3 (the Shares so converted are hereinafter referred to as the “Merger Shares”); and, as of the Effective Time, all Merger Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any Merger Shares shall cease to have any rights with respect thereto, except for the right to receive upon surrender of the certificate that formerly representing such Merger Shares, the Merger Consideration;

(ii) each Share held in the treasury of the Company and each Share owned by any of the Company’s Subsidiaries or by Parent or Merger Sub, if any, immediately prior to the Effective Time shall be canceled without any conversion thereof and shall cease to have any rights with respect thereto, and no payment or distribution shall be made with respect thereto; and

(iii) each Merger Sub Common Share issued and outstanding immediately prior to the Effective Time shall be converted into one newly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(b) Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the issued and outstanding Shares shall have been changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, redenomination, recapitalization, split-up, combination, exchange of shares or other similar transaction, the Merger Consideration and any other dependent items shall be appropriately adjusted to provide to the holders of the Shares the same economic effect as contemplated by this Agreement prior to such action and as so adjusted shall, from and after the date of such event, be the Merger Consideration or other dependent item, subject to further adjustment in accordance with this Section 2.2(b).

Section 2.3 Payment of Cash for Merger Shares.

(a) Immediately prior to the Closing, Parent shall irrevocably deposit or cause to be deposited with a bank or trust company reasonably satisfactory to the Company, that is organized and doing business under the Laws of the United States or any state thereof and has a combined capital and surplus of at least $500,000,000 (the “Disbursing Agent”), as agent for the holders of Merger Shares, cash in the aggregate amount required to pay the Merger Consideration in respect of the Merger Shares outstanding immediately prior to the Effective Time plus cash to pay for Company Restricted Stock Units and Company Options pursuant to Section 2.6. Pending distribution pursuant to Section 2.3(b) or Section 2.6(a) of the cash deposited with the Disbursing Agent, such cash shall be held in trust for the benefit of the holders of Merger Shares, Company Restricted Stock Units and Company Options and such cash shall not be used for any other purposes; provided, however, that Parent may direct the Disbursing Agent to invest such cash, provided that such investments (i) shall be obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest rating from either Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, or in certificates of deposit, bank repurchase agreements or bankers acceptances of domestic commercial banks with capital exceeding $500,000,000 (collectively “Permitted Investments”) or in money market funds that are invested solely in Permitted Investments and (ii) shall have maturities that will not prevent or delay payments to be made pursuant to Section 2.3(b) or Section 2.6(a). Each holder of a certificate or certificates representing Merger Shares canceled and extinguished at the Effective Time pursuant to Section 2.2(a)(i) may thereafter in accordance with the provisions of Section 2.3(b), surrender such certificate or certificates to the Disbursing Agent, as agent for such holder of Merger Shares, to effect the exchange of such certificate or certificates on such holder’s behalf for a period ending twelve (12) months after the Effective Time.

(b) As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Disbursing Agent to mail to each holder of record of Merger Shares, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates representing Merger Shares shall pass, only upon delivery of such certificates to the Disbursing Agent and shall be in such form and have such other provisions not inconsistent with this Agreement as the Surviving Corporation may specify) and (ii) instructions for use in effecting the surrender of certificates representing Merger Shares in exchange for payment of the Merger Consideration. Upon surrender of a certificate or certificates representing Merger Shares for cancellation to the Disbursing Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly executed and completed, the holder of such certificate or certificates shall be entitled to receive in exchange therefor (and Parent shall cause the Disbursing Agent to pay) the Merger Consideration for each Merger Share formerly represented by such certificate or certificates, and the certificate or certificates so surrendered shall forthwith be canceled, less any amounts required to be withheld by applicable Law. Until so surrendered and exchanged, each such certificate shall, after the Effective Time, be deemed to represent only the right to receive the Merger Consideration, and until such surrender and exchange, no cash or other consideration or payment of any kind shall be paid to the holder of such outstanding certificate in respect thereof.

(c) If payment is to be made to a Person other than the registered holder of the Merger Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Disbursing Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Merger Shares or establish to the satisfaction of the Disbursing Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

(e) If any cash deposited with the Disbursing Agent for purposes of payment in exchange for Merger Shares remains unclaimed twelve (12) months after the Effective Time, such cash, together with all interest and earnings thereon shall be returned to the Surviving Corporation, upon demand, and any such holder who has not surrendered its certificate or certificates representing Merger Shares for the Merger Consideration prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration. Notwithstanding the foregoing, the Surviving Corporation shall not be liable to any holder of Merger Shares for any amount paid to a public official pursuant to applicable unclaimed property Laws. Any amounts remaining unclaimed by holders of Merger Shares six (6) years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority) shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(f) Any portion of the Merger Consideration, together with all interest and earnings thereon made available to the Disbursing Agent pursuant to Section 2.5 to pay for Merger Shares for which dissenter’s rights have been perfected shall be returned to the Surviving Corporation, upon demand.

(g) No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate for Merger Shares.

(h) In the event that any certificate representing Merger Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate representing Merger Shares to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such holder of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such certificate representing Merger Shares, the Disbursing Agent will issue in exchange for such lost, stolen or destroyed certificate representing Merger Shares the Merger Consideration, and unpaid dividends and distributions on Merger Shares deliverable in respect thereof pursuant to this Agreement and the Merger.

Section 2.4 Exchange of Stock Certificates. Immediately after the Effective Time, the Surviving Corporation shall deliver to the record holder of the certificates that, immediately prior to the Effective Time, represented all the outstanding Merger Sub Common Shares that were converted into the right to receive shares of common stock of the Surviving Corporation in accordance with Section 2.2(a)(iii), in exchange for such certificates, duly endorsed in blank, share certificates, registered in the name of such record holder, representing the number of shares of common stock of the Surviving Corporation to which such record holder is so entitled by virtue of Section 2.2(a)(iii). Such certificate shall bear a legend restricting the transferability of such shares to the extent necessary to ensure that such shares will not be offered or sold in contravention of any Federal or state securities Laws.

Section 2.5 Dissenting Shares. Notwithstanding Section 2.2, any Shares issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted such Shares in favor of the Merger and who has delivered a written demand for relief as a dissenting stockholder in the manner provided by the DGCL and who, as of the Effective Time, shall not have effectively withdrawn or lost such right to relief as a dissenting stockholder (“Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration. The holder of such Dissenting Shares shall be entitled only to such rights as are granted by Section 262 of the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such Shares pursuant to Section 262 of the DGCL shall receive payment therefor from the Surviving Corporation in accordance with the DGCL; provided, however, that if any such holder of Dissenting Shares (i) shall have failed to establish its entitlement to relief as a dissenting stockholder as provided in Section 262 of the DGCL, (ii) shall have effectively withdrawn its demand for relief as a dissenting stockholder with respect to such Shares or lost its right to relief as a dissenting stockholder and payment for its Shares under Section 262 of the DGCL, or (iii) shall have failed to file a complaint with the appropriate court seeking relief as to determination of the value of all Dissenting Shares within the time provided in Section 262 of the DGCL, such holder shall forfeit the right to relief as a dissenting stockholder with respect to such Shares and each such Share shall be converted into the right to receive the Merger Consideration without interest thereon, from the Surviving Corporation as provided in Section 2.2. The Company shall give Parent prompt written notice of any demands received by the Company for relief as a dissenting stockholder and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

Section 2.6 Company Options and Company Restricted Stock Units.

(a) Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any holder of any Shares or any Company Options, each Company Option shall be canceled and converted into the right to receive an amount in cash, without interest, equal to the excess (if any) of (A) the product of (i) the number of Shares subject to such Company Option (assuming full vesting of such Company Option) and (ii) the Merger Consideration over (B) the aggregate exercise price of such Company Option, without interest and less any amounts required to be deducted and withheld under any applicable Law. Each vested and unvested restricted stock unit outstanding immediately prior to the Effective Time (collectively, the “Company Restricted Stock Units”) shall, by virtue of this Agreement and without further action of the Company, Parent, Merger Sub or the holder of such Company Restricted Stock Units, vest and become free of all restrictions immediately prior to the Effective Time and shall be canceled, retired and shall cease to exist and shall be converted into the right to receive, in respect of each underlying share of Common Stock, the Merger Consideration. All payments with respect to canceled Company Options and Company Restricted Stock Units shall be made by the Disbursing Agent (and Parent shall cause the Disbursing Agent to make such payments) as promptly as reasonably practicable after the Effective Time from funds deposited by or at the direction of Parent to pay such amounts in accordance with Section 2.3(a). All unexercised Company Options as of the Effective Time that have a per share exercise price equal to or exceeding the Merger Consideration shall be immediately canceled and forfeited without any liability on the part of the Surviving Corporation.

(b) All Company Option Plans shall terminate as of the Effective Time and the provisions in any Company Option Plan or any other plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time, and the Company shall take such action to ensure that following the Effective Time no holder of a Company Option or any participant in any Company Option Plan or any other plan shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation or any interest in respect of any capital stock of the Company or the Surviving Corporation.

(c) As soon as reasonably practicable after the Effective Time, Parent shall cause the Disbursing Agent to mail to each holder of a Company Option or Company Restricted Stock Unit a letter of transmittal and instructions for use in obtaining the value of the Company Option or Company Restricted Stock Unit as contemplated by Section 2.6(a).

(d) Parent and the Surviving Corporation shall be entitled to deduct and withhold from any amounts to be paid hereunder in respect of Company Options and the Company Restricted Stock Units any amounts required to be deducted and withheld under any applicable Tax Law. To the extent any amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the holders of the Company Options from whose payments in respect of Company Options and Company Restricted Stock Units the amounts were so deducted and withheld.

(e) Prior to the Effective Time, the Company shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Common Stock (including, in each case, derivative securities) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE III

THE SURVIVING CORPORATION

Section 3.1 Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended to read (except with respect to the name of the Company) the same as the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the terms thereof and as provided by applicable Law.

Section 3.2 Bylaws. At the Effective Time, the bylaws of the Company in effect at the Effective Time shall be amended to read the same as the bylaws of the Merger Sub in effect immediately prior to the Effective Time, and shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the terms thereof and as provided by applicable Law.

Section 3.3 Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, (i) the directors of Merger Sub at the Effective Time shall be the initial directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the initial officers of the Surviving Corporation, in each case to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that, except as set forth in the corresponding sections or subsections of the Disclosure Letter delivered to Parent and Merger Sub by the Company concurrently with entering into this Agreement (the “Disclosure Letter”) (it being understood that any information set forth in a particular section or subsection of the Disclosure Letter shall be deemed to be disclosed in each other section or subsection thereof to which the relevance of such information is reasonably apparent) or as may be disclosed in any of the Current Company SEC Reports:

Section 4.1 Corporate Existence and Power. The Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each of its Subsidiaries is duly qualified to do business, and is in good standing, in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

Section 4.2 Corporate Authorization. The Company has the full corporate power and authority to execute and deliver this Agreement and, subject to approval of this Agreement by the affirmative vote of a majority of the votes represented by the shares of Common Stock outstanding on the record date to be established for the Company Stockholders Meeting, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby on the part of the Company have been (i) duly and validly authorized and adopted by the Independent Committee and by the Company’s Board of Directors, and (ii) determined to be fair to, advisable and in the best interests of the stockholders of the Company (other than GEI) by the Independent Committee and the Company’s Board of Directors. The Independent Committee and the Board of Directors have each recommended that the stockholders of the Company adopt this Agreement and approve the Merger. No corporate proceedings on the part of the Company are necessary, as a matter of Law or otherwise, for the consummation of the transactions contemplated hereby, other than the approval of this Agreement by the Company’s stockholders at the Company Stockholders Meeting. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, is a valid and binding agreement of the Company enforceable against it in accordance with its terms, except to the extent that the enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws now or hereafter in effect relating to creditor’s rights generally, (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity) and (iii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the discretion of the Governmental Authority before which any enforcement proceeding therefor may be brought.

Section 4.3 Corporate Records. The Company has made available to Parent and Merger Sub a complete and correct copy of the certificate of incorporation and bylaws or similar organizational documents, each as amended to date, of the Company and each of its Subsidiaries. Each of the certificates of incorporation and bylaws and organizational documents so delivered is in full force and effect. Neither the Company nor any Subsidiary is in violation of its respective organizational or governing documents. The corporate records and minute books of the Company and its Subsidiaries provided to Merger Sub reflect all material action taken and authorizations made at meetings of such entity’s board of directors or similar governing body or any committees thereof and at any stockholders’ meetings thereof.

Section 4.4 Consents and Approvals; No Violation. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby by the Company will not:

(a) conflict with or result in any breach of any provision of the Company’s certificate of incorporation or the bylaws;

(b) require any consent, approval, order, authorization or permit of, or registration, filing with or notification to, any Governmental Authority or any private third party except for (i) the filing of a pre-merger notification and report form by the Company under the HSR Act, (ii) the filing with the SEC of (A) a proxy statement relating to the Company Stockholders Meeting (together with any amendments thereof or supplements thereto and any other required proxy materials, the “Company Proxy Statement”), (B) a Rule 13e-3 transaction statement on Schedule 13E-3 (the “Schedule 13E-3”), and (C) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) any registration, filing or notification required pursuant to state securities or Blue Sky laws, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in connection with the Merger, or (v) any such consent, approval, order authorization, permit, registration, filing or notification the failure of which to make or obtain would not prevent or materially delay the consummation of the transactions contemplated hereby;

(c) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries (other than any such Lien as may be created or imposed in connection with the Financing or as otherwise may arise from any actions taken by Parent or Merger Sub), except for such Lien that (A) would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect or (B) would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby or the Company’s ability to perform its obligations hereunder;

(d) result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under (or give rise to any right of termination, cancellation or acceleration or guaranteed payments under or to, a loss of a material benefit or result in the creation or imposition of a lien under) any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party or may be bound that is material to the Company and its Subsidiaries taken as a whole, except for such violations, breaches, defaults, or rights of termination, cancellation or acceleration, losses or the imposition of Liens as to which requisite waivers or consents have been obtained or will be obtained prior to the Effective Time or which (A) would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, or (B) would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby or the Company’s ability to perform its obligations hereunder; or

(e) violate the provisions of any Law applicable to the Company or any of its Subsidiaries, in such a manner as (A) would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or (B) would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby or the Company’s ability to perform its obligations hereunder.

Section 4.5 Capitalization.

(a) The authorized capital stock of the Company consists of 250,000,000 shares of Common Stock, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of July 11, 2006, (i) 57,207,320 Shares were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were issued free of any preemptive (or similar) rights, and (ii) no shares of preferred stock were issued and outstanding. Section 4.5(a) of the Disclosure Letter contains a true, complete and correct list of all outstanding Company Options and all other options, warrants, rights or other securities (including the Company Restricted Stock Units) convertible into or exercisable for shares of capital stock of the Company, the holders of such options, warrants, rights and other securities and the exercise price with respect to such securities.

(b) Except as set forth in this Section 4.5 and except as may result from the exercise or vesting, prior to the consummation of the Merger, of Company Options or Company Restricted Stock Units outstanding on the date hereof, there are no outstanding (i) shares of capital stock or other voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or its Subsidiaries, (iii) options or other rights to acquire from the Company or its Subsidiaries, or obligations of the Company or its Subsidiaries to issue, any shares of capital stock, voting securities or securities of the Company, and (iv) no equity equivalent interests in the ownership or earnings of the Company or its Subsidiaries or other similar rights (the items in clauses (b)(i), (ii), (iii) and (iv) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

(c) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the shares of any capital stock of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries will be required to redeem, repurchase or otherwise acquire any shares of capital stock of the Company (other than pursuant to the Merger in accordance with the terms of this Agreement) or any of its Subsidiaries, as a result of the transactions contemplated by this Agreement.

(d) No agreement or other document grants or imposes on any Shares any right, preference, privilege or restriction with respect to the transactions contemplated hereby (including any rights of first refusal). All of the outstanding Shares are, and all Shares that may be issued upon the exercise of outstanding Company Options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in the Company, any of its Subsidiaries or any other Person.

(e) Exhibit 21.1 to the Company’s annual report on Form 10-K for the fiscal year ended January 28, 2006 sets forth each Subsidiary of the Company and the jurisdiction of organization of each such Subsidiary. All of the issued and outstanding shares of capital stock, voting securities or other equity interests of the Company’s Subsidiaries are owned beneficially and of record by the Company, free and clear of all liens, charges, pledges, encumbrances, equities, voting restrictions, claims and options of any nature, and all such shares or interests have been duly authorized, validly issued and are fully paid, nonassessable and free of any preemptive rights. The Company has not made, directly or indirectly, any material investment in, loan or advance to or purchase or guarantee of any obligations of, any Person other than obligations of its Subsidiaries.

Section 4.6 Company SEC Reports.

(a) The Company has filed with the SEC all forms, reports, schedules, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it since January 1, 2006 under the Securities Act or the Exchange Act (all such forms, reports, schedules, statements, certificates and other documents, collectively, the “Company SEC Reports”). None of the Company’s Subsidiaries is required to file periodic reports with the SEC. As of their respective dates, the Company SEC Reports, including any financial statements or schedules included or incorporated by reference therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (a) complied, in all material respects, with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements (the “Financial Statements”) included or incorporated by reference in the Company SEC Reports (including any related notes and schedules) fairly present, in all material respects, the financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated statements of operations, cash flows and changes in stockholders’ equity for the periods set forth therein and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as otherwise disclosed in the notes thereto and subject, where appropriate, to normal period-end adjustments that would not be material in amount or effect). As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Reports. To the Company’s knowledge, none of the Company SEC Reports is subject of ongoing SEC review or outstanding SEC comment.

(b) The Company has made available or promptly will make available to Parent and Merger Sub a complete and correct copy of any amendments or modifications to any Company SEC Reports filed prior to the date hereof that are required to be filed with the SEC but have not yet been filed with the SEC.

(c) Since January 1, 2005, the Company has been and is in compliance in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder and (B) the applicable listing and corporate governance rules and regulations of the National Association of Securities Dealers, Inc.

(i) The Company has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act.

(ii) The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. As of the date hereof, to the knowledge of the Company, the Company has not received any complaints since the Balance Sheet Date regarding accounting, internal accounting controls or auditing matters, including any such complaint regarding questionable accounting or auditing matters.

(iii) As of the date hereof, the Company has not identified any material weaknesses in the design or operation of internal controls over financial reporting.

Section 4.7 Provided Information. The information supplied or to be supplied by the Company, for inclusion in (a) the Schedule 13E-3, and (b) the Company Proxy Statement will not, in the case of the Schedule 13E-3, as of the date thereof and of each amendment or supplement thereto, and in the case of the Company Proxy Statement, either at the date mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the Company Proxy Statement and the Schedule 13E-3, as to information supplied by the Company, will comply in all material respects with all applicable provisions of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the information supplied by Parent or Merger Sub or any of their respective representatives that is contained or incorporated by reference in the Company Proxy Statement or the Schedule 13E-3.

Section 4.8 Absence of Certain Changes or Events.

(a) Except as expressly contemplated by this Agreement, since the Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business, and neither the Company nor any of its Subsidiaries has engaged in any transaction or series of related transactions material to the Company or its Subsidiaries other than in the ordinary course of business. Since the Balance Sheet Date, there has not been any event, occurrence or development, alone or taken together with all other existing facts that, individually or in the aggregate, constitute a Material Adverse Effect.

(b) Without limiting the generality of the foregoing Section 4.8(a), since the Balance Sheet Date (except for transactions solely between the Company and any of its wholly owned Subsidiaries or among its wholly owned Subsidiaries), there has not been:

(i) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) or capital return in respect of any shares of the Company’s capital stock or any redemption, purchase or other acquisition by the Company or any of its Subsidiaries of any shares of the Company’s capital stock or any repurchase, redemption or other purchase by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries, or any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries;

(ii) any (A) incurrence of, (B) guarantee with respect to, or (C) provision of credit support for, any indebtedness by the Company or any of its Subsidiaries other than pursuant to the Company’s existing credit facilities in the ordinary course of business, or any creation or assumption by the Company or any of its Subsidiaries of any material Lien on any material asset;

(iii) (A) any employment, deferred compensation, severance or similar agreement entered into or amended by the Company or any of its Subsidiaries and any employee, in each case other than sales commission agreements and product promotional agreements entered into in the ordinary course of business consistent with past practices, (B) any material increase in the compensation payable or to become payable by it to any of its directors or officers or generally applicable to all or any category of the Company’s or any of its Subsidiaries’ employees, (C) any material increase in the coverage or benefits available under any vacation pay, company awards, salary continuation or disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any of the directors or officers of the Company or any of its Subsidiaries or generally applicable to all or any category of the Company’s or any of its Subsidiaries’ employees or (D) any material severance pay arrangements made to, for or with such directors, officers or employees, other than, in the case of (B) and (C) above and only with respect to employees who are not officers or directors of the Company or any of its Subsidiaries, increases in the ordinary course of business consistent with past practices and that in the aggregate have not resulted in a material increase in the benefits or compensation expense of the Company or any of its Subsidiaries;

(iv) any material reduction in any cash or short-term investments or their equivalent, other than to meet cash needs arising in the ordinary course of business, generally consistent with past practices;

(v) any action which, if it had been taken after the date hereof, would have required the consent of Parent under Section 6.1; or

(vi) any agreement to take or permit any actions specified in this Section 4.8(b), except for this Agreement.

Section 4.9 Litigation. There is no action, suit, investigation or proceeding pending against or, to the knowledge of the Company, threatened against or affecting, the Company or any of its Subsidiaries or their respective properties before any court or arbitrator or any Governmental Authority which, if determined adversely, would constitute a Material Adverse Effect (a “Proceeding”). Neither the Company, any of its Subsidiaries nor any officer, director or employee of the Company or any of its Subsidiaries has been permanently or temporarily enjoined by any order, judgment or decree of any court or any other Governmental Authority from engaging in or continuing any conduct or practice in connection with the business or assets of the Company or any of its Subsidiaries nor, to the Company’s knowledge, is the Company, any of its Subsidiaries or any officer, director or employee of the Company or any of its Subsidiaries under investigation by any Governmental Authority related to the conduct of the Company’s or any of its Subsidiaries’ business. There is not in existence any order, judgment or decree of any Governmental Authority that is specifically applicable to the Company or any of its Subsidiaries enjoining or requiring the Company or any of its Subsidiaries’ to take any action of any kind with respect to its business or assets.

Section 4.10 Taxes.

(a) Except as would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect, since January 1, 2005, the Company and each of its Subsidiaries:

(i) have timely paid or caused to be paid all material Taxes required to be paid by it;

(ii) have filed or caused to be filed in a timely and proper manner all material Tax Returns required to be filed by such entities with the appropriate Governmental Authority in all jurisdictions in which Tax Returns are required to be filed, and all such Tax Returns are complete and correct in all material respects; and

(iii) have not requested or caused to be requested any extension of time within which to file any material Tax Return, which Tax Return has not since been filed.

(b) The Company has made available to Parent and Merger Sub complete and correct copies of all United States federal Tax Returns filed by or on behalf of the Company or any of its Subsidiaries for all taxable periods ending on or after February 2, 2002.

(c) There are no pending Tax audits relating to the Company or any of its Subsidiaries and no waivers of statutes of limitations have been given or requested by the Company or any of its Subsidiaries that are currently outstanding.

(d) No Liens for Taxes have been filed against the Company or any of its Subsidiaries, except for Liens for Taxes not yet due or payable for which adequate reserves have been provided for in the latest balance sheet of the Company.

(e) Since January 1, 2005, no unresolved deficiencies or additions to Taxes have been proposed, asserted, or assessed in writing against the Company or any of its Subsidiaries.

(f) Since January 1, 2005, neither the Company nor any of its Subsidiaries has received notice from any Governmental Authority in a jurisdiction in which the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(g) Neither the Company nor any of its Subsidiaries is (i) a party to any Tax sharing, Tax allocation or similar agreement, or (ii) bound by any closing agreement, offer in compromise or other agreement with any Governmental Authority.

(h) The Company is not currently a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897(c)(2) of the Code, and the Company will not have been a USRPHC at any time within the period beginning five (5) years prior to the Effective Time and ending as of the Effective Time.

Section 4.11 Employee Benefit Plans; ERISA.

(a) Section 4.11(a) of the Disclosure Letter contains a complete and correct list of each Plan as the date hereof. As used in this Agreement, “Plan” means any material employee benefit or compensation plan, agreement or other arrangement providing compensation or benefits that is sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries, or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with the Company or any of its Subsidiaries would be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA, for the benefit of any current or former consultant, employee, officer or director of the Company, or any of its Subsidiaries or any ERISA Affiliate. None of the Company, any of its Subsidiaries nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan that would affect any current or former employee or director of the Company, any of its Subsidiaries or any ERISA Affiliate except as required under Law.

(b) With respect to each of the Plans, the Company has heretofore delivered or made available to Parent and Merger Sub complete and correct copies of each of the following documents, as applicable:

(i) a copy of the Plan documents (including all amendments thereto) for each written Plan or a written description of any Plan that is not otherwise in writing;

(ii) a copy of the annual report or Internal Revenue Service Form 5500 Series, if required under ERISA, with respect to each ERISA Plan for the last three Plan years ending prior to the date of this Agreement for which such a report was filed;

(iii) a copy of the actuarial report, if required under ERISA, with respect to each ERISA Plan for the last three Plan years ending prior to the date of this Agreement;

(iv) a copy of the most recent Summary Plan Description (“SPD”), together with all Summaries of Material Modification issued with respect to such SPD, if required under ERISA, with respect to each ERISA Plan, and all other employee communications relating to each ERISA Plan, in each case, relating to any amendments, terminations, establishment, increases or decreases in benefits, or acceleration of payments or vesting schedules or other events which would result in any material liability to the Company, any of its Subsidiaries or any ERISA Affiliate;

(v) if the Plan is funded through a trust or any other funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof, if any;

(vi) all Contracts relating to the Plans with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate may have any liability, including insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements; and

(vii) the most recent determination letter received from the IRS with respect to each Plan that is intended to be qualified under Section 401(a) of the Code.

(c) At no time has the Company, any of its Subsidiaries or any ERISA Affiliate ever, maintained, established, sponsored, participated in or contributed to any Plan that is subject to Title IV of ERISA. At no time has the Company, any of its Subsidiaries or any ERISA Affiliate ever contributed to or be requested to contribute to any “multiemployer pension plan,” as such term is defined in Section 3(37) of ERISA.

(d) None of the Company, any of its Subsidiaries, any ERISA Affiliate, any of the Plans, any trust created thereunder, nor, to the knowledge of the Company, any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which the Company, any of its Subsidiaries or any ERISA Affiliate could be subject to any material liability for either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975(a) or (b), 4976 or 4980B of the Code.

(e) All contributions and premiums which the Company, any of its Subsidiaries or any ERISA Affiliate is required to pay under the terms of each of the Plans and Section 412 of the Code, have, to the extent due, been paid in full or properly recorded on the financial statements or records of the Company or its Subsidiaries, and none of the Plans or any trust established thereunder has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the Plans ended prior to the date of this Agreement. No Lien has been imposed under Section 412(n) of the Code or Section 302(f) of ERISA on the assets of the Company, any of its Subsidiaries or any ERISA Affiliate, and no event or circumstance has occurred that is reasonably likely to result in the imposition of any such Lien on any such assets on account of any ERISA Plan.

(f) Each of the Plans has been operated and administered in all material respects in accordance with applicable Laws, including but not limited to ERISA and the Code.

(g) Each of the Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS stating that it is so qualified, and, to the knowledge of the Company, there are not any circumstances likely to result in the revocation of such determination letter.

(h) Any fund established under an ERISA Plan that is intended to satisfy the requirements of Section 501(c)(9) of the Code has been established and maintained in all material respects with such requirements.

(i) No amounts payable under a Plan or any other Contract with respect to which the Company or any of its Subsidiaries may have any liability could fail to be deductible for Federal income tax purposes by virtue of Section 162(m) or Section 280G of the Code.

(j) No Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees of the Company, its Subsidiaries or any ERISA Affiliate after retirement or other termination of service (other than (i) coverage mandated by applicable Laws, (ii) death benefits or retirement benefits under any “employee pension plan,” as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of the Company, any of its Subsidiaries or an ERISA Affiliate, (iv) benefits, the full direct cost of which is borne by the current or former employee (or beneficiary thereof) or (v) post-termination rights under stock options or restricted stock units).

(k) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event, (i) entitle any current or former employee, officer or director of the Company, any of its Subsidiaries or any ERISA Affiliate to severance pay, unemployment compensation or any other similar termination payment, or (ii) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any such employee, officer or director.

(l) There are no pending or, to the Company’s knowledge, threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary under any such Plan or otherwise involving any such Plan (other than routine claims for benefits).

(m) Neither the Company, any of its Subsidiaries or any ERISA Affiliate has violated any of the health care continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or the Health Insurance Portability Accountability Act of 1996, as amended, or any similar provision of state law applicable to their employees.

Section 4.12 Labor Matters.

(a) (i) There is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries and, since January 1, 2005, there has not been any such action; (ii) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization; (iii) none of the employees of the Company or any of its Subsidiaries are represented by any labor organization and, to the knowledge of the Company, there are no current union organizing activities among the employees of the Company or any of its Subsidiaries; (iv) the Company and its Subsidiaries are, and have at all times been, in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable Law; and (v) to the knowledge of the Company, no Governmental Authority responsible for the enforcement of labor or employment Laws intends to conduct an investigation with respect to or relating to the Company and its Subsidiaries and no such investigation is in progress.

(b) Since January 1, 2005, the Company and its Subsidiaries have not effectuated (i) a “plant closing” as defined in the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any Subsidiary, or (ii) a “mass layoff” as defined in the WARN Act affecting any site of employment or facility of the Company or any of its Subsidiaries. Since January 1, 2005, neither the Company nor any of its Subsidiaries have been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any Law similar to the WARN Act.

Section 4.13 Compliance with Laws; Permits. Neither the Company nor any of its Subsidiaries is in violation of, nor has the Company or any such Subsidiary violated and, to the knowledge of the Company, nothing is under investigation with respect to or has been threatened to be charged with or given notice of any violation of, any applicable Law, except for any violation or possible violation that has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries hold all material Permits necessary for the lawful conduct of its business as it is now being conducted. This Section does not relate to matters with respect to Taxes or Environmental Laws which are exclusively the subject of Sections 4.10 and 4.15, respectively.

Section 4.14 Finders’ Fees. Except for UBS Securities LLC (“UBS”) whose fees will be paid by the Company, or pursuant to any arrangements made by Parent or Merger Sub or any of their respective Affiliates, there is no fee payable to any investment banker, broker, finder or other intermediary which has been retained by, or is authorized to act on behalf of, the Company or any of its Subsidiaries by the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

Section 4.15 Environmental Matters. Except as would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect:

(a) The Company and each of its Subsidiaries are in compliance with all Laws relating to pollution, protection or preservation of human health or the environment, including Laws relating to emissions, discharges, releases or threatened releases of toxic or hazardous substances, materials or wastes, petroleum and petroleum products, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon, or lead or lead-based paints or materials (“Materials of Environmental Concern”), or otherwise relating to the generation, storage, containment (whether above ground or underground), disposal, transport or handling of Materials of Environmental Concern, or the preservation of the environment or mitigation of adverse effects thereon (collectively, “Environmental Laws”), and including compliance with any Permits or the terms and conditions thereof.

(b) Neither the Company nor any of its Subsidiaries has received any communication or notice, whether from a Governmental Authority or otherwise, alleging any violation of or noncompliance with any Environmental Laws by any of the Company or its Subsidiaries or for which any of them is responsible, and there is no pending or, to the knowledge of the Company, threatened claim, action, investigation or notice by any Person or entity alleging potential liability for investigatory, cleanup or governmental response costs, or natural resources or property damages, or personal injuries, attorney’s fees or penalties relating to (i) the presence, or release into the environment, of any Materials of Environmental Concern at any location owned or operated by the Company or its Subsidiaries, now or in the past, or (ii) any violation, or alleged violation, of any Environmental Law (collectively, “Environmental Claims”).

(c) There are no past or present facts or circumstances that could reasonably be expected to form the basis of any Environmental Claim against the Company or its Subsidiaries or against any Person whose liability for any Environmental Claim the Company or its Subsidiaries have retained or assumed either contractually or by operation of Law.

Section 4.16 Related Party Transactions. Except for any Contract constituting a Plan, no (a) beneficial owner of 5% or more of the Company’s outstanding capital stock, (b) officer or director of the Company or (c) any Person (other than the Company) in which any such beneficial owner, officer or director owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by all such Persons) has any interest in: (i) any Contract with, or relating to, the business or operations of, the Company or any of its Subsidiaries; (ii) any Contract for or relating to indebtedness of the Company or any of its Subsidiaries; or (iii) any property (real, personal or mixed), tangible or intangible, used in the business or operations of the Company or any of its Subsidiaries.

Section 4.17 Opinion of Financial Advisor. The Independent Committee has received the opinion of UBS, the Independent Committee financial advisor, to the effect that, as of the date hereof, the Merger Consideration to be received by the Company’s stockholders (other than GEI) is fair to such stockholders from a financial point of view.

Section 4.18 Distribution Center Leases. The Company has delivered or made available to Parent true, correct and complete copies of each Distribution Center Lease. The Company (either directly or through a Subsidiary of the Company) holds a valid and existing leasehold or subleasehold interest, as applicable, under each Distribution Center Lease. With respect to each such Distribution Center Lease: (i) it is in full force and effect and will remain so on the same terms and conditions following the Effective Date (unless it expires by its terms prior to such time); (ii) it represents the legal and valid obligation of the Company (or its applicable Subsidiary) and is enforceable against the Company (or its applicable Subsidiary) in accordance with its terms; (iii) to the knowledge of the Company, it represents the legal and valid obligation of any party thereto other than the Company (or its applicable Subsidiary) and is enforceable against such party in accordance with its terms; (iv) neither the Company (or its applicable Subsidiary) nor, to the knowledge of the Company, any other party thereto is in material breach or default thereunder and no event has occurred which, with notice or lapse of time or both, would constitute a material breach or default by the Company (or such Subsidiary) or permit termination, modification or the exercise of any similar remedy under such Distribution Center Lease by any other party thereto; (v) it has not been modified in any respect, except to the extent that such modifications are disclosed by the documents previously delivered or made available to Parent and Merger Sub; and (vi) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in such Distribution Center Lease; provided, however, that, with respect to (ii) and (iii), the enforcement of such Distribution Center Lease may be limited by (x) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws now or hereafter in effect relating to creditor’s rights generally, (y) general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity) and (z) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the discretion of the Governmental Authority before which any enforcement proceeding therefor may be brought.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company that:

Section 5.1 Corporate Existence and Power. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the transactions contemplated hereby. Since their respective dates of incorporation, neither Parent or Merger Sub has engaged in any activities other than in connection with or as contemplated by this Agreement and the Merger or in connection with arranging any financing required to consummate the transactions contemplated hereby.

Section 5.2 Corporate Authorization. No corporate proceedings on the part of Parent or Merger Sub are necessary, as a matter of Law or otherwise, for the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, is a valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except to the extent that the enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws now or hereafter in effect relating to creditor’s rights generally, (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity) and (iii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the discretion of a Governmental Authority before which any enforcement proceeding therefor may be brought.

Section 5.3 Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement require no action by or in respect of, or filing by Parent or Merger Sub with, any Governmental Authority other than (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (b) compliance with any applicable requirements of the HSR Act; (c) compliance with the applicable requirements of the Exchange Act; (d) compliance with the applicable requirements of the Securities Act; (e) compliance with any applicable Federal, foreign or state securities or Blue Sky laws; and (f) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not prevent or materially delay the consummation of the transactions contemplated hereby.

Section 5.4 Non-contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby do not and will not (a) contravene or conflict with the certificate of incorporation or bylaws of Parent or Merger Sub,

(b) contravene, conflict with or constitute a violation of any provision of Law binding upon Parent or Merger Sub, or (c) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Parent or Merger Sub or to a loss of any benefit to which Parent or Merger Sub is entitled under any Contract binding upon Parent or Merger Sub which would prevent or materially delay the consummation of the transactions contemplated hereby.

Section 5.5 Disclosure Documents. None of the information supplied or to be supplied by Parent or Merger Sub regarding Parent or Merger Sub for inclusion in the Company Proxy Statement or the Schedule 13E-3 will, at the date it is first mailed to stockholders of the Company or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to any information supplied by the Company or any of its representatives that is contained or incorporated by reference in the Company Proxy Statement or the Schedule 13E-3.

Section 5.6 Finders’ Fees. Except for the parties providing the Financing, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Parent or Merger Sub who would be entitled to any fee or commission from Parent or Merger Sub or any of their respective Affiliates upon consummation of the transactions contemplated by this Agreement.

Section 5.7 Financing. Parent has delivered to the Company; (i) the signed commitment letter of Credit Suisse and Credit Suisse Securities (USA) LLC and the joinder letter of Bank of America, N.A., Banc of America Securities LLC and Wells Fargo Bank, N.A., each dated as of the date hereof, pursuant to which such Persons have agreed, subject to the terms and conditions set forth therein, to provide up to an aggregate of $850,000,000 of debt financing to Merger Sub in connection with the transactions contemplated hereby and for working capital of the Company; (ii) the signed commitment letter of GS Mezzanine Partners 2006 Onshore Fund, L.P., dated as of the date hereof, pursuant to which such Person has agreed, subject to the terms and conditions set forth therein, to provide up to an aggregate of $500,000,000 of debt financing to Merger Sub in connection with the transactions contemplated hereby; (iii) the signed commitment letter of GEI, dated as of the date hereof, pursuant to which GEI has agreed, subject to the terms and conditions set forth therein, to make or cause to be made an equity investment in Parent of $350,000,000; and (iv) the signed commitment letter of TPG Partners V, L.P. (“TPG”), pursuant to which TPG has agreed, subject to the terms and conditions set forth therein, to make or cause to be made an equity investment in Parent of $415,000,000. The foregoing commitment letters, including all exhibits and schedules thereto, are referred to herein as the “Financing Letters”. The Financing Letters are in full force and effect and the parties thereto have not withdrawn or indicated an intent to withdraw the commitments made therein. The funds contemplated to be provided by the Financing Letters would be sufficient to enable Parent to make or cause to be made payments of the Merger Consideration as provided herein (including for the Company Options and the Company Restricted Stock Units as provided herein), all other necessary payments by it, Merger Sub or the Surviving Corporation in connection with the Merger (including the repayment of certain outstanding indebtedness of the Surviving Corporation) and all of the related fees and expenses (such amount of funds, the “Financing”). There are no conditions precedent or other contingencies to the funding of the Financing other than as set forth in the Financing Letters.

Section 5.8 Ownership of Common Shares. Except for Shares held of record by GEI or pursuant to this Agreement, neither Parent nor Merger Sub, nor any of their respective Affiliates, owns (beneficially or of record) any Shares or any option, warrant or other right to acquire any Shares.

Section 5.9 Interest in Competitors. Neither Parent nor Merger Sub owns any interest(s), nor do any of their respective Affiliates insofar as such Affiliate-owned interests would be attributed to Parent or Merger Sub under the HSR Act, in any entity or Person that derives a substantial portion of its revenues from a line of business within the Company’s principal lines of business.

Section 5.10 Solvency of the Surviving Corporation Following Merger. Immediately following the Effective Time and after giving effect to the Merger, the Surviving Corporation and each of its Subsidiaries will not: (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature); (ii) have unreasonably small capital with which to engage in its business; or (iii) have incurred debts beyond its ability to pay them as they become due.

Section 5.11 No Other Information. Parent and Merger Sub acknowledge that the Company makes no representations or warranties as to any matter whatsoever except as expressly set forth in this Agreement and specifically (but without limitation) that the Company makes no representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Parent or Merger Sub (or any of their respective Affiliates or representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company and its Subsidiaries or (ii) the future business and operations of the Company and its Subsidiaries.

Section 5.12 Management Agreements. Except as contemplated in this Agreement, there are no Contracts or understandings between Parent or Merger Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or the Board of Directors of the Company, on the other hand.

ARTICLE VI

COVENANTS OF THE COMPANY

Section 6.1 Conduct of the Company. Except for matters set forth in Section 6.1 of the Disclosure Letter or as otherwise specifically provided in this Agreement, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), from the date hereof to the Effective Time, the Company shall, and shall cause its Subsidiaries to, carry on its business in the ordinary and usual course of business and shall use commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all material Federal, state and local Permits that are required for the Company or any of its Subsidiaries to carry on its business, (iii) keep available the services of its present employees and consultants (as a group) and (iv) preserve its present material relationships with its employees, consultants, customers, lenders, suppliers, licensors, licensees, landlords and others having significant business relationships with it. Without limiting the generality of the foregoing, and except for matters set forth in Section 6.1 of the Disclosure Letter or as otherwise specifically provided in this Agreement, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), from the date hereof to the Effective Time, the Company shall not, and shall not permit its Subsidiaries to (except for transactions solely between the Company and any of its wholly owned Subsidiaries or among its wholly owned Subsidiaries):

(a) propose or adopt any change in its certificate of incorporation or bylaws or comparable organizational documents;

(b) (i) merge with or acquire (by merger, consolidation, acquisition of stock or assets, joint venture or otherwise of a direct or indirect ownership interest or investment) any corporation, partnership or other business organization or division thereof, or sell, lease or otherwise dispose of a material amount of assets (excluding sales of inventory or other assets or the closing of stores in the ordinary course of business) or securities (other than pursuant to the exercise of Company Options or the vesting of Company Restricted Stock Units outstanding as of the date hereof); (ii) waive, release, grant, or transfer any rights of value, other than in the ordinary course of business, that would be material to the Company and its Subsidiaries taken as a whole; (iii) modify or change in any respect or permit to lapse any Permit, other than in the ordinary course of business, that would be material to the Company and its Subsidiaries taken as a whole; (iv) incur, assume or prepay any indebtedness for borrowed money, other than in the ordinary course of business, that would be material to the Company and its Subsidiaries taken as a whole; (v) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any indebtedness of any other Person, other than in the ordinary course of business, that would be material to the Company and its Subsidiaries taken as a whole; (vi) other than in the ordinary course of business, mortgage, pledge or subject to any lien, charge or other encumbrance any of the Company’s or its Subsidiaries’ assets, properties or business, whether tangible or intangible, that would be material to the Company and its Subsidiaries taken as a whole; (vii) make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business, that would be material to the Company and its Subsidiaries taken as a whole; (viii) authorize any capital expenditure or expenditures in excess of $25,000,000 in the aggregate above the capital expenditures set forth in the Company’s fiscal 2006 and 2007 budget forecasts; (ix) pledge or otherwise encumber shares of capital stock of the Company or any of its Subsidiaries; or (x) enter into, amend, modify or waive any Contract (including any lease), other than in the ordinary course of business, that would be material to the Company and its Subsidiaries taken as a whole;

(c) take any action that would result in any representation or warranty of the Company contained in this Agreement which is qualified as to materiality becoming untrue as of the Effective Time or any representation or warranty not so qualified becoming untrue in any material respect as of the Effective Time, provided that representations made as of a specific date shall be required to be so true and correct (subject to such qualifications) as of such date only;

(d) split, combine or reclassify any shares of, or declare, or set aside or pay any dividend (including an extraordinary dividend) or other distribution (whether in cash, stock or property or any combination thereof) in respect of (other than a dividend or distribution by a Subsidiary of the Company to its parent entity), Company Securities or any other securities of the Company or any of its Subsidiaries or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any Company Securities or any other securities of the Company or any of its Subsidiaries;

(e) except as required by Law, adopt or amend any Plan or increase in any manner the compensation or fringe benefits of any director, officer or any class of employees or pay any benefit not required by any existing plan or arrangement; make any loans to any of its officers, directors, employees, Affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons, whether pursuant to a Plan or otherwise; or grant, issue, accelerate, pay, accrue or agree to pay or make any accrual or arrangement for payment of salary or other payments or benefits pursuant to any new or existing Plan; provided, however, that notwithstanding the foregoing, the Company shall be entitled to increase the compensation of employees and make minor modifications in personnel policies and procedures for non-officer employees, in each case in the ordinary course of business and consistent with past practices;

(f) pay, loan or advance any amount to or in respect of, or sell, transfer or lease any properties or assets (whether, real, personal or mixed, tangible or intangible) to, or enter into any Contract with or on behalf of, any officer, director, or employee of the Company, any of its Subsidiaries or any Affiliate of any of them, or any business or entity in which the Company, any Subsidiary or any Affiliate of any of them, or relative of any such Person, has any material, direct or indirect, interest, except for (i) directors’ fees, (ii) compensation to the officers and employees of the Company in the ordinary course of business and (iii) advancement or reimbursement of expenses in the ordinary course of business;

(g) except as required by applicable Law or GAAP, revalue in any material respect any of its assets, including writing down the value of inventory in any material manner, or writing-off notes or accounts receivable in any material manner;

(h) settle, pay, discharge or satisfy any material litigation, arbitrations, proceedings, claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) other than the settlement, payment, discharge or satisfaction in the ordinary course of business, consistent with past practices;

(i) make any material Tax election or settle or compromise any material Tax liability;

(j) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may be required by a change in GAAP or Law after consulting with the Company’s independent public accountants;

(k) authorize for issuance, issue, sell, deliver or agree or commit to issue sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities or any other securities of the Company or any of its Subsidiaries or equity equivalents, except upon the valid exercise of Company Options or the vesting of Company Restricted Stock Units in accordance with the terms thereof;

(l) without limiting the provisions of Section 6.4, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

(m) alter through merger, liquidation, reorganization, restructuring or any other fashion the corporate structure or ownership of any Subsidiary of the Company (other than the Merger); or

(n) agree or commit to do any of the foregoing.

Section 6.2 Company Stockholders Meeting. The Company shall cause a meeting of its stockholders (the “Company Stockholders Meeting”) to be duly called, noticed and held as promptly as practicable for the purpose of voting on the adoption of this Agreement and the Merger. In connection with the Company Stockholders Meeting, the Company will use commercially reasonable efforts, subject to Section 6.4(b), to obtain the necessary vote for adoption by its stockholders of this Agreement and the Merger and shall otherwise comply with all legal requirements applicable to such meeting. Subject to Section 6.4(b), the Independent Committee and the Board of Directors of the Company shall recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and the Merger.

Section 6.3 Access to Information. From the date hereof until the Effective Time, the Company and each of its Subsidiaries will, during normal business hours and upon reasonable advance notice, (i) give Parent and Merger Sub, their respective Affiliates, officers, employees, counsel, accountants, financial advisors, financing sources and other agents and representatives reasonable access to the offices, properties, warehouses and other facilities and to all Contracts, internal reports, data processing files, books and records, Federal, state, local and foreign tax returns and records, commitments, books, records and affairs of the Company, whether located on the premises of the Company, its Subsidiaries or at another location; (ii) furnish promptly to Parent, Merger Sub or their respective Affiliates a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws or regulations; (iii) permit Parent, Merger Sub or their respective Affiliates to make such inspections as they may reasonably require; (iv) cause its officers to furnish Parent, Merger Sub and their respective Affiliates such existing financial, operating and product data and other information with respect to the business and properties of the Company and its Subsidiaries as Parent, Merger Sub or their respective Affiliates from time to time may reasonably request, including financial statements and schedules; (v) allow Parent, Merger Sub and their respective Affiliates the opportunity to interview such employees and other personnel of the Company and its Subsidiaries; and (vi) otherwise instruct and cause the Company’s and its Subsidiaries’ employees, accountants, counsel and financial advisors to fully cooperate with Parent and Merger Sub in their investigation of the business of the Company and its Subsidiaries; provided, however, that no investigation or information provided pursuant to this Section 6.3 shall affect or be deemed to modify any representation or warranty made by the Company herein; and provided, further, that any information or access provided pursuant to this Section 6.3 shall be subject to the terms and conditions of the Confidentiality Agreement (it being understood that Parent and Merger Sub shall be permitted to disclose as necessary and consistent with customary practices and the Confidentiality Agreement such information to their respective Affiliates, officers, employees, counsel, accountants, financial advisors, financing sources and other agents and representatives).

Section 6.4 Other Potential Acquirers.

(a) During the period beginning on the date of this Agreement and continuing until 12:01 a.m. (EST) on the twenty first (21st) Business Day after the date of this Agreement (the “Exclusivity Period Start Date”), the Company and its Subsidiaries and their respective officers, directors, employees, agents, advisors and other representatives (such Persons, together with the Subsidiaries of the Company, collectively, the “Company Representatives”) shall have the right (acting under the direction of the Independent Committee) to: (i) initiate, solicit and encourage Third Party Acquisition proposals, including by way of providing access to non-public information pursuant to (but only pursuant to) a customary confidentiality agreement (which, except for any confidentiality agreement entered into prior to the date hereof, expressly permits the Company to fulfill its obligations set forth in the penultimate sentence in Section 6.4(b)); provided, that the Company shall promptly make available to Parent and Merger Sub, subject to the terms and conditions of the Confidentiality Agreement, any material non-public information concerning the Company or its Subsidiaries made available to any Person given such access that was not previously made available to Parent and Merger Sub; and (ii) maintain or continue discussions or negotiations with respect to Third Party Acquisition proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations.

(b) From the Exclusivity Period Start Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article X, the Company shall not, and shall not direct, authorize or permit any of the Company Representatives to, directly or indirectly, encourage, solicit, initiate, or engage in discussions or negotiations with or provide any non-public information to any Person or group of related Persons (other than Parent, Merger Sub or their respective Affiliates or any designees of Parent, Merger Sub or their respective Affiliates), or take any action designed to facilitate any inquiries or the making of any proposal with respect to, any Third Party Acquisition, except as may relate to any Person or group of related Persons from whom the Company has received, prior to the Exclusivity Period Start Date, a written expression of interest that the Independent Committee or the Board of Directors of the Company, as applicable, determines in its good faith judgment (after consultation with its outside legal counsel and financial advisors) is bona fide and that there is a reasonable prospect that such expression will result in a Superior Proposal from such Person or group (each such Person or group, an “Excluded Party”); provided, however, that nothing contained in this Section 6.4(b) shall prevent the Independent Committee or the Board of Directors of the Company, as applicable, from (i) taking and disclosing to the Company’s stockholders a position as required by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender or exchange offer, provided, that such disclosure states that no action will be taken by the Independent Committee or the Board of Directors of the Company or any other committee thereof, as applicable, in violation of this Section 6.4, or from making any other disclosure required by applicable Law; and (ii) if it receives a written unsolicited expression of interest from a Person relating to the submission by such Person of a Third Party Acquisition proposal, supplying to and receiving non-public information from such Person (subject to a customary confidentiality agreement that, except for any confidentiality agreement entered into prior to the date hereof, expressly permits the Company to fulfill its obligations set forth in the penultimate sentence of this Section 6.4(b)) and conducting such discussions and negotiations with such Person concerning such expression, in response to such expression as, and to the extent, the Independent Committee or the Board of Directors of the Company, as applicable, determines in its good faith judgment, after consultation with outside legal counsel, (A) that failure to take such action would be inconsistent with its fiduciary duties under applicable Law, and (B) that there is a reasonable prospect that such expression will result in a Superior Proposal from such Person. Except as may relate to an Excluded Party, on the Exclusivity Period Start Date, the Company shall immediately terminate any pending discussion regarding any Third Party Acquisition (other than with Parent or Merger Sub or their respective Affiliates or any designees of Parent or Merger Sub or their respective Affiliates). From the Exclusivity Period Start Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article X, the Company shall promptly notify, to the extent the Company is able to do so without breaching any confidentiality agreement entered into prior to the date hereof, Parent and Merger Sub of (i) any inquiries or proposals received by, any non-public information requested from, or any negotiations or discussions sought to be initiated or continued with, the Company or any of its Subsidiaries or any of its or their respective directors, officers, employees, agents or representatives from a Person (other than Parent, Merger Sub and their respective representatives and Affiliates) with respect to a Third Party Acquisition, and (ii) the terms thereof, including the identity of such third party and the general terms of any financing arrangement or commitment in connection with such Third Party Acquisition, and the Company agrees to promptly update Parent and Merger Sub on an ongoing basis of the status thereof, including furnishing copies of any such written inquiries or offers. Notwithstanding anything to the contrary contained herein, the Company (A) shall not, and shall not permit any of the Company Representatives to, provide any non-public information to any Excluded Party unless pursuant to (but only pursuant to) a customary confidentiality agreement (which, except for any confidentiality agreement entered into prior to the date hereof, expressly permits the Company to fulfill its obligations set forth in the penultimate sentence in this Section 6.4(b)) and (B) will promptly make available to Parent and Merger Sub, subject to the terms and conditions of the Confidentiality Agreement, any material non-public information concerning the Company or its Subsidiaries made available to any Excluded Party that was not previously made available to Parent and Merger Sub.

(c) Except as set forth in this Section 6.4(c), neither the Independent Committee nor the Board of Directors of the Company shall withdraw or modify its approval or recommendation of this Agreement, the Merger or the transactions contemplated hereby or approve or recommend, or cause or allow the Company or any of its Subsidiaries to enter into any agreement with respect to, any Third Party Acquisition. If the Independent Committee or the Board of Directors of the Company, as applicable, determines in its good faith judgment after consultation with its outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable Law, the Independent Committee or the Board of Directors of the Company, as applicable, may, in the event that it receives a Superior Proposal and in response thereto, (x) withdraw or modify, or publicly propose to withdraw or modify, its recommendation of the transactions contemplated hereby or (y) approve or recommend such Superior Proposal but, in each case, only after (i) providing written notice to Parent (a “Notice of Superior Proposal”) advising Parent that the Independent Committee or the Board of Directors of the Company, as applicable, has received a Superior Proposal and, to the extent the Company is able to do so without breaching any confidentiality agreement entered into prior to the date hereof, specifying the material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal, and (ii) the Independent Committee or the Board of Directors of the Company, as applicable, determines in its good faith judgment (after consultation with its outside legal counsel and financial advisors) that any transaction proposed by Parent and Merger Sub is not at least as favorable to the Company’s stockholders as the Superior Proposal; provided, however, that (I) no action specified in clause (x) (other than publicly proposing to withdraw or modify a recommendation) or (y) above shall be taken until the third (3rd) Business Day after receipt of a Notice of Superior Proposal by Parent (or, solely in the case of a termination of this Agreement prior to July 20, 2006 as provided in Section 10.2(a), no such action shall be taken until two (2) full hours have elapsed after Parent’s receipt of a Notice of Superior Proposal), and (II) the Company shall not be entitled to enter into any agreement with respect to such Superior Proposal unless and until this Agreement is terminated by its terms pursuant to Section 10.1. Nothing contained in this Agreement shall prevent the Independent Committee or the Board of Directors of the Company from (i) taking and disclosing to the Company’s stockholders a position as required by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender or exchange offer, provided, that such disclosure states that no action will be taken by the Independent Committee or the Board of Directors of the Company in violation of this Section 6.4, or from making any other disclosure required by applicable Law or the Company’s stock exchange or interdealer quotation system listing agreement, or (ii) disclosing the fact that the Independent Committee or the Board of Directors, as applicable, has received a proposal for a Third Party Acquisition and the terms of such proposal, if the Independent Committee or the Board of Directors of the Company, as applicable, determines, after consultation with its outside legal counsel, that it is compelled to make such disclosure in order to comply with its fiduciary duties under applicable Law or with obligations under Federal securities Laws or the Company’s stock exchange or interdealer quotation system listing agreement.

(d) For the purposes of this Agreement:

(i) “Superior Proposal” means any bona fide written unsolicited proposal or solicited in accordance with this Section 6.4, to acquire, by merger or otherwise, directly or indirectly more than fifty percent (50%) of the Shares then outstanding or all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, and otherwise on terms and conditions that the Independent Committee or the Board of Directors of the Company, as applicable, determines in its good faith judgment (after receipt of advice from its financial advisor and consultation with outside legal counsel) would, if consummated, result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Merger and any alternative transaction proposal made by Parent and Merger Sub pursuant to Section 6.4(c); provided, however, that such proposal or offer shall not be deemed to be a “Superior Proposal” unless the Independent Committee or the Board of Directors of the Company, as applicable, determines that such proposal is reasonably likely to be consummated in accordance with its terms and that any financing required to consummate the transaction contemplated by such proposal or offer is capable of being, and is reasonably likely to be, obtained.

(ii) “Third Party Acquisition” means the occurrence of any of the following events: (i) the acquisition of the Company by merger or otherwise by any Person (which includes a “person” as such term is defined in Section 13(d)(3) of the Exchange Act) other than Parent or Merger Sub (a “Third Party”); (ii) the acquisition by a Third Party of twenty percent (20%) or more of the assets of the Company and its Subsidiaries taken as a whole; (iii) the acquisition by a Third Party of twenty percent (20%) or more of the outstanding Common Stock or the issuance by the Company of capital stock containing terms which are inconsistent with the consummation of the transactions contemplated by this Agreement; (iv) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend; (v) the repurchase by the Company or any of its Subsidiaries of more than twenty percent (20%) of the outstanding Shares; or (vi) the acquisition by the Company or any of its Subsidiaries by merger, joint venture or otherwise of any Person, or any purchase of stock or assets or acquisition of any direct or indirect ownership interest or investment in any business such that, after such acquisition, the Company and its Subsidiaries’ interest or investment in such business’s annual revenues, net income or assets is greater than or equal to twenty percent (20%) of the annual revenues, net income or assets of the Company.

Section 6.5 Resignation of Directors. Prior to the Effective Time, the Company shall deliver to Parent evidence satisfactory to Parent of the resignation of all directors of the Company and, as specified by Parent reasonably in advance of the Closing, all directors of the Company’s Subsidiaries, in each case, effective as of the Effective Time.

Section 6.6 WARN Act. The Company shall not, at any time prior to the Effective Time, without the written consent of Parent and without complying fully with the notice and other requirements of the WARN Act, effectuate (1) a “plant closing” as defined in the WARN Act affecting any site of employment or one or more facilities or operating units within any site of employment of the Company or its Subsidiaries; or (2) a “mass layoff” as defined in the WARN Act affecting any site of employment of the Company or its Subsidiaries; or (3) any similar action under applicable state or foreign Law requiring notice to employees in the event of a plant closing or layoff.

ARTICLE VII

COVENANTS OF PARENT AND MERGER SUB

Section 7.1 Voting of Shares. Each of Parent and Merger Sub agrees to vote all Shares beneficially owned by it, and to cause all Shares beneficially owned by any of their respective Affiliates that are (i) controlled by Parent or Merger Sub or (ii) members of the Company’s Board of Directors to be voted, in favor of adoption of this Agreement at the Company Stockholders Meeting.

Section 7.2 Director and Officer Liability. The Surviving Corporation shall honor all of the Company’s and its Subsidiaries obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) the present and former officers and directors of the Company or its Subsidiaries in respect of acts or omissions occurring or alleged to occur prior to or at the Effective Time to the extent provided under the DGCL, the Company’s certificate of incorporation and bylaws in effect on the date hereof or any indemnification agreements in effect on the date hereof, and such obligations shall survive the Merger and shall continue in full force and effect from the Effective Time until the expiration of all applicable statutes of limitation with respect to any claims against such directors or officers arising out of such acts or omissions. Any determination required to be made with respect to whether the conduct of an individual seeking indemnification has complied with the standards set forth under applicable Law shall be made by independent counsel mutually acceptable to the Surviving Corporation and such individual. For a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained the current policies of officers’ and directors’ liability insurance maintained by the Company or its Subsidiaries; provided, however, that the Surviving Corporation may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amount containing terms and conditions that are no less favorable. Parent shall guarantee, and be jointly and severally liable for, the obligations of the Surviving Corporation pursuant to this Section 7.2. For the avoidance of doubt, such Parent guarantee shall only be effective if the Closing occurs. This Section 7.2 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, present or former directors or officers of the Company or its Subsidiaries and their respective heirs and personal representatives and shall be binding on Parent and the Surviving Corporation and their respective successors and assigns. The agreements and covenants contained in this Section 7.2 shall not be deemed to be exclusive of any other rights to which any such present or former director or officer is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 7.2 is not in substitution for any such claims under any such policies. If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and will not be the continuing or surviving corporation or entity or (ii) transfers or conveys substantially all of its properties and assets to any Person, then and in each case to the extent reasonably necessary, proper actions shall be taken so that the applicable successor or assign assumes the obligations set forth in this Section 7.2.

ARTICLE VIII

ADDITIONAL COVENANTS OF PARENT, MERGER SUB AND THE COMPANY

Section 8.1 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each party will: (a) use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement; provided, however, that in no event shall the Company or any of its Subsidiaries be required to pay, prior to the Effective Time, any fee, penalty or other consideration to obtain any consent, approval or waiver required for the consummation of the Merger under any Contract other than de minimis amounts or if Parent and Merger Sub have provided adequate assurance of repayment; and (b) refrain from taking, directly or indirectly, any action which would impair such party’s ability to consummate the Merger and the other transactions contemplated hereby. Without limiting the foregoing, the Company shall use its reasonable best efforts to (i) take all action necessary or desirable so that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger or any of the other transactions contemplated by this Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to any of the foregoing, take all action necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

Section 8.2 Consents and Approvals. The parties shall cooperate with one another in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material Contracts, in connection with the consummation of the transactions contemplated by this Agreement. Subject to the terms and conditions of this Agreement, each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, will, and will cause its respective Subsidiaries, if any, to, use commercially reasonable efforts to obtain (and will cooperate with each other in obtaining) any such consent, approval, waiver, authorization or order of, or any exemption by, (i) any Governmental Authority or, (ii) where the absence of the same would have a Material Adverse Effect, any private third party; provided, however, that in no event shall the Company or any of its Subsidiaries be required to pay, prior to the Effective Time, any fee, penalty or other consideration to obtain any consent, approval or waiver required for the consummation of the Merger under any Contract other than de minimis amounts or if Parent and Merger Sub have provided adequate assurance of repayment. Notwithstanding any provision herein to the contrary, the parties acknowledge and agree that intended pre-Closing activities and arrangements of the parties (i) with respect to the 2011 Notes are set forth in Section 8.6 (to the extent that Parent elects to implement such arrangements) and (ii) with respect to other Contracts are set forth on Section 8.2 of the Disclosure Letter.

Section 8.3 Certain Filings.

(a) Securities Laws. The Company, Parent and Merger Sub shall use their respective reasonable best efforts to take or cause to be taken such actions as may be required to be taken under the Exchange Act, the Securities Act and any other federal securities Laws, and under any applicable state securities or Blue Sky Laws in connection with the Merger and the other transactions contemplated hereby, including the Company Proxy Statement and the Schedule 13E-3.

(b) Company Proxy Statement; Schedule 13E-3. In connection with the Merger and the Company Stockholders Meeting, the Company shall prepare and file with the SEC the Company Proxy Statement and the Schedule 13E-3 relating to the Merger and the other transactions contemplated by this Agreement and shall use its reasonable best efforts to respond to the comments of the SEC and to cause the Company Proxy Statement to be mailed to the Company’s stockholders, all as promptly as practicable; provided, however, that prior to the filing of the Company Proxy Statement and the Schedule 13E-3, the Company shall consult with Parent with respect to such filings and shall afford Parent or its representatives reasonable opportunity to comment thereon. Parent shall provide the Company with any information for inclusion in the Company Proxy Statement and the Schedule 13E-3 which may be required under applicable Law and which is reasonably requested by the Company. The Company shall promptly notify Parent of the receipt of comments of the SEC and of any request from the SEC for amendments or supplements to the Company Proxy Statement or the Schedule 13E-3 or for additional information, and will promptly supply Parent with copies of all correspondence between the Company or its representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Company Proxy Statement, the Schedule 13E-3 or the Merger. If at any time prior to the Company Stockholders Meeting any event should occur which is required by applicable Law to be set forth in an amendment of, or a supplement to, the Company Proxy Statement or the Schedule 13E-3, the Company will promptly inform Parent. In such case, the Company, with the cooperation of Parent, will, upon learning of such event, promptly prepare and mail such amendment or supplement; provided, however, that prior to such mailing, the Company shall consult with Parent with respect to such amendment or supplement and shall afford Parent or its representatives reasonable opportunity to comment thereon. The Company will notify Parent at least 48 hours prior to the mailing of the Company Proxy Statement, or 24 hours prior to the mailing of any amendment or supplement thereto, to the stockholders of the Company.

(c) Provided Information. The information supplied by each of the Company and Parent for inclusion in any filing with the SEC, including, but not limited to, the Company Proxy Statement and the Schedule 13E-3, shall not, in the case of the Schedule 13E-3 as of the date thereof, the date of any amendment thereto, and as of the Effective Time, and in the case of the Company Proxy Statement, as of the time the Company Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, as of the time of the Company Stockholders Meeting, or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 8.4 HSR Act. The Company and Parent shall use their respective reasonable best efforts to file as soon as practicable (but, in any event, no more than ten (10) Business Days after the date hereof) notifications under the HSR Act and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any state attorney general or other Governmental Authority in connection with antitrust matters.

Section 8.5 Financing.

(a) Parent and Merger Sub shall use commercially reasonable efforts to obtain the Financing on the terms and conditions set forth in the Financing Letters (taking into account any “flex” provisions contained therein) prior to the Terminal Date. The Company agrees to provide, and will use commercially reasonable efforts to cause its Subsidiaries, its officers, employees, representatives and advisors (including legal and accounting) to provide, at Parent’s expense, such cooperation reasonably requested by Parent and Merger Sub in connection with the Financing or any other financing, including using commercially reasonable efforts to cause (a) upon reasonable advance notice by Parent, appropriate officers and employees to be available on a customary basis for meetings, including management presentations and “road show” appearances, and the preparation of disclosure documents in connection with any such financing and (b) its independent accountants and counsel to provide assistance to Parent and Merger Sub for fees consistent with the Company’s existing arrangements with such accountants and counsel.

(b) In the event that any portion of the Financing contemplated by the Financing Letters becomes unavailable otherwise than due to the breach of representations and warranties or covenants of the Company or a failure of a condition to be satisfied by the Company, Parent and Merger Sub shall use commercially reasonable efforts to arrange alternative financing from the same or other sources on terms that are no more adverse to the ability of Parent and Merger Sub to consummate the transactions contemplated hereby; provided, however, that neither Parent nor Merger Sub shall be required to obtain any alternative financing on economic terms that are less favorable to Merger Sub in any event than those set forth in the Financing Letters (taking into account any “flex” provisions contained therein).

Section 8.6 Debt Tender.

(a) Provided that this Agreement shall not have been terminated in accordance with Section 10.1, the Company shall, upon receiving any written request by Parent to do so, promptly commence or cause to be commenced an offer to purchase, and a related consent solicitation (the “Consent Solicitation”) with respect to, all of the outstanding aggregate principal amount of PETCO Animal Supplies Stores, Inc.’s 10.75% Senior Subordinated Notes due 2011 (the “2011 Notes”) on price terms that are acceptable to Parent and such other customary terms and conditions as are reasonably acceptable to the Company and Parent (including the related consent solicitation, the “Debt Offer”); provided, however, in lieu of the Debt Offer, if Parent so elects, immediately prior to the Closing and using funds provided (or caused to be provided) by Parent, the Company shall effect, or cause to be effected, a covenant defeasance of the 2011 Notes pursuant to Section 8.03 of the Indenture, dated as of October 26, 2001, by and among PETCO Animal Supplies Stores, Inc., U.S. Bank N.A., as trustee, and the guarantors thereto (as amended, supplemented or otherwise modified, the “Indenture”) governing the 2011 Notes. The Consent Solicitation shall seek to obtain the waiver of and eliminate all of the restrictive covenants contained in the Indenture (as reasonably agreed to by the Company and Parent and in a manner consistent with the provisions set forth on Section 8.6 of the Disclosure Letter and as are reasonably required to consummate the transactions contemplated hereby, including the Financing). The Company shall waive any of the conditions to the Debt Offer as may be reasonably requested by Parent (other than the condition that the Debt Offer is conditioned on the Closing of the Merger and the transactions contemplated hereby), so long as such waivers would not cause the Debt Offer to violate the Exchange Act, the Trust Indenture Act of 1939, as amended, or any other applicable Law, and shall not, without the consent of Parent, waive any condition to the Debt Offer or make any changes to the terms and conditions of the Debt Offer other than as agreed between Parent and the Company.

(b) The Company covenants and agrees that, immediately following the consent expiration date, assuming the requisite consents are received, it shall cause PETCO Animal Supplies Stores, Inc. to execute a supplemental indenture to the indenture governing the 2011 Notes, which supplemental indenture shall implement the amendments set forth in the Offer Documents and shall become operative immediately prior to the Effective Time, subject to the terms and conditions of this Agreement (including the conditions to the Debt Offer). Concurrent with the Closing, Parent shall cause the Company to accept for payment and, using funds provided (or caused to be provided) by Parent, thereafter promptly pay for properly tendered and not withdrawn 2011 Notes. Parent hereby covenants and agrees to provide (or to cause to be provided) immediately available funds to the Company for the full payment at the Closing of all properly tendered and not withdrawn 2011 Notes.

(c) Promptly upon receiving any written request by Parent to do so, the Company shall prepare or cause to be prepared all necessary and appropriate documentation in connection with the Debt Offer, including the offer to purchase, related letter of transmittal and other related documents (collectively, the “Offer Documents”). Parent and the Company shall cooperate with each other in the preparation of the Offer Documents. All mailings to the holders of the 2011 Notes in connection with the Debt Offer shall be subject to the prior review and comment by the Company and Parent and shall be reasonably acceptable to each of them. If at any time prior to the completion of the Debt Offer any information in the Offer Documents should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Offer Documents, so that the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be disseminated to the holders of the 2011 Notes. Notwithstanding anything to the contrary in this Section 8.6, the Company shall comply with the requirements of Rule 14e-1 under the Exchange Act, the Trust Indenture Act of 1939, as amended, and any other applicable Law to the extent such Laws are applicable in connection with the Debt Offer. Notwithstanding anything herein to the contrary, as a condition precedent to its obligations to consummate the Debt Offer, the Company shall have obtained any and all requisite consents, as determined in its reasonable discretion, necessary to consummate the Debt Offer under all agreements governing the outstanding indebtedness evidenced under and pursuant to that certain Credit Agreement, dated as of January 13, 2005, by and among the Company, PETCO Animal Supplies Stores, Inc., the financial institutions party thereto as lenders, Wells Fargo Bank, National Association, as sole lead arranger, book runner and administrative agent for the lenders, Bank of America N.A., as syndication agent, and U.S. Bank National Association and Union Bank of California, N.A., as co-documentation agents.

(d) In the event that this Agreement is terminated pursuant to Section 10.1 other than as a result of a breach of this Agreement by the Company, then the Parent shall promptly reimburse the Company for any reasonable out-of-pocket costs, fees and expenses incurred by the Company or its Subsidiaries in connection with the Debt Offer and shall indemnify the Company for any liabilities incurred by the Company pursuant to the Debt Offer, except to the extent that the Company’s actions are inconsistent with the written instructions of Parent or the terms of this Section 8.6.

Section 8.7 Public Announcements. The parties will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby, and, except for any press release or public statement as may be required by applicable Law or any stock exchange or interdealer quotation system listing agreement, will not issue any such press release or make any such public statement without the consent of the other parties.

Section 8.8 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company.

Section 8.9 Notices of Certain Events. Each of the parties hereto shall promptly notify the other party of:

(i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would reasonably be expected to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect;

(ii) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy, or the occurrence or nonoccurrence of any event, the occurrence or nonoccurrence of which would reasonably be expected to cause the failure by such party to comply with or satisfy, any covenant, condition or agreement to be complied with or satisfied by it hereunder;

(iii) the receipt by such party of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iv) the receipt by such party of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(v) any actions, suits, claims, investigations or proceedings commenced or, to the best of such party’s knowledge threatened against, or affecting such party which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement or which relate to the consummation of the transactions contemplated by this Agreement.

Section 8.10 Confidentiality Agreement. The parties acknowledge the Confidentiality Agreement, which agreement shall be deemed incorporated herein as if it were set forth in its entirety, shall continue in full force and effect in accordance with its terms and be unaffected by any termination of this Agreement.

ARTICLE IX

CONDITIONS TO THE MERGER

Section 9.1 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of the following conditions:

(a) This Agreement shall have been approved and adopted in accordance with the DGCL by the affirmative vote of the holders of a majority of the outstanding Shares;

(b) Any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated; and

(c) No provision of any applicable Law and no judgment, order, decree or injunction shall make illegal, delay materially or otherwise prohibit or restrain the consummation of the Merger; provided, however, that the Company, Parent and Merger Sub shall each use its reasonable best efforts to have any such judgment, order, decree or injunction vacated.

Section 9.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of the following further conditions:

(a) The Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time; the representations and warranties of the Company contained in this Agreement (i) set forth in Sections 4.2 and 4.5 shall be true and correct in all respects (except, in the case of Section 4.5, for inaccuracies that are de minimis in the aggregate) on the date hereof and as of the Effective Time as if made at and as of such time and (ii) other than those described in clause (i) above, shall be true and correct in all respects on the date hereof and as of the date of the Effective Time as if made at and as of such time (without giving effect to any qualification as to “materiality” or “Material Adverse Effect” set forth herein), except in the case of this clause (ii) where the failure to be so true and correct does not constitute a Material Adverse Effect, provided that representations made as of a specific date shall be required to be so true and correct (subject to such qualifications) as of such date only; and Parent and Merger Sub shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

(b) The aggregate number of Shares at the Effective Time, the holders of which have demanded purchase of their Shares in accordance with the provisions of Section 262 of the DGCL, shall not equal 10% or more of the Shares outstanding as of the record date for the Company Stockholders Meeting.

(c) Since the date of this Agreement, there shall not have occurred and be continuing any change, event, occurrence, development or circumstance which, individually or in the aggregate, constitutes a Material Adverse Effect.

Section 9.3 Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction or waiver of the following further condition:

(a) Parent and Merger Sub shall have performed in all material respects all of its obligations hereunder required to be performed by them at or prior to the Effective Time; the representations and warranties of Parent and Merger Sub contained in this Agreement which are qualified as to materiality shall be true and all representations and warranties not so qualified shall be true in all material respects on the date hereof and as of the Effective Time as if made at and as of such time, provided that representations made as of a specific date shall be required to be so true and correct (subject to such qualifications) as of such date only; and the Company shall have received a certificate signed by the President or any Vice President of Parent and Merger Sub to the foregoing effect.

(b) The Company shall have received a solvency opinion rendered by a firm of nationally recognized reputation in such area. Such opinion shall be in form and substance similar to the opinion to such effect provided by a firm of nationally recognized reputation in such area to the lenders referred to in the Financing Letters, and otherwise as reasonably acceptable to the Company.

(c) Consistent with Section 2.3(a), Parent shall have caused to be deposited with the Disbursing Agent cash in an aggregate amount sufficient to pay the Merger Consideration in respect of all Merger Shares plus cash to pay for Company Restricted Stock Units and Company Options pursuant to Section 2.6.

ARTICLE X

TERMINATION

Section 10.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a) by mutual written consent of the Company, on the one hand, and Parent and Merger Sub, on the other hand;

(b) by either the Company or Parent, if the Merger has not been consummated on or prior to November 30, 2006 (the “Terminal Date”); provided, however, that neither party shall have the right to terminate this Agreement if (i) such party seeking to terminate this Agreement pursuant to this Section 10.1(b) is then in breach of any of its representations, warranties or obligations under this Agreement which are qualified as to materiality, or is then in breach in any material respect of any of its representations, warranties or obligations under this Agreement which are not so qualified, and (ii) such breach caused or resulted in the failure of the Merger to occur on or before the Terminal Date;

(c) by either the Company or Parent, if Parent and Merger Sub (in the case of termination by the Company) or the Company (in the case of termination by Parent) shall have breached any of its covenants or obligations under this Agreement which are qualified as to materiality, or breached in any material respect any of its covenants or obligations under this Agreement which are not so qualified, or any representation or warranty under this Agreement of Parent and Merger Sub (in the case of termination by the Company) or of the Company (in the case of termination by Parent) shall have been incorrect as to those which are qualified as to materiality or incorrect in any material respect as to those which are not so qualified, when made or at the Effective Time, such that (i) in the case of a breach by the Company, the conditions set forth in Section 9.2(a) would not be satisfied and such breach is not capable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (A) twenty (20) Business Days following notice of such breach to the Company and (B) the Terminal Date; or (ii) in the case of a breach by Parent and Merger Sub, the conditions set forth in Section 9.3(a) would not be satisfied and such breach is not capable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (I) twenty (20) Business Days following notice of such breach to Parent and Merger Sub and (II) the Terminal Date; provided, that the party terminating pursuant to this Section 10.1(c) shall not be, at the time of such termination, in material breach of any of its covenants or obligations hereunder;

(d) by either the Company or Parent, if any court of competent jurisdiction in the United States or other United States federal or state Governmental Authority shall have issued a final order, decree or ruling, or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(d) shall not be available to any party whose breach of any provision of this Agreement results in the imposition of such order, decree, ruling or other action;

(e) by Parent (i) if prior to the consummation of the Merger, the Independent Committee or the Board of Directors of the Company shall have withdrawn, or modified or changed in a manner adverse to Parent and Merger Sub its approval or recommendation of this Agreement or the Merger or shall have recommended or approved a Third Party Acquisition; (ii) if there shall have occurred a Third Party Acquisition; (iii) if the Company shall have effected, or entered into an agreement to effect, a Third Party Acquisition; or (iv) if the Company or any of the Company Representatives shall have breached in any material respect any of the provisions of Section 6.4, or if the Company shall have breached in any material respect any of its obligations under Sections 6.2 or 6.3;

(f) by the Company if the Company simultaneously enters into a definitive agreement for a Superior Proposal in accordance with, and has otherwise complied with all the terms of, Section 6.4, including the notice provisions therein, and the Company makes payment of the Termination Fee and, as provided in Section 10.2(a), the reimbursement of Expenses;

(g) by either the Company or Parent if, upon a vote taken thereon at the Company Stockholders Meeting or any postponement or adjournment thereof, the requisite stockholder vote in favor of the adoption of this Agreement shall not have been obtained; or

(h) by the Company if Parent does not (i) satisfy the condition set forth in Section 9.3(c) within five (5) Business Days after notice by the Company to Parent that the conditions set forth in Sections 9.1 and 9.2 are satisfied (or, upon an immediate Closing, would be satisfied as of such Closing) and (ii) proceed immediately thereafter to give effect to a Closing; provided, however, that the Company shall have no right to terminate this Agreement pursuant to this Section 10.1(h) based upon a notice which is delivered prior to October 2, 2006.

The party desiring to terminate this Agreement pursuant to Sections 10.1(b) through (h) shall give written notice of such termination to the other party in accordance with Section 11.1.

Section 10.2 Termination Fee.

(a) Notwithstanding any other provision of this Agreement, if this Agreement is terminated pursuant to either of Sections 10.1(e)(iii) or 10.l(f), then the Company shall (i) immediately pay to Parent a break-up fee of $50,000,000 (the “Termination Fee”) and (ii) reimburse the Expenses of Parent and Merger Sub (which reimbursement shall in no event exceed $3,000,000 in the aggregate and shall be payable to Parent within two (2) Business Days following the date of such termination); provided, however, if this Agreement is terminated pursuant to and in accordance with Section 10.1(f) prior to 12:01 a.m. (EST) on July 20, 2006, then, in that instance only, the Termination Fee immediately payable to Parent shall be $30,000,000, plus $3,000,000 as a reimbursement of Expenses of Parent and Merger Sub (provided that no supporting documentation shall be required by the Company with respect to such Expense reimbursement). In addition, if this Agreement is terminated pursuant to Section 10.1(e)(iv) or 10.1(g), then in the event that, after the date hereof and prior to the vote taken on this Agreement and the Merger at the Company Stockholders Meeting or any postponement or adjournment thereof, any Third Party shall have made public and not withdrawn a proposal with respect to a Third Party Acquisition and within twelve (12) months following the termination of this Agreement such Third Party Acquisition occurs, or within six (6) months following the termination of this Agreement the Company enters into an agreement to effect such Third Party Acquisition, then the Company shall immediately pay to Parent the Termination Fee.

(b) If this Agreement is terminated by Parent pursuant to Section 10.1(c), then the Company shall pay, or reimburse Parent and Merger Sub, within two (2) Business Days of submission of one or more statements therefor, accompanied by reasonable supporting documentation, for the amount of all out-of-pocket costs, fees and expenses reasonably incurred by any of them or on their behalf arising out of, in connection with, or related to this Agreement, the Merger and the consummation of all transactions contemplated by this Agreement (including HSR Act and other filing fees, fees and expenses of printers, accountants, financial advisors, attorneys, consultants and appraisers, or any Person providing or proposing to provide any portion of the Financing, as well as commitment and other fees, charges and expenses of any such Person) (the “Expenses”); provided, that the Company’s aggregate payments and reimbursements pursuant to this Section 10.2(b) shall in no event exceed $3,000,000.

(c) In the event that this Agreement is terminated by the Company pursuant to Section 10.1(c) or 10.1(h), then Merger Sub shall pay $50,000,000 (the “Merger Sub Termination Fee”) to the Company or as directed by the Company as promptly as reasonably practicable (and, in any event, within two (2) Business Days following such termination), payable by wire transfer of same day funds. Under no circumstances shall the Merger Sub Termination Fee be payable more than once pursuant to this Section 10.2(c) and provided further that the provisions of this Section 10.2(c) shall be subject to Section 10.2(d).

(d) Notwithstanding anything to the contrary contained in this Agreement, Parent’s right to terminate this Agreement and receive, as applicable, the payment of the Termination Fee pursuant to 10.2(a) and the amounts payable pursuant to Section 10.2(b) shall be the sole and exclusive remedy of Parent and Merger Sub against the Company and its Subsidiaries and any of their respective Affiliates, stockholders, partners, members, directors, officers or agents. Upon the payment, as applicable, of the Termination Fee pursuant to 10.2(a) and the amounts payable pursuant to Section 10.2(b), none of the Company and its Subsidiaries or any of their respective Affiliates, stockholders, partners, members, directors, officers or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained in this Agreement, the Company’s right to terminate this Agreement and receive payment, as applicable, of the Merger Sub Termination Fee pursuant to Section 10.2(c) or the guarantee thereof set forth in the guarantees executed by GEI and TPG and any amounts payable pursuant to Sections 8.5(a) (solely with respect to the Company’s reasonable out-of-pocket expenses) and 8.6(d) shall be the sole and exclusive remedy of the Company and its Subsidiaries against Parent, Merger Sub and any of their respective Affiliates, stockholders, partners, members, directors, officers or agents. Upon the payment, as applicable, of the Merger Sub Termination Fee in accordance with Section 10.2(c) or the guarantee thereof set forth in the guarantees executed by GEI and TPG and any amounts payable pursuant to Sections 8.5(a) (solely with respect to the Company’s reasonable out-of-pocket expenses) and 8.6(d), none of Parent, Merger Sub or any of their respective Affiliates, stockholders, partners, members, directors, officers or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

Section 10.3 Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that the agreements contained in Sections 8.5(a) (solely with respect to the Company’s reasonable out-of-pocket expenses), 8.6(d), 8.10, 10.2, this Section 10.3 and Article XI, which shall survive the termination hereof; provided, however, that, except as set forth in Section 10.2(d), nothing contained herein shall relieve any party from liability from any willful and material breach hereof.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given:

if to Parent or Merger Sub:

c/o Leonard Green & Partners, L.P.

11111 Santa Monica Boulevard, Suite 2000

Los Angeles, California 90025

Attention: John Baumer

Telephone: (310) 954-0444

Facsimile: (310) 954-0404

and

c/o Texas Pacific Group

345 California Street, 33rd Floor

San Francisco, California 94104

Attention: Carrie Wheeler

Telephone: (415) 743-1500

Facsimile: (415) 743-1501

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue, Suite 3400

Los Angeles, California 90071-3144

Attention: Nicholas P. Saggese, Esq.

Telephone: (213) 687-5000

Facsimile: (213) 687-5600

if to the Company:

PETCO Animal Supplies, Inc.

9125 Rehco Road

San Diego, California 92121

Attention: General Counsel

Telephone: (858) 202-7829

Facsimile: (858) 526-2828

with a copy (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP

501 West Broadway, Suite 1100

San Diego, California 92101

Attention: David R. Snyder, Esq.

Telephone: (619) 234-5000

Facsimile: (619) 236-1995

or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate telecopy confirmation is received or (ii) if given by any other means when delivered at the address specified in this Section 11.1.

Section 11.2 Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall survive until (but not beyond) the Effective Time. This Section 11.2 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 11.3 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed by each party, in the case of an amendment by the Company, Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after the adoption of this Agreement by the stockholders of the Company, there shall be no amendment that by applicable Law requires further approval by the stockholders of the Company without the further approval of such stockholders.

(b) No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 11.4 Expenses. Except as provided in Sections 8.5(a) (solely with respect to the Company’s reasonable out-of-pocket expenses), 8.6(d) and 10.2, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 11.5 Successors and Assigns; Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto except that Parent or Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any funds affiliated with either GEI or TPG, or to any, direct or indirect, wholly owned subsidiary of either of them or both of them.

Section 11.6 Governing Law. This Agreement shall be construed in accordance with and governed by the Law of the State of Delaware, without regard to conflicts of law principles thereof.

Section 11.7 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts (and by facsimile signature), each of which shall be an original, with the same effect as if the original signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed (including by facsimile signature) by all of the other parties hereto.

Section 11.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 11.9 Specific Performance; Jurisdiction. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions pursuant thereto as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties. Subject to Section 10.2(d), it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Delaware state court or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Delaware state court or any court of the United States located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Delaware state court or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware and (iv) consents to service being made through the notice procedures set forth in Section 11.1. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 11.1 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

Section 11.10 Entire Agreement; No Third-Party Beneficiaries. This Agreement, (i) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (ii) except for the provisions of Article II and Section 7.2, is not intended to confer upon any Person other than the parties any rights or remedies.

Section 11.11 “Knowledge”. As used in Article IV hereof, all references to the knowledge of the Company shall refer to the actual knowledge of James M. Myers or Rodney Carter, in each case after inquiry of the General Counsel of the Company as to matters he deemed appropriate.

Section 11.12 Construction. The parties agree that the terms and language of this Agreement were the result of negotiations between the parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

[SIGNATURE PAGE FOLLOWS]

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PETCO ANIMAL SUPPLIES, INC.

By:	/s/ DAVID APPEL
Name:	David Appel
Title:	Chairman, Independent Committee of the Board of Directors

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

ROVER HOLDINGS CORP.

By:	/s/ JOHN BAUMER
Name:	John Baumer
Title:	Vice President

ROVER ACQUISITION CORP.

By:	/s/ JOHN BAUMER
Name:	John Baumer
Title:	Vice President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

Annex B

July 13, 2006

The Committee of Independent Directors

PETCO Animal Supplies, Inc.

8200 East Maplewood Avenue

Greenwood Village, CO 80111

Dear Members of the Committee:

We understand that PETCO Animal Supplies, Inc., a Delaware corporation (the “Company”) proposes to enter into a transaction whereby Rover Holdings Corp., a Delaware corporation (“Parent”) (which is wholly owned by Green Equity Investors IV, L.P. and TPG Partners V, L.P.), will acquire the Company. Pursuant to the terms of an Agreement and Plan of Merger, draft dated as of July 13, 2006, (the “Merger Agreement”) among the Company, Parent, and Rover Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), (i) Merger Sub will be merged with and into the Company (the “Merger”), and (ii) in connection with the Merger, each outstanding share of the common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) will be converted into the right to receive $29.00 in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the Company Common Stock (other than Green Equity Investors IV, L.P. and TPG Partners V, L.P. or their respective affiliates) of the Merger Consideration to be received by such holders in the Merger.

UBS Securities LLC (“UBS”) has acted as financial advisor to the Committee of Independent Directors of the Company (the “Committee”) in connection with the Merger and will receive a fee for its services, a portion of which is payable in connection with rendering this opinion and a significant portion of which is contingent upon consummation of the Merger. In the past, UBS and its affiliates have provided investment banking services to the Company, unrelated to the proposed Merger, for which UBS and its affiliates have received compensation. UBS and its affiliates have previously provided investment banking services to Leonard Green & Partners, L.P., Texas Pacific Group and certain of their respective affiliates, for which UBS and its affiliates received compensation. In the ordinary course of business, UBS, its successors and affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of the Company and, accordingly, may at any time hold a long or short position in such securities.

Our opinion does not address the relative merits of the Merger as compared to other transactions that might be available with respect to the Company, nor does it address the Company’s underlying business decision to effect the Merger. Our opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote or act with respect to the Merger. At your direction, we have not been asked to, nor do we, offer any opinion as to the terms, other than the Merger Consideration to the extent expressly specified herein, of the Merger Agreement or the form of the Merger. In rendering this opinion, we have assumed, with your consent, that (i) the final executed form of the Merger Agreement does not differ in any material respect from the draft that we have examined, (ii) Parent, Merger Sub and the Company will comply with all the material terms of the Merger Agreement, and (iii) the Merger will be consummated in accordance with the terms of the Merger Agreement without any adverse waiver or amendment of any material term or condition thereof. We have also assumed that all governmental, regulatory, or other consents and approvals necessary for the consummation of the Merger will be obtained without any material adverse effect on the Company and/or the Merger.

B-1

We understand that the Company received a proposal for a strategic transaction from a third party on April 17th, 2006 while it was considering a proposal that ultimately led to the Merger Agreement, and that the Committee subsequently engaged in discussions and negotiations with such third party regarding the proposed strategic transaction. Although to date we have not been authorized by the Committee to solicit, and we have not solicited, indications of interest in a business combination with the Company from any party, we participated in discussions and negotiations with the third party who proposed the strategic transaction referenced above.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to the Company; (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of the Company that were provided to us by the Company and not publicly available, including draft financial forecasts and estimates prepared by management of the Company and provided to us on May 8, 2006 and final financial forecasts and estimates prepared by management of the Company and provided to us on June 15, 2006; (iii) conducted discussions with members of the senior management of the Company concerning the business and financial prospects of the Company; (iv) reviewed publicly available financial and stock market data with respect to certain other companies we believe to be generally relevant; (v) compared the financial terms of the Merger with the publicly available financial terms of certain other transactions we believe to be generally relevant; (vi) reviewed current and historical market prices of the Company Common Stock; (vii) reviewed the Merger Agreement; and (viii) conducted such other financial studies, analyses, and investigations, and considered such other information, as we deemed necessary or appropriate.

In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the information reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates referred to above, you have directed us to rely on the financial forecasts and estimates provided to us on June 15, 2006, and we have assumed, at your direction, that such financial forecasts and estimates have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of management of the Company as to the future performance of the Company. In addition we have assumed, with your approval, that the future financial results referred to in the financial forecasts and estimates provided to us on June 15, 2006 will be achieved at the times and in the amounts projected by the management of the Company. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of the Company Common Stock (other than Green Equity Investors IV, L.P. and TPG Partners V, L.P. or their respective affiliates) in the Merger, is fair, from a financial point of view, to such holders.

This opinion is provided for the benefit of the Committee in connection with, and for the purpose of, its consideration of the Merger.

Very truly yours,

UBS SECURITIES LLC

By:	/s/ EVAN WINKLER	By:	/s/ IAN SPAULDING
	Name: Evan Winkler Title: Executive Director		Name: Ian Spaulding Title: Associate Director

B-2

Annex C

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262 APPRAISAL RIGHTS.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

SPECIAL MEETING OF STOCKHOLDERS OF

PETCO ANIMAL SUPPLIES, INC.

October 23, 2006

PROXY VOTING INSTRUCTIONS

MAIL—Date, sign and mail your proxy card in the envelope provided as soon as possible.

- OR -

TELEPHONE—Call toll-free 1-800-PROXIES

(1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

- OR -

INTERNET—Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER

ACCOUNT NUMBER

¯ Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.¯

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSALS. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

			FOR	AGAINST	ABSTAIN

1. Proposal to adopt the Agreement and Plan of Merger, dated as of July 13, 2006, by and among PETCO Animal Supplies, Inc., Rover Holdings Corp. and Rover Acquisition Corp., a wholly owned subsidiary of Rover Holdings Corp., pursuant to which Rover Acquisition Corp. will be merged with and into PETCO Animal Supplies, Inc. and each share of common stock of PETCO Animal Supplies, Inc. outstanding immediately prior to the merger (other than shares held by Rover Holdings Corp., Rover Acquisition Corp. or PETCO Animal Supplies, Inc. (or any of its subsidiaries) and other than shares held by stockholders properly exercising appraisal rights in accordance with Section 262 of the Delaware General Corporation Law) will be converted into the right to receive $29.00 in cash, without interest.

			☐	☐	☐

			FOR	AGAINST	ABSTAIN
		2. To approve postponements or adjournments of the special meeting, if necessary, to solicit additional proxies.	☐	☐	☐

3. In their discretion, the proxy holders are authorized to vote upon any other business that may properly come before the special meeting, including any adjournments or postponements of the meeting.
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PETCO ANIMAL SUPPLIES INC.

SPECIAL MEETING OF STOCKHOLDERS

October 23, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints James M. Myers and Darragh J. Davis, and each or either of them, as proxy holders with power to appoint his or her substitute, and hereby authorizes the proxy holders to represent and vote, as designated on the reverse side of this proxy card, all of the shares of Common Stock of PETCO Animal Supplies, Inc. which the undersigned is entitled to vote at the Special Meeting of Stockholders to be held on October 23, 2006 at 10:00 a.m. local time or any adjournment or postponement thereof, upon the matters set forth in the Notice of Special Meeting of Stockholders dated September 18, 2006 and the attached proxy statement, copies of which have been received by the undersigned, and in their discretion upon any other business as may properly come before the meeting or any adjournment or postponement of the meeting.

The proxy holders are directed to vote as specified on the reverse side. Except as specified to the contrary on the reverse side, the shares represented by this proxy will be voted FOR each of the proposals.

(Continued and to be signed on the reverse side)

SPECIAL MEETING OF STOCKHOLDERS OF

PETCO ANIMAL SUPPLIES, INC.

October 23, 2006

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

¯ Please detach along perforated line and mail in the envelope provided. ¯

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSALS. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

			FOR	AGAINST	ABSTAIN

1. Proposal to adopt the Agreement and Plan of Merger, dated as of July 13, 2006, by and among PETCO Animal Supplies, Inc., Rover Holdings Corp. and Rover Acquisition Corp., a wholly owned subsidiary of Rover Holdings Corp., pursuant to which Rover Acquisition Corp. will be merged with and into PETCO Animal Supplies, Inc. and each share of common stock of PETCO Animal Supplies, Inc. outstanding immediately prior to the merger (other than shares held by Rover Holdings Corp., Rover Acquisition Corp. or PETCO Animal Supplies, Inc. (or any of its subsidiaries) and other than shares held by stockholders properly exercising appraisal rights in accordance with Section 262 of the Delaware General Corporation Law) will be converted into the right to receive $29.00 in cash, without interest.

			☐	☐	☐

			FOR	AGAINST	ABSTAIN
		2. To approve postponements or adjournments of the special meeting, if necessary, to solicit additional proxies.	☐	☐	☐

3. In their discretion, the proxy holders are authorized to vote upon any other business that may properly come before the special meeting, including any adjournments or postponements of the meeting.
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.